   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 1999

                                                 REGISTRATION NO. 333-  -
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            USINTERNETWORKING, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    7379                                   522078325
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                            ------------------------

                                 ONE USI PLAZA
                         ANNAPOLIS, MARYLAND 21401-7478
                                 (410) 897-4400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                             WILLIAM T. PRICE, ESQ.
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                 ONE USI PLAZA
                         ANNAPOLIS, MARYLAND 21401-7478
                                 (410) 897-4400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

                           JOHN D. WATSON, JR., ESQ.
                                LATHAM & WATKINS
                   1001 PENNSYLVANIA AVENUE, N.W., SUITE 1300
                              WASHINGTON, DC 20004
                                 (202) 637-2200
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                    AMOUNTS        OFFERING PRICE PER        AGGREGATE            AMOUNT OF
         SECURITIES TO BE REGISTERED            TO BE REGISTERED           UNIT            OFFERING PRICE      REGISTRATION FEE
7% Convertible Subordinated Notes due 2004...     $125,000,000            100%(1)          $125,000,000(1)          $33,000
Common Stock, $.001 par value................  5,030,181 shares(2)         --(3)                --(3)                --(3)
Common Stock, $.001 par value................   112,701 shares(4)         $44.438            $5,008,207             $1,392

(1) Calculated pursuant to Rule 457(i) under the Securities Act of 1933.

(2) This number represents the number of shares of Common Stock that are issuable upon conversion of the 7% Convertible Subordinated Notes due November 1, 2004 registered hereby.

(3) No additional consideration will be received for the Common Stock issuable upon conversion of the Notes and, therefore, no registration fee is required pursuant to Rule 457(i).

(4) This number represents shares of Common Stock being offered by seven of our stockholders.

(5) Calculated pursuant to Rule 457(c) under the Securities Act of 1933.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 21, 1999
THIS PROSPECTUS AND THE INFORMATION CONTAINED HEREIN ARE SUBJECT TO CHANGE, COMPLETION OR AMENDMENT WITHOUT NOTICE. THESE SECURITIES MAY NOT BE SOLD NOR MAY AN OFFER TO BUY BE ACCEPTED PRIOR TO THE TIME THE PROSPECTUS IS DELIVERED IN FINAL FORM. UNDER NO CIRCUMSTANCES SHALL THIS PROSPECTUS CONSITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER BY BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                                   PROSPECTUS

                                     [LOGO]

                            USINTERNETWORKING, INC.

                                  $125,000,000
             7% CONVERTIBLE SUBORDINATED NOTES DUE NOVEMBER 1, 2004
                 AND 5,030,181 SHARES OF COMMON STOCK ISSUABLE
                          UPON CONVERSION OF THE NOTES
                         112,701 SHARES OF COMMON STOCK
                               ------------------

    Holders of our 7% Convertible Subordinated Notes due 2004 may offer for sale the Notes and the shares of our common stock into which the Notes are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling holders may sell the Notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from the sale of the Notes or the common stock by the selling holders. We will pay all expenses (other than selling commissions and fees and stock transfer taxes) of the registration and sale of the Notes and the common stock into which the Notes are convertible.

    Holders of the Notes may convert any portion of the note (in multiples of $1,000) at any time on or before November 1, 2004 into shares of our common stock at a conversion price of $24.85 per share, subject to adjustment in certain events. We will pay Interest on the Notes on May 1 and November 1 of each year, beginning on May 1, 2000. We may redeem some or all of the Notes at any time on or after November 5, 2002 at the redemption prices described under the caption "Description of the Notes--Optional Redemption." If we experience a change in control, holders of the Notes will have the right to require us to purchase their Notes at a price equal to 100% of the principal amount plus accrued interest.

    The Notes are unsecured obligations that are subordinated in right of payment to all of our existing and future senior indebtedness. See "Description of the Notes--Subordination of Notes." The Notes are not entitled to any sinking fund.

    In addition, this Prospectus relates to the offering by seven of our stockholders of up to 112,701 shares of our common stock acquired in private placement transactions. As part of these transactions, we granted these stockholders the right to include resales of their shares in this Prospectus. We will not receive any proceeds from the sale of the common stock by these stockholders.

    Our common stock is quoted on The Nasdaq National Market under the symbol "USIX." On December 20, 1999, the last reported sale price of the common stock was $44.63 per share. The Notes are eligible for trading in The PORTAL(Sm) Market, a subsidiary of The Nasdaq Stock Market, Inc., however, no assurance can be given as to the continued development or liquidity of any market for the Notes.

    INVESTING IN THE NOTES OR OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is December   , 1999

                               TABLE OF CONTENTS

                                          PAGE
                                        --------
Prospectus Summary....................      3
Risk Factors..........................      9
Use of Proceeds.......................     21
Common Stock Price Range..............     21
Dividend Policy.......................     21
Dilution..............................     21
Capitalization........................     22
Selected Historical Consolidated
  Financial Data......................     23
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     27
Business..............................     35
Management............................     48

                                          PAGE
                                        --------

Certain Relationships and Related
  Transactions........................     57
Principal Stockholders................     61
Description of Certain Credit
  Facilities..........................     64
Description of the Notes..............     65
Description of Capital Stock..........     79
Certain United States Federal Income
  Tax Considerations..................     82
Selling Security Holders..............     86
Plan of Distribution..................     89
Legal Matters.........................     91
Experts...............................     91
Available Information.................     91
Index to Financial Statements.........    F-1
Unaudited Pro Forma Consolidated
  Statement of Operations.............    P-1

This Prospectus references and depicts certain trademarks, service marks and trade names of other companies. We have applied for federal registration of the marks "USINTERNETWORKING," "USI," "Internet Managed Application Provider," "IMAP," "PriorityPeering," "USIView," "AppHost," "Global Enterprise Management Center" and "GEMC."

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY INFORMATION OR REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT ANY OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE CONVERTIBLE SUBORDINATED NOTES AND THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE. IT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IF THE OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE AFFAIRS OF USINTERNETWORKING MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AT ANY TIME SUBSEQUENT TO ITS DATE.

                               PROSPECTUS SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS REFLECTS A THREE- FOR-TWO STOCK SPLIT EFFECTED BY A STOCK DIVIDEND TO ALL SHAREHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON DECEMBER 3, 1999. THIS STOCK DIVIDEND WAS DISTRIBUTED ON DECEMBER 17, 1999.

                            ABOUT USINTERNETWORKING

    USI implements, operates, and supports packaged software applications that can be accessed and used over the Internet. These IMAP, or Internet Managed Application Provider, services are based on packaged applications from leading software vendors and are designed to meet the needs of middle market companies for business functions such as e-commerce, sales force automation and customer support, human resource and financial management, messaging and collaboration and professional services automation. In order to deliver and support our IMAP solutions, we have constructed a highly reliable, secure, global network, including four Enterprise Data Centers located around the world. We implement selected packaged software applications in our data centers, configure them to meet the needs of our clients and bundle them with Internet access, back-up, security and operational support. We integrate these elements of technology and sell them to clients as a service for a recurring monthly fee over a fixed term. In addition, as part of our IMAP services, we offer complex web hosting services to clients who want to run their own software applications using our highly reliable and secure network.

    The advantages our clients realize by purchasing our IMAP services rather than purchasing the application software and implementing it themselves include:

    - faster time to benefit;

    - reduced technical and integration risk;

    - reduced reliance on internal IT staff; and

    - lower costs and reduced up-front investment.

    We are able to deliver these benefits to our clients in part because we have designed and implemented a network of four Enterprise Data Centers located in Annapolis, Silicon Valley, Amsterdam and Tokyo. The data centers are linked by a dedicated network and by robust transit connections to twelve major Internet backbones--eight in North America and two each in Europe and Asia. Our data centers comprise standardized hardware environments to support our applications, embedded security, EMC disk arrays for storage and real-time back-up and significant levels of infrastructure redundancy. Our network is monitored and managed through USIView, which enables a client engineer to see all hardware, software and network elements of a client application in a single view. Cisco assisted in the design of our network and has designated it as a Cisco Powered Network.

    We believe that controlling all elements of the network from the client's Internet backbone provider or LAN enables us to deliver superior response time, reliability and security for our clients. We can substantially reduce implementation time because we implement our applications in a consistent and pre-configured environment. Moreover, our clients do not need to mediate among disparate vendors, because we take total responsibility for application support and system performance and availability.

    We implement and manage applications that are developed by others. To execute this strategy, we have established agreements with leading software vendors in key application areas, including:

    - BroadVision and Microsoft in e-commerce;

    - Ariba in business to business electronic commerce;

    - Siebel in sales force automation, customer service and enterprise marketing;

    - PeopleSoft and Lawson in human resources and financial management;

    - Microsoft in enterprise messaging and collaboration;

    - Niku in professional services automation; and

    - Sagent in decision-making support.

    Our IMAP clients sign contracts that provide for fixed monthly service fees, typically for a three- to five-year term, in exchange for the service we provide. Once a client signs an IMAP contract, we invest in the hardware, software and implementation needed to deliver that client's service. This requires a substantial investment in the early years to build our client base. Because we own or provide most of the elements and operational support for a client's implementation, we anticipate that we will experience a high level of client retention, even at the end of the contract's term. We also expect to benefit from rapidly growing recurring revenue, which we believe will generate substantial positive cash flow in later years.

    We introduced our IMAP services in late 1998. For the nine months ended September 30, 1999, we generated $20.9 million in revenues, of which 54.2% was derived from IMAP sales and the balance from traditional IT services. As of September 30, 1999, we had 81 signed contracts with 64 clients for our IMAP services. The total expected revenue from these contracts, assuming payment over the full contract terms, exceeds $100 million.

                            MARKET TREND HIGHLIGHTS

    We believe there are several key trends occurring in our marketplace that create a substantial market opportunity for a single-source service solution that combines implementation and operation of software, hardware, systems integration and Internet-based communications for middle market businesses at a competitive price.

INCREASING ACCEPTANCE OF THE APPLICATION SERVICE PROVIDER MODEL.

    The application service provider model is being increasingly validated by the emergence of new entrants into this market. International Data Corporation estimates that the market opportunity in the high-end Application Service Provider market will reach $2 billion by 2003, representing a four-year compound annual growth rate of 91%.

RAPID GROWTH OF E-COMMERCE AND INTERNET-BASED COMMUNICATIONS.

    E-commerce is becoming a critical element of many businesses' strategies, as companies increasingly demand that their vendors communicate ordering, invoicing and payment transactions through Internet-enabled applications. International Data Corporation estimates that commerce on the Internet will be more than $1 trillion by 2003, reflecting a four-year compound annual growth rate of 85%.

COMPETITIVE NEED OF MIDDLE MARKET ENTERPRISES TO AUTOMATE KEY BUSINESS
  PROCESSES.

    Middle market enterprises increasingly face competitive demands to automate business processes, but they frequently have not been able to afford the functionality available to their larger competitors. Many businesses recognize that they do not have an infrastructure sufficient to ensure reliable and responsive deployment of mission-critical applications on the Internet, and so they are increasingly turning to Application Service Providers for outsourced solutions. Moreover, many middle market enterprises lack the staff to implement, operate and maintain these complex applications.

AVAILABILITY OF INTERNET-ENABLED PACKAGED SOFTWARE APPLICATIONS.

    Packaged software providers are increasingly Internet-enabling their software. This trend is particularly true for those applications with distributed users such as e-commerce, enterprise resource planning applications and sales force automation, where the increasing ubiquity of the Internet makes it a cost-efficient mechanism for implementing distributed functions.

                             COMPETITIVE STRENGTHS

    We have built and are capitalizing on a number of key strengths to develop a leading market position as a facilities-based application service provider. These strengths include:

SPECIALIZED GLOBAL NETWORK ALREADY IN PLACE.

    We have a highly reliable, redundant global network specifically designed to support our IMAP solutions. Our network is designed to provide the fastest possible response time, the highest level of security and 99.9% availability to our clients.

FIRST MOVER ADVANTAGE.

    We believe we have created a recognized brand name in the emerging Application Service Provider market by establishing relationships with leading software providers in key application areas and by promoting our superior levels of client service. We believe this is a first mover advantage that should give us leverage in attracting new customers and in building additional partnerships with leading software application providers.

SINGLE POINT OF RESPONSIBILITY.

    Our IMAP solutions enable clients to buy the functionality of leading enterprise software applications as a service from a single service provider, rather than as a collection of technologies from multiple vendors. We take full responsibility for the deployment and maintenance of these IMAP best-of-breed packaged software applications. This allows our clients to focus on their core competencies without mediating among disparate vendors.

KEY ALLIANCES WITH LEADING APPLICATION PROVIDERS.

    We have established relationships with vendors in key application areas. These agreements provide us with a software portfolio that can meet a broad range of clients' e-commerce, enterprise resource planning and communication needs. Some of these agreements also provide USI with an advantageous market position. For example, we are the exclusive application service provider of Siebel enterprise relationship management applications for direct customers of SiebelNet, Inc. headquartered in North America.

RECURRING REVENUE AND CLIENT RETENTION MODEL.

    Our business model is designed to capture significant recurring revenue because our clients sign contracts that provide for fixed monthly service fees, generally over a three- to five-year term. Furthermore, our ongoing support of our clients provides us the opportunity to identify and supply additional IMAP solutions. We believe that the level of integration and complexity associated with our service offerings will create a significant inducement for our clients to remain with us after their contract terms expire.

EXPERIENCED MANAGEMENT.

    We have assembled a highly qualified management team that has considerable experience in the management and growth of Internet, software, hardware and telecommunications businesses. We believe that our management's experience in the development of similar systems and services will be of significant value in ensuring the quality and success of the IMAP service offerings. Key members of management have previously held senior operating and management positions with ARINC, Booz Allen & Hamilton, Clarus, Data General Corporation, DIGEX, EDS, IBM, Silicon Graphics, Sprint, Sun Microsystems and Sybase.

                               BUSINESS STRATEGY

    The focus of our strategy is to deliver timely, reliable and secure IMAP services to our clients. We believe that by doing so we will rapidly build our client base and secure long-term relationships, especially with those clients in the middle market. We intend to continue investing to maintain a value advantage over our competitors and to capitalize on our first mover advantages, as follows:

DEVELOP NEW BUSINESS.

    We will continue to develop new business by soliciting potential clients through joint marketing campaigns with our hardware, software and integration partners, advertising in industry specific periodicals and newspapers, sponsoring seminars and trade shows in selected markets and conducting targeted mass mailings of marketing material.

CROSS-SELL PRODUCTS TO INCREASE PENETRATION OF ACCOUNTS.

    We are able to provide a range of packaged software applications and complex web hosting services to our clients. We actively seek to increase our sales to clients by cross-selling our products and services. Our aim is to increase our implementation and provision of our clients' mission-critical business processes.

EXPAND OUR PORTFOLIO OF IMAP SOLUTIONS.

    We have entered into strategic partnerships with numerous application software vendors. These vendors are offering or developing additional applications in specific vertical market segments which we expect to deploy in order to expand our portfolio of IMAP solutions.

ENHANCE THE CAPACITY AND FUNCTIONALITY OF OUR GLOBAL NETWORK.

    We will continue to deploy enhanced value features into our network. In addition, as we begin to address clients located in Europe and Asia, we will expand our capacity in those regions. Today, we provide European and Asian mirror sites to our clients from co-located Enterprise Data Centers in Amsterdam and Tokyo.

EMPHASIZE THE IMAP BRAND.

    We have focused our sales and marketing efforts to distinguish IMAP as a branded product offering focused on the middle market and selected divisions of larger multi-national organizations. Our direct sales organization allows our sales representatives to understand each client's specific business needs better and provide the ongoing support that facilitates effective cross-selling.

                            ------------------------

    We were incorporated in Delaware in January 1998. In this Prospectus, we will refer to USINTERNETWORKING, INC. and its subsidiaries, collectively, as "USI," "we" and "us." Our principal executive offices are located at One USI Plaza, Annapolis, Maryland 21401-7478. Our telephone number is
(410) 897- 4400. Our web site is located at www.usi.net. The information on our web site is not part of this Prospectus.

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

    The summary historical financial data for the period from our date of inception, January 14, 1998, through December 31, 1998 presented below was derived from our audited consolidated financial statements. The summary historical consolidated financial data for the period from January 14, 1998 through September 30, 1998 and for the nine-month period ended September 30, 1999 presented below was derived from our unaudited consolidated financial statements. This data is unaudited but in our opinion reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results for interim periods. Operating results for interim periods are not necessarily indicative of results to be expected for the full fiscal years. You should read this information in conjunction with the sections of this Prospectus entitled "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and in conjunction with the historical consolidated financial statements and Notes included in the back of this Prospectus.

                                                FOR THE PERIOD        FOR THE PERIOD
                                                     FROM                  FROM
                                               JANUARY 14, 1998      JANUARY 14, 1998
                                              (DATE OF INCEPTION)   (DATE OF INCEPTION)
                                                    THROUGH               THROUGH         NINE MONTHS ENDED
                                               DECEMBER 31, 1998    SEPTEMBER 30, 1998    SEPTEMBER 30, 1999
                                              -------------------   -------------------   ------------------
                                                                        (UNAUDITED)          (UNAUDITED)
                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue.....................................       $  4,122              $    515              $ 20,852
Costs and expenses:
  Direct cost of services...................          3,425                   343                13,898
  Network and infrastructure costs..........          2,186                    --                11,360
  Selling, general and administrative.......         25,240                12,469                42,400
  Non-cash stock compensation expense.......            231                    90                 6,805
  Depreciation and amortization.............          3,179                   269                14,794
                                                   --------              --------              --------
Total costs and expenses....................         34,261                13,171                89,257
                                                   --------              --------              --------
Operating loss..............................        (30,139)              (12,656)              (68,405)
Interest (expense) income...................         (2,314)                  233                  (647)
                                                   --------              --------              --------
Net loss....................................        (32,453)              (12,423)              (69,052)
Dividends accrued on Series A and Series B
  Convertible Preferred Stock...............         (1,503)                 (843)               (2,328)
Accretion of common stock subject to
  repurchase to fair value..................         (3,904)               (1,475)              (23,938)
Accretion of Series B Convertible Redeemable
  Preferred Stock to fair value.............           (237)                   --                   (99)
                                                   --------              --------              --------
Net loss attributable to common
  stockholders..............................       $(38,097)             $(14,741)             $(95,417)
                                                   ========              ========              ========
Basic and diluted loss per common share
  attributable to common stockholders.......       $ (40.64)             $ (15.72)             $  (2.49)
                                                   ========              ========              ========
OTHER DATA:
  Capital expenditures......................         20,128                16,219                58,868
  EBITDA(a).................................        (26,729)              (12,387)              (45,546)
  Cash used in operating activities.........        (20,603)               (7,794)              (56,412)
  Cash used in investing activities.........        (37,669)              (31,258)             (100,055)
  Cash provided by financing activities.....        102,074                50,282               141,241
  Ratio of earnings to fixed charges(b).....             --                    --                    --

    The following table summarizes consolidated balance sheet data as of September 30, 1999 and as adjusted to give effect to the issuance of the Notes, including the receipt by us of $120.1 million in net proceeds from the issuance.

                                                               AS OF SEPTEMBER 30, 1999
                                                              --------------------------
                                                               ACTUAL        AS ADJUSTED
                                                              --------       -----------
                                                                     (UNAUDITED)
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 28,577         $148,677
Available-for-sale securities...............................    40,425           40,425
Working capital.............................................    46,736          166,836
Total assets................................................   205,072          330,072
Current portion of long-term debt and capital lease
  obligations...............................................    13,805           13,805
Long-term debt and capital lease obligations, excluding
  current portion...........................................    34,572          159,572
Stockholders' equity........................................   132,859          132,859

------------------------

(a) EBITDA consists of earnings (loss) before net interest, income taxes, depreciation and amortization, stock option compensation expense (a non-cash charge) and amortization of deferred IMAP costs. EBITDA is presented to clarify our operating results and they are not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles. EBITDA is not calculated under generally accepted accounting principles and is not necessarily comparable to similarly titled measures of other companies. For a presentation of cash flows calculated under generally accepted accounting principles, see our historical consolidated financial statements contained in the back of this Prospectus.

(b) The ratio of earnings to fixed charges is computed by dividing net loss before fixed charges by fixed charges. Fixed charges consist of interest charges, and amortization of discount related to indebtedness and that portion of rental expense we believe to be representative of interest. Earnings were insufficient to cover fixed charges by $26.8 million for the period from our date of inception, January 14, 1998, through December 31, 1998, $12.0 million for the period January 14, 1998 (date of inception) through September 30, 1998 and $62.8 million for the nine months ended September 30, 1999.

                                  RISK FACTORS

    INVESTING IN THE NOTES OR OUR COMMON STOCK INVOLVES RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THESE RISKS AND UNCERTAINTIES ARE NOT THE ONLY ONES THAT WE FACE OR THAT MAY ADVERSELY AFFECT OUR BUSINESS. IF ANY OF THE FOLLOWING RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE MATERIALLY ADVERSELY AFFECTED. THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. THIS COULD OCCUR BECAUSE OF THE RISKS DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS.

OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING
  HISTORY.

    We began operating in January 1998. Our limited operating history makes predicting future results difficult. Since our inception, we have focused on developing our business and only since September 1998 have we begun to contract with customers for our IMAP offerings. Because of our limited operating history and the emerging nature of our markets, our historical financial information is of limited value in projecting our future results. Therefore, it is difficult to evaluate our business and prospects.

THE SIGNIFICANT AMOUNT OF OUR INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL
  HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE NOTES.

    The issuance of the Notes increased our indebtedness and, therefore, made us highly leveraged. The following chart shows certain important as adjusted credit statistics, assuming we had completed the issuance of the Notes as of the date specified below and had applied the proceeds as intended.

                                                         AS OF SEPTEMBER 30, 1999
                                                               AS ADJUSTED
                                                         ------------------------
                                                          (DOLLARS IN THOUSANDS)
Long-term debt and capital lease obligations, excluding
  current portion......................................          $159,572
Stockholders' equity...................................           132,859
Debt to equity ratio...................................            1.20:1

    Earnings were insufficient to cover fixed charges by $26.8 million for the period from our date of inception, January 14, 1998, through December 31, 1998, $12.0 million for the period from our date of inception, January 14, 1998, through September 30, 1998, and $62.8 million for the nine months ended September 30, 1999.

    Our leverage could have important consequences to you. For example, it could:

    - make it more difficult for us to satisfy our obligations with respect to the Notes or our other indebtedness;

    - increase our vulnerability to general adverse economic and industry conditions;

    - limit our ability to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

    - require us to dedicate a substantial portion of our cash flow from operations to repaying indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

    - limit our flexibility in planning for, or reacting to, changes in our business and industry; and

    - limit our ability to borrow additional funds.

    Any additional borrowings would further increase the amount of our leverage and the associated risks.

THE NOTES ARE SUBORDINATED TO OUR OTHER INDEBTEDNESS.

    The Notes are unsecured and subordinated in right of payment to all of our existing and future Senior Indebtedness. As of September 30, 1999, we had approximately $48.4 million of Senior Indebtedness outstanding. We are also presently pursuing a variety of sources of other debt financing which, if obtained, would constitute additional Senior Indebtedness. As a result of this subordination, in the event of bankruptcy, liquidation or reorganization or certain other events, our assets will be available to pay obligations on the Notes only after all Senior Indebtedness has been paid in full, and we may not have sufficient assets remaining to pay amounts on any or all of the Notes then outstanding. In addition, the Notes will be effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables) of our subsidiaries, including any subsidiaries which we may acquire or establish in the future. As of September 30, 1999, our subsidiaries had no outstanding indebtedness. Our right to receive assets of one of our subsidiaries upon its liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) would be effectively subordinated to the claims of a subsidiary's creditors (including trade creditors), except to the extent that we are recognized as a creditor of a subsidiary. In that case, our claims would still be subordinate to any security interests in the assets of the subsidiary.

THE NOTES ARE NOT PROTECTED BY RESTRICTIVE COVENANTS THAT LIMIT OUR BUSINESS
  ACTIVITIES.

    The Indenture governing the Notes does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of indebtedness, including Senior Indebtedness, or the issuance or repurchase of securities by us or any of our subsidiaries. The Indenture contains no covenants or other provisions to afford protection to holders of the Notes in the event of a highly leveraged transaction or a change in control of the Company except to the extent described under "Description of Notes--Purchase of Notes at the Option of Holders Upon a Change in Control."

WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH TO SERVICE OUR INDEBTEDNESS.

    Our ability to make payments on our indebtedness, including the Notes, and to fund planned capital expenditures, development and operating costs will depend on our ability to generate cash in the future through sales of our services. We cannot assure you that our available liquidity will be sufficient to service our indebtedness, including the Notes, or to fund our other cash needs. We may need to refinance all or a portion of our indebtedness, including the Notes, on or before maturity, but we may not be able to do so on commercially reasonable terms, or at all. Without sufficient funds to service our indebtedness, we would have serious liquidity constraints and would need to seek additional financing from other sources, but we may not be able to do so on commercially reasonable terms, or at all.

WE EXPECT TO CONTINUE TO INCUR LOSSES AND EXPERIENCE NEGATIVE CASH FLOW.

    We expect to have significant operating losses and to record significant net cash outflow before financing in the near term. Our business has not generated sufficient cash flow to fund our operations without resorting to external sources of capital. Starting up our company and building our network required substantial capital and other expenditures. As a result, we reported a net loss of $69.1 million for the first nine months of 1999 and EBITDA of negative
$45.6 million for the same period. Further developing our business and expanding our network will require significant additional capital and other expenditures.

WE MAY NEED ADDITIONAL CAPITAL TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH,
  AND WE MAY NOT BE ABLE TO OBTAIN IT ON TERMS ACCEPTABLE TO US OR AT ALL.

    We believe that the net proceeds from the sale of the Notes, together with cash on hand and our existing and anticipated debt and capital lease financing, will be sufficient to fund our operations for the next twelve months. However, if we expand more rapidly than currently anticipated, if our working capital needs exceed our current expectations or if we make acquisitions, we will need to raise additional capital from equity or debt sources. If we cannot obtain financing on terms acceptable to us or at all, we may be forced to curtail our planned business expansion and may be unable to fund our ongoing operations.

OUR HISTORICAL REVENUES WERE DERIVED FROM SERVICES THAT WE DO NOT EXPECT TO BE
  THE FOCUS OF OUR BUSINESS IN THE FUTURE.

    We currently derive a significant portion of our revenue from professional services. We acquired two professional services businesses in the fall of 1998 and their services are substantively different than our IMAP offerings. As a result, historical financial information of the acquired businesses does not reflect the results we expect from our core business offering in the future.

OUR SUCCESS DEPENDS ON THE ACCEPTANCE AND INCREASED USE OF INTERNET-BASED
  BUSINESS SOFTWARE SOLUTIONS, AND WE CANNOT BE SURE THAT THIS WILL HAPPEN.

    Our business model depends on the adoption of Internet-based business software solutions by commercial users. Our business could suffer dramatically if Internet-based solutions are not accepted or not perceived to be effective. The market for Internet services, private network management solutions and widely distributed Internet-enabled packaged application software has only recently begun to develop. It is now evolving rapidly.

    The growth of Internet-based business software solutions could also be limited by:

    - concerns over transaction security and user privacy;

    - inadequate network infrastructure for the entire Internet; and

    - inconsistent performance of the Internet.

    We cannot be certain that this market will become viable or, if it becomes viable, that it will grow.

THE GROWTH IN DEMAND FOR OUTSOURCED BUSINESS SOFTWARE APPLICATIONS BY MIDDLE
  MARKET COMPANIES IS HIGHLY UNCERTAIN.

    Growth in demand for and acceptance of outsourced business software applications, including our IMAP offerings, by middle market companies is highly uncertain. We believe that many of our potential customers are not fully aware of the benefits of outsourced solutions. It is possible that these solutions may never achieve market acceptance. If the market for our products does not grow or grows more slowly than we currently anticipate, our business, financial condition and operating results would be materially adversely affected.

OUR BUSINESS STRATEGY MAY NOT EFFECTIVELY ADDRESS OUR MARKET AND WE MAY NEVER
  REALIZE A RETURN ON THE RESOURCES WE HAVE INVESTED TO EXECUTE OUR STRATEGY.

    We have made substantial investments to pursue our strategy. These investments include:

    - building a global network of data centers;

    - allying with particular software providers;

    - expanding our work force;

    - investing to develop unique service offerings; and

    - developing implementation resources around specific applications.

    These investments may not be successful. More cost effective strategies may be available to compete in this market. We may have chosen to focus on the wrong application areas or to work with the wrong partners. Potential customers may not value the specific product features in which we have invested. There is no assurance that our strategy will prove successful.

OTHERS MAY SEIZE THE MARKET OPPORTUNITY WE HAVE IDENTIFIED BECAUSE WE MAY NOT
  EFFECTIVELY EXECUTE OUR STRATEGY.

    If we fail to execute our strategy in a timely or effective manner, our competitors may be able to seize the marketing opportunities we have identified. Our business strategy is complex and requires that we successfully and simultaneously complete many tasks. In order to be successful, we will need to:

    - build and operate a highly-reliable, complex global network;

    - negotiate effective partnerships and develop economically attractive service offerings;

    - attract and retain IMAP customers;

    - attract and retain highly-skilled employees;

    - integrate acquired companies into our operations;

    - evolve our business to gain advantages in an increasingly competitive environment; and

    - expand our international operations.

    In addition, although most of our management team has worked together for approximately one year, there can be no assurance that we will be able to successfully execute all elements of our strategy.

FAILURE OF COMPUTER SYSTEMS AND SOFTWARE PRODUCTS TO BE YEAR 2000 COMPLIANT
  COULD INCREASE OUR COSTS, DISRUPT OUR SERVICE AND REDUCE DEMAND FROM OUR CLIENTS.

    We confront the Year 2000 problem in three contexts.

    OUR SERVICES. We sell computer-related services, so our risk of lawsuits relating to Year 2000 issues is likely to be greater than that of companies in some other industries. Because computer products and services may incorporate component may cause a Year 2000 problem. As a result, we may be subjected to Year 2000-related lawsuits whether or not our products and services are Year 2000 compliant. We have executed contracts that make Year 2000 warranties. Some of these contracts make broader warranties than those made by the manufacturers of the hardware and software provided. The potential liability arising from these warranties is not capped. We cannot be certain at this time what the outcomes or impact of any lawsuits may be.

    OUR CLIENTS. Many of our clients and potential clients maintain their Internet operations on UNIX-based servers, which may be affected by Year 2000 complications. The failure of our clients to ensure that their servers are Year 2000 compliant could have a material adverse effect on them, which in turn could have a material adverse effect on our business, results of operations and financial condition. In addition, clients or potential clients may delay purchasing software and related products, including our IMAP offerings, due to concerns related to the Year 2000 problem.

    OUR SUPPLIERS. Our business could be adversely affected if we cannot obtain products, services or systems that are Year 2000 compliant when we need them. In addition, if vendors and service providers cannot deliver their products because of Year 2000 compliance problems, our business, results of operations and financial condition could be materially adversely affected.

WE PLAN TO EXPAND VERY RAPIDLY, AND MANAGING OUR GROWTH MAY BE DIFFICULT.

    We have rapidly expanded our operations since USI was founded in January 1998. We expect our business to continue to grow both geographically and in terms of the number of products and services we offer. We cannot be sure that we will successfully manage our growth. In order to successfully manage our growth we must:

    - enlarge our network and infrastructure;

    - improve our management, financial and information systems and controls;
      and

    - expand, train and manage our employee base effectively.

    There will be additional demands on our customer service support and sales, marketing and administrative resources as we increase our service offerings and expand our target markets. The strains imposed by these demands are magnified by the relatively early stage of our operations. If we cannot manage our growth effectively, our business, financial condition or results of operations could be adversely affected.

OUR GROWTH COULD BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED
  PERSONNEL.

    We believe that our short- and long-term success depends largely on our ability to attract and retain highly skilled technical, managerial and marketing personnel. We particularly require additional management personnel in the areas of application integration and technical support. Individuals with information technology skills are in short supply and competition for application integration personnel is particularly intense. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. We cannot be sure that we will succeed in attracting and retaining the personnel we need to continue to grow.

WE DEPEND ON A LIMITED NUMBER OF KEY PERSONNEL WHO WOULD BE DIFFICULT TO
  REPLACE.

    Our success also depends in significant part on the continued services of our key technical, sales and senior management personnel. Losing one or more of our key employees could have a material adverse effect on our business, results of operations and financial condition. We have employment agreements with most of our vice presidents and other key employees, including Christopher R. McCleary, Stephen E. McManus, Jeffery L. McKnight, Andrew A. Stern, Harold C. Teubner, Jr. and Gary J. Rogers.

WE MAY NOT BE ABLE TO DELIVER OUR IMAP SERVICES IF THIRD PARTIES DO NOT PROVIDE
  US WITH KEY COMPONENTS OF OUR INFRASTRUCTURE.

    We depend on other companies to supply key components of our telecommunications infrastructure and system and network management solutions. Any failure to obtain needed products or services in a timely fashion and at an acceptable cost could have a material adverse effect on our business, results of operations and financial condition. Although we lease redundant capacity from multiple suppliers, a disruption in telecommunications capacity could prevent us from maintaining our standard of service. Some of the key components of our system and network are available only from sole or limited sources in the quantities and quality we demand. For example, the hardware we use to support our real-time mirroring and disaster recovery functions is supplied only by EMC Corporation. We buy these components from time to time, do not carry significant inventories of them and have no guaranteed supply arrangements with our vendors.

OUR ABILITY TO PROVIDE OUR IMAP SERVICES DEPENDS ON STRATEGIC RELATIONSHIPS WITH
  SOFTWARE VENDORS THAT WE MAY NOT BE ABLE TO MAINTAIN.

    Our IMAP offerings are central to our business strategy. We obtain software products under license agreements with BroadVision, Inc.; Ariba, Inc.; Siebel Systems, Inc.; PeopleSoft USA, Inc.; Lawson Software Sagent Technology; Microsoft Corporation; and Niku and package them as part of our IMAP solutions. The agreements are for terms ranging from one to three years. All the agreements may be terminated upon a breach of the agreement, subject to cure periods. The agreement with PeopleSoft may be terminated by either party for convenience upon 90 days notice after an annual review, scheduled to first occur on or about
June 22, 2000. Under an earlier version of our contract, PeopleSoft on one occasion notified us of its intention to terminate the agreement. After significant discussion, the issues in dispute were resolved, our agreement with PeopleSoft was renegotiated and PeopleSoft retracted its notification of its intent to terminate the agreement. However, we cannot be sure that one or more of our agreements with software vendors will not be terminated in the future. If these agreements were to be terminated or not renewed or we otherwise could not continue to use this software, we might have to discontinue products or services or delay or reduce their introduction unless we could find, license and package equivalent technology.

    All but one of our agreements with software vendors are non-exclusive. Our agreement with SiebelNet, Inc., a wholly owned subsidiary of Siebel
Systems, Inc., gives us exclusivity as the application service provider of Siebel enterprise relationship management applications for direct customers of SiebelNet headquartered in North America. Our vendors may choose to compete with us directly or to enter into strategic relationships with our competitors. These relationships may take the form of strategic investments or marketing or other contractual arrangements. Our competitors may also license and utilize the same technology in competition with us. We cannot be sure that the vendors of technology used in our products will continue to support this technology in its current form. Nor can we be sure that we will be able to adapt our own products to changes in this technology. In addition, we cannot be sure that the financial or other difficulties of our vendors will not have a material adverse effect upon the technologies incorporated in our products, or that, if these technologies become unavailable, we will be able to find suitable alternatives.

THE LOSS OF A KEY CUSTOMER COULD DECREASE OUR REVENUES.

    During the nine months ended September 30, 1999, sales to SiebelNet accounted for approximately 16% of our revenues. We expect sales to SiebelNet to continue to constitute a significant portion of our revenues in the near term. During that period, if our sales to SiebelNet decrease, our business will suffer.

IF WE CANNOT OBTAIN ADDITIONAL APPLICATION SOFTWARE WE WILL BE UNABLE TO EXPAND
  OR ENHANCE OUR IMAP SERVICE OFFERINGS.

    Our business strategy also depends on obtaining additional application software. We cannot be sure, however, that we will be able to obtain the new or enhanced applications we may need to keep our IMAP solutions competitive. If we cannot obtain these applications and as a result must discontinue, delay or reduce the availability of our IMAP solutions or other products or services, our business, results of operations and financial condition may be materially adversely affected.

DEVELOPING AND EXPANDING OUR OPERATIONS WILL DEPEND, AMONG OTHER THINGS, ON OUR
  MANAGEMENT'S ABILITY TO SUCCESSFULLY INTEGRATE NEWLY ACQUIRED OPERATIONS.

    In October 1999, we acquired Conklin & Conklin, Inc. We cannot be sure that we will be able to continue to successfully integrate the business of Conklin into our own, or that the Conklin business will perform as expected. In addition, we cannot be sure that we will be able to successfully integrate any business acquired in the future into our own. Our failure to successfully integrate an acquired company or its subsequent underperformance could have a material adverse effect on our business, results of operations and financial condition.

WE MAY UNDERTAKE ADDITIONAL ACQUISITIONS WHICH POSE RISKS TO OUR BUSINESS.

    From time to time, we may undertake additional acquisitions. If we do, our risks may increase because:

    - we may pay more than the acquired company is worth;

    - we may not fully understand the business we acquire;

    - we may be entering markets in which we have little or no direct prior experience;

    - our ongoing business may be disrupted and resources and management time diverted; and

    - our accounting for acquisitions could require us to amortize substantial goodwill, adversely affecting our reported results of operations.

    In addition, once we have made an acquisition we will face additional risks:

    - it may be difficult to assimilate acquired operations and personnel;

    - we may not be able to retain the management and other key personnel of the acquired business;

    - we may not be able to maintain uniform standards, controls, procedures and policies; and

    - changing management may impair relationships with an acquired business's employees or customers.

WE MAY MAKE INVESTMENTS IN ENTITIES THAT WE DO NOT CONTROL.

    In the future, we may make investments in joint ventures or other entities over which we do not exercise control. We may make these investments in connection with entering into strategic partnerships with software vendors, systems integrators or Internet service providers or as strategic investments. Our inability to control the entity in which we may invest may have consequences on our ability to receive distributions from such entity or to implement our business plan. Debt agreements, if entered into by a non-control entity, may restrict or prohibit such entity from paying distributions to us. Applicable state or local law may also limit the amount that a non-control entity is permitted to pay a distribution on its equity interest, and we may not be able to influence the payment of dividends. If any of the other investors in a non-control entity fail to observe their commitments, that entity may not be able to operate according to its business plans or we may be required to increase our level of commitment to give effect to the plan. In addition, our ability to implement a business plan for a non-control entity may be limited or non-existent.

TECHNOLOGY MAY CHANGE FASTER THAN WE CAN UPDATE OUR NETWORK AND TECHNOLOGY.

    The markets we serve are characterized by rapidly changing technology, evolving industry standards, emerging competition and the frequent introduction of new services, software and other products. Our success depends partly on our ability to enhance existing or develop new products, software and services that meet changing customer needs in a timely and cost-effective way. We cannot be sure, however, that we will do some or all of these things. For example, if software application architecture changes in significant ways, the software for which we have licenses could become obsolete, we may be forced to update our hardware and network configurations or we may be forced to replace our mirroring technology. This may require substantial time and expense, and even then we cannot be sure that we will succeed in adapting our businesses to these and other technological developments.

WE COULD BE HARMED IF OUR SYSTEMS ARE NOT COMPATIBLE WITH OTHER PRODUCTS AND
  SERVICES.

    We believe that our ability to compete successfully also depends on the continued compatibility of our services with products, services and architectures offered by various vendors. Our failure to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on our business, results of operations and financial condition. Although we will work with vendors to test new products, we cannot be sure that their products will be compatible with ours or that they will adequately address changing customer needs. Although we currently plan to support emerging standards, we cannot be sure what new industry standards will develop. We also cannot be sure that we will be able to conform to these new standards quickly enough to stay competitive. In addition, we cannot be sure that products, services or technologies developed by others will not make ours noncompetitive or obsolete.

THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE
  MUCH GREATER RESOURCES.

    Our current and potential competitors include companies focused exclusively on the application hosting business, such as Aristasoft, Breakaway Solutions, Corio, Futurelink, Interliant, Interpath and Telecomputing; web hosting companies, such as Concentric, Digex and Exodus; enterprise applications vendors, such as Oracle, Siebel and SAP; business Internet Service Providers, such as MCI WorldCom, PSINet and Verio; and telecommunications companies, such as AT&T, GTE and Qwest (which has agreed to acquire our customer and significant stockholder, U S WEST); and systems integrators, such as Andersen Consulting, EDS, IBM and KPMG. Our strategic partners and suppliers could also become competitors either directly or through strategic relationships with some of our other competitors. These relationships may take the form of strategic investments or marketing or other contractual arrangements.

    Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. We cannot be sure that we will have the resources or expertise to compete successfully in the future. Our competitors may be able to:

    - more quickly develop and expand their network infrastructures and service offerings;

    - better adapt to new or emerging technologies and changing customer needs;

    - take advantage of acquisitions and other opportunities more readily;

    - negotiate more favorable licensing agreements with software application vendors;

    - devote greater resources to the marketing and sale of their products; and

    - adopt more aggressive pricing policies.

    Some of our competitors may also be able to provide customers with additional benefits at lower overall costs. We cannot be sure that we will be able to match cost reductions by our competitors. In addition, we believe that there is likely to be consolidation in our markets. Consolidation could increase price competition and other competitive forces in ways that materially adversely affect our business, results of operations and financial condition. Finally, there are few substantial barriers to entry, and we have no patented technology that would bar competitors from our market.

BECAUSE WE HAVE INTERNATIONAL OPERATIONS, WE FACE ADDITIONAL RISKS RELATED TO
  FOREIGN POLITICAL AND ECONOMIC CONDITIONS.

    We have established Enterprise Data Centers in Europe and Japan. We intend to expand further into international markets. We cannot be sure that we will be able to obtain the necessary telecommunications infrastructure in a cost-effective manner or compete effectively in international markets. In addition, there are risks inherent in conducting business internationally. These include:

    - unexpected changes in regulatory requirements;

    - export restrictions;

    - tariffs and other trade barriers;

    - challenges in staffing and managing foreign operations;

    - differing technology standards;

    - employment laws and practices in foreign countries;

    - political instability;

    - fluctuations in currency exchange rates;

    - imposition of currency exchange controls; and

    - potentially adverse tax consequences.

    Any of these could adversely affect our international operations. We cannot be sure that one or more of these factors will not have a material adverse effect on our current or future international operations and, consequently, on our business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS TO
  DOING BUSINESS ON THE INTERNET AND COULD LIMIT OUR CLIENTS' USE OF THE
  INTERNET.

    Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business. The last session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights, taxation and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The law of the Internet, however, remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business online. For example, Germany and the European Union have enforced laws and regulations on content distributed over the Internet that are more strict than those currently in place in the United States.

THE OUTCOME OF PROPOSALS PUT TO A VOTE OF STOCKHOLDERS WILL BE DETERMINED BY OUR
  EXISTING PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS.

    Our executive officers, directors, existing 5% or greater stockholders and their affiliates, in the aggregate, own shares representing approximately 75.8% of our outstanding voting capital stock as of November 30, 1999. As a result, these persons, acting together, are able to control all matters submitted to our stockholders for approval and to control our management and affairs. For example, these people, acting together, control the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets.

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE
  IN CONTROL OFFER REQUIRED BY THE INDENTURE.

    Upon the occurrence of change in control events, holders of the Notes will have the right to require us to purchase their Notes at a price equal to 100% of the principal amount, plus accrued interest. Our ability to repurchase the Notes upon a change in control event will be limited by the terms of our other debt agreements. Upon such a change of control event, we may also be required immediately to repay the outstanding principal and other amounts owed by us under our other financing agreements.

    We may not be able to repay amounts outstanding under our other financing agreements or obtain necessary consents, if any, to repurchase the Notes. Any requirement to offer to purchase the Notes may result in our having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance that debt, the financing may be on unfavorable terms. If we are not able to make the required repurchases, we would be in default under the Indenture. See "Description of the Notes--Repurchase of Notes at the Option of Holders Upon a Change in Control."

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE NOTES.

    The Notes were originally issued on October 29, 1999. Since that time, the initial purchasers have engaged in market-making activities with respect to the Notes. However, the initial purchasers may cease their market-making at any time. In addition, the liquidity of the trading market in the Notes, and the market price quoted for the Notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the Notes.

THE TRADING PRICE OF OUR SECURITIES COULD BE SUBJECT TO SIGNIFICANT
  FLUCTUATIONS.

    The trading price of our common stock has been volatile, and the trading price for the Notes also may be volatile. Factors such as announcements of fluctuations in our or our competitors' operating results and market conditions for Internet related and other technology stocks in general could have a significant impact on the future trading prices of our common stock and the Notes. In particular, the trading price of the common stock of many Internet related and other technology companies has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of such companies whose stocks were affected. In addition, the trading prices of our common stock and the Notes could be subject to significant fluctuations in response to variations in our prospects and operating results, which may in turn be affected by changes in interest rates and other factors. There can be no assurance that these factors will not have an adverse effect on the trading prices of our common stock and the Notes.

THE MARKET PRICE OF OUR COMMON STOCK COULD BE AFFECTED BY THE SUBSTANTIAL NUMBER
  OF SHARES THAT ARE ELIGIBLE FOR FUTURE SALE.

    As of September 30, 1999, we had 60,803,240 shares of common stock issued and outstanding, excluding 1,736,675 shares issuable upon the exercise of warrants and 6,978,033 shares issuable upon the exercise of options granted under our 1998 Stock Option Plan. We cannot predict the effect, if any, that future sales of the Notes or shares of common stock, including common stock issuable upon conversion of the Notes, or the availability of the Notes or shares of common stock for future sale, will have on the market price of common stock prevailing from time to time.

    USI, our officers and directors and some of our other stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file a registration statement under the Securities Act relating to, any shares of common stock or securities convertible or exchangeable or exercisable for any shares of our common stock for the periods described below, subject to limited exceptions as described under "Plan of Distribution," without the prior written consent of Credit Suisse First Boston Corporation. These agreements expire on January 5, 2000 with respect to 5% of the shares that were subject to lock-up agreements entered into in connection with our initial public offering and, with respect to the remaining shares, on January 24, 2000.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, COULD
  COST A SIGNIFICANT AMOUNT OF MONEY TO DEFEND AND DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR BUSINESS.

    As the number of software products in our target markets increases and the functionality of these products further overlap, software industry participants may become increasingly subject to infringement claims. Someone may even claim that our technology infringes their proprietary rights. Any infringement claims, even if without merit, can be time consuming and expensive to defend. They may divert management's attention and resources and could cause service implementation delays. They also could require us to enter into costly royalty or licensing agreements. If successful, a claim of product infringement against us and our inability to license the infringed or similar technology could adversely affect our business.

WE COULD BE REQUIRED TO USE OUR FINANCIAL RESOURCES TO REPURCHASE SHARES OF
  COMMON STOCK FROM U S WEST.

    We could be required to repurchase for cash some of the shares of our capital stock owned by U S WEST. This would require us to divert our resources at a time of rapid growth. If we engage in activities in which U S WEST would be prohibited from engaging and we were considered an affiliate of U S WEST under regulations of the Federal Communications Commission, U S WEST could force us to repurchase the number of shares required to make us no longer an affiliate. We are not presently considered an affiliate of U S WEST under these regulations. See "Certain Relationships and Related Transactions--Purchases of Series A Preferred Stock." Although we believe the possibility of this occurring is remote, repurchasing the shares held by U S WEST could be costly.

FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS ARE SUBJECT TO RISKS AND
  UNCERTAINTIES.

    This Prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies.

    These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" or the negative of those or other variations, or comparable expressions, including references to assumptions. These statements are contained in sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other sections of this Prospectus.

    The forward-looking statements in this Prospectus, including statements concerning projections of our future results, operating profits and earnings, are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. The risks and uncertainties include but are not limited to our continued ability to:

    - build and operate a highly-reliable, complex global network;

    - establish and maintain relationships with key software vendors and develop economically attractive products;

    - attract and retain IMAP customers;

    - attract and retain highly skilled employees;

    - effectively manage our rapid growth;

    - evolve our business to gain advantages in an increasingly competitive environment; and

    - manage any Year 2000 compliance issues.

    Our risks are more specifically described in "Risk Factors." If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. Given these uncertainties, you should not place undue reliance on forward-looking statements.

    We undertake no obligation to update forward-looking statements or risk factors, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the Notes by the selling security holders, the issuance of the common stock issuable to the holders of the Notes upon conversion of the Notes or the sale of any common stock under this Prospectus.

                            COMMON STOCK PRICE RANGE

    Our common stock has been traded on The Nasdaq National Market under the symbol "USIX" since the completion of our initial public offering in April 1999.

    The folowing table sets forth, for the periods indicated, the high and low prices of our common stock on The Nasdaq National Market for the second, third and fourth quarters of 1999 from the commencement of trading on April 9, 1999 through December 20, 1999.

                                                                HIGH       LOW
                                                              --------   --------
YEAR ENDING DECEMBER 31, 1999:
    Second Quarter (from April 9, 1999).....................   $40.00     $15.33
    Third Quarter...........................................    27.96       9.54
    Fourth Quarter (through December 20, 1999)..............    55.00      16.92

                                DIVIDEND POLICY

    We have never paid cash dividends on our common stock and have no plans to do so in the forseeable future. The declaration and payment of any dividends in the future will be determined by the board of directors and will depend on a number of factors, including our earnings, capital requirements and overall financial condition. The payment of dividends is also restricted by the terms of our indebtedness.

                                    DILUTION

    The Notes currently represent the right to acquire 5,030,181 shares of our common stock, or 6.75% of our outstanding common stock, assuming exercise of all options and warrants to purchase shares of our common stock outstanding at September 30, 1999 and the conversion of the Notes. To the extent that we grant additional employee and director stock options, or we otherwise issue additonal equity securities, the ownership interest represented by the common stock issuable upon conversion of the Notes will be diluted.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of September 30, 1999. We have presented our capitalization:

    - on an actual basis; and

    - on an as adjusted basis to reflect the issuance of the Notes and our receipt of the net proceeds from the sale of the Notes.

                                                               AS OF SEPTEMBER 30, 1999
                                                              --------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   ------------
                                                                     (UNAUDITED)
                                                              (IN THOUSANDS, EXCEPT FOR
                                                                    SHARE AMOUNTS)
Cash, cash equivalents and available-for-sale securities....   $ 69,002        $189,122
Long-term liabilities:
  Long-term debt, excluding current portion.................     26,485          26,485
  Capital lease obligations, excluding current portion......      8,087           8,807
  Convertible subordinated notes due 2004...................         --         125,000
                                                               --------        --------
    Total long-term liabilities.............................     34,572         159,572
Stockholders' equity (deficit):
  Common stock, $.001 par value; 75,000,000 shares
    authorized; 60,813,704 shares issued and outstanding
    actual, and as adjusted.................................         61              61
  Additional paid-in capital................................    236,631         236,631
  Note receivable from officer for purchase of common
    stock...................................................     (2,250)         (2,250)
  Unearned compensation.....................................       (362)           (362)
  Accumulated deficit.......................................   (101,505)       (101,505)
  Accumulated other comprehensive income....................        284             284
                                                               --------        --------
    Total stockholders' equity..............................    132,859         132,859
                                                               --------        --------
      Total capitalization..................................   $167,431        $292,431
                                                               ========        ========

    The share numbers in the table exclude:

    - 6,978,033 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 1999 at a weighted-average exercise price of $6.36;

    - 2,223,972 shares of common stock reserved for issuance upon exercise of warrants exercisable as of September 30, 1999 at a weighted-average exercise price of $2.91; and

    - the shares of common stock issuable upon conversion of the Notes.

    Please read this capitalization table together with the sections of this Prospectus entitled "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements of USI, ACR and IIT included in this Prospectus.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

    The following table summarizes:

    - our historical consolidated financial data for the period from our date of inception, January 14, 1998, through December 31, 1998 and as of December 31, 1998;

    - our historical consolidated operating statement data for the period from the date of our inception, January 14, 1998, through September 30, 1998; and

    - our historical consolidated financial data for the nine month period ended September 30, 1999.

    The selected financial data for the period from our date of inception, January 14, 1998, through December 31, 1998 and as of December 31, 1998 have been derived from, and is qualified by reference to, our audited consolidated financial statements for that period. Our audited consolidated financial statements for the period from our inception through December 31, 1998 include the results of I.I.T. Holding, Inc., or IIT, from September 8, 1998 through December 31, 1998 and the results of Advanced Communication Resources, Inc., or ACR, from October 2, 1998 through December 31, 1998.

    The financial statement data for the nine month period ended September 30, 1999 and as of September 30, 1999 and for the period from the date of our inception through September 30, 1998 has been derived from our unaudited consolidated financial statements. This data is unaudited but in our opinion reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of results for interim periods. Operating results for interim periods are not necessarily indicative of results to be expected for the full fiscal years. You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes of USI, ACR and IIT included in this Prospectus.

    In the table below:

    - the Series B preferred stock is not presented as a part of our stockholders' equity in 1998 because it was mandatorily redeemable upon the eighth anniversary of its issuance (the Series B was converted into common stock upon the closing of our initial public offering); and

    - we do not present 2,015,625 shares of common stock held by three officers as part of our stockholders' equity in 1998 because we would have been obligated to repurchase these shares at fair market value if any of these officers had died or had become disabled before our initial public offering. See Note 11 of the Notes to USI's Consolidated Financial Statements. These provisions terminated upon the consummation of our initial public offering.

                            USINTERNETWORKING, INC.

                                             PERIOD FROM             PERIOD FROM
                                           JANUARY 14, 1998       JANUARY 14, 1998
                                         (DATE OF INCEPTION)     (DATE OF INCEPTION)       NINE MONTHS
                                         THROUGH DECEMBER 31,   THROUGH SEPTEMBER 30,         ENDED
                                                 1998                   1998            SEPTEMBER 30, 1999
                                         --------------------   ---------------------   ------------------
                                                                     (UNAUDITED)           (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue................................        $  4,122                 $    515             $ 20,852
Costs and expenses:
  Direct cost of services..............           3,425                      343               13,898
  Network and infrastructure costs.....           2,186                       --               11,360
  Selling, general and
    administrative.....................          25,240                   12,469               42,400
  Non-cash stock compensation
    expense............................             231                       90                6,805
  Depreciation and amortization........           3,179                      269               14,794
                                               --------                 --------             --------

  Total costs and expenses.............          34,261                   13,171               89,257
                                               --------                 --------             --------
Operating (loss).......................         (30,139)                 (12,656)             (68,405)
Other income (expense):
  Interest income......................             367                      305                2,117
  Interest expense.....................          (2,681)                     (75)              (2,793)
                                               --------                 --------             --------
Net loss...............................        $(32,453)                $(12,423)            $(69,052)
                                               ========                 ========             ========
Basic and diluted loss per common share
attributable to common stockholders....        $ (40.64)                $ (15.72)            $  (2.49)
                                               ========                 ========             ========

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1998           1999
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $ 43,802       $ 28,577
Available-for-sale securities...............................          --         40,425
Working capital.............................................      22,551         46,736
Total assets................................................     106,516        205,072
Current portion of long-term debt and capital lease
  obligations...............................................       3,262         13,805
Short-term obligations expected to be refinanced............       5,282             --
Long-term debt and capital lease obligations, excluding
  current portion...........................................       8,659         34,572
Series B Convertible Redeemable Preferred Stock.............      62,242             --
Common stock subject to repurchase..........................       4,145             --
Stockholders' (deficit) equity..............................      (2,467)       132,859
Ratio of earnings to fixed charges(a).......................          --             --

------------------------

(a) The ratio of earnings to fixed charges is computed by dividing net loss before fixed charges by fixed charges. Fixed charges consist of interest charges, amortization of discount related to indebtedness and that portion of rental expense we believe to be representative of interest. Earnings were insufficient to cover fixed charges by $26.8 million for the period January 14, 1998 (date of inception) through December 31, 1998, $12.0 million for the period January 14, 1998 (date of inception) through September 30, 1998 and $62.8 million for the nine months ended September 30, 1999.

    On September 8, 1998, we acquired I.I.T. Holding, Inc. and its two wholly-owned subsidiaries, International Information Technology Inc., a U.S. subsidiary, and International Information Technology IIT, C.A., a Venezuelan subsidiary. We refer to these businesses collectively as IIT. IIT's operations commenced on May 20, 1994 upon the incorporation of the U.S. subsidiary. The Venezuelan subsidiary was formed on March 6, 1996. For accounting purposes, IIT is the predecessor of USI, which was incorporated in January 1998.

    The following table summarizes:

    - the historical consolidated financial data of IIT for the period from May 20, 1994, its date of inception, through December 31, 1994 and for the fiscal years ended December 31, 1995, 1996 and 1997 and as of December 31, 1994, 1995, 1996 and 1997; and

    - the historical consolidated operating statement data of IIT for the period from January 1, 1998 through September 7, 1998.

    The financial statement data for periods prior to 1996 and eight months ended August 31, 1997 have been derived from the unaudited financial statements of IIT. The selected financial data as of December 31, 1996 and 1997 and for the years then ended and the selected financial data for the period from January 1, 1998 through September 7, 1998, has been derived from, and is qualified by reference to, the audited consolidated financial statements of IIT included elsewhere in this Prospectus. You should also read "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes of USI, ACR and IIT included in this Prospectus.

                         PREDECESSOR--IIT HOLDING, INC.

                                     PERIOD
                                      FROM
                                    MAY 20,                                                        PERIOD
                                      1994                                                          FROM
                                    (DATE OF                                          EIGHT      JANUARY 1,
                                    INCEPTION)                                        MONTHS        1998
                                       TO            YEAR ENDED DECEMBER 31,          ENDED          TO
                                    DECEMBER     --------------------------------   AUGUST 31,   SEPTEMBER
                                    31, 1994      1995       1996         1997         1997       7, 1998
                                    ----------   --------   --------   ----------   ----------   ----------
                                                 (IN THOUSANDS, EXCEPT PER SHARE
                                                              DATA)
STATEMENT OF OPERATION DATA:
Revenue...........................   $   156     $   801    $   747    $    2,812   $    1,499   $    4,406
                                     -------     -------    -------    ----------   ----------   ----------
Costs and expenses
  Cost of revenue.................       108         613        519         1,881        1,112        2,976
  Selling, general and
    administrative expenses.......        32          77        204         1,844        1,260        1,809
  Depreciation and amortization...         3           7         14            30           15           28
                                     -------     -------    -------    ----------   ----------   ----------
    Total costs and expenses......       143         697        737         3,755        2,387        4,813
                                     -------     -------    -------    ----------   ----------   ----------
Operating (loss) income...........        13         104         10          (943)        (888)        (407)
Interest expense..................        --          (5)        (3)           (9)          (1)         (17)
                                     -------     -------    -------    ----------   ----------   ----------
Income (loss) before income
  taxes...........................        13          99          7          (952)        (889)        (424)
Provision (benefit) for income
  taxes...........................        --          28         15           (58)         (58)          --
Net income (loss).................   $    13     $    71    $    (8)   $     (894)  $     (831)  $     (424)
                                     =======     =======    =======    ==========   ==========   ==========
Basic and diluted income (loss)
  per common share attributable to
  common stockholders.............   $136.84     $747.37    $(84.21)   $(9,410.53)  $(8,747.37)  $(4,464.37)
                                     =======     =======    =======    ==========   ==========   ==========

                                                                         AS OF DECEMBER 31,
                                                              -----------------------------------------
                                                                1994       1995       1996       1997
                                                              --------   --------   --------   --------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................    $ --      $  --       $ 70       $ 14
Working capital (deficit)...................................     (15)        70         14         42
Total assets................................................      40        147        348        769
Long-term debt and capital lease obligations, excluding
  current position..........................................      25         47         11         16
Stockholder's equity........................................       2         66         45        132

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS AND RELATED NOTES OF USI, ACR AND IIT INCLUDED IN THIS PROSPECTUS. THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF OUR PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS APPLY TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS ARE MADE AS OF THE DATE OF THIS PROSPECTUS, AND WE ASSUME NO OBLIGATION TO UPDATE THESE FORWARD-LOOKING STATEMENTS OR TO UPDATE THE REASONS ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. SEE "RISK FACTORS."

OVERVIEW

    I.I.T. Holding, Inc., the predecessor of USI for accounting purposes, specialized in systems analysis and design and systems integration solutions. IIT provided PeopleSoft human resource management and financial system implementation. IIT's consulting professionals have expertise in human resource management as well as accounting and financial systems.

    We acquired IIT in September 1998 as a part of our program to develop a new Internet-based service offering. IIT provides implementation capabilities that enable us to provide human resource and financial management functionality as part of our IMAP offerings.

    We have developed an advanced, integrated service offering that provides our clients the ability to use leading business software applications through our state-of-the-art Internet-based network. Since our inception in January 1998, we have devoted substantially all of our efforts to developing our network infrastructure, recruiting and training personnel, establishing strategic business partnerships with application software providers, completing three strategic acquisitions and raising capital. We have incurred a cumulative net loss since inception and expect to incur additional losses for at least the next twelve months, due primarily to additional start-up costs related to implementation of our services and the continued expansion and enhancement of our network. As of September 30, 1999, we had an accumulated deficit of approximately $101.5 million.

    In April 1999, we completed an initial public offering of our common stock. The net proceeds from the sale of the 10,350,000 shares of common stock were approximately $132.7 million. The initial public offering of common stock met the criteria for the automatic conversion of our outstanding Series A Convertible Preferred Stock and Series B Redeemable Convertible Preferred Stock into common stock. In addition, the repurchase rights lapsed with respect to all common stock subject to repurchase.

    In November 1999, we completed the sale of the Notes for net proceeds of approximately $120.1 million.

    REVENUE. We currently generate revenue from both traditional IT services and IMAP services. We expect that as IMAP services grow, they will represent an increasing proportion of our revenue. Revenue from IMAP services consists of monthly recurring fees from ongoing services and is recognized ratably as earned over the contract term. Non-refundable client deposits, if any, are recognized as revenue ratably over the contract term. Revenue from the delivery of professional information technology services not included in IMAP solutions is recognized as the services are performed.

    COSTS AND EXPENSES. We incur operating costs and expenses related to the delivery of IMAP services.

    Costs and expenses include product development, network and data center support, marketing, and selling, general and administrative expenses. Since inception, we have incurred expenses consisting primarily of compensation and benefits, recruiting, occupancy and consulting. We have expensed all start-up costs as incurred.

    We incur up-front costs related to the delivery of IMAP services. Product development costs and the cost to operate our network and data centers are recognized as period costs. Costs related to the acquisition of hardware are capitalized and depreciated over the estimated useful life of the hardware of five years. Costs related to the acquisition of software licenses are capitalized and amortized over either the term of the license agreement, or the term of the individual client contract, depending on the nature of the software license agreement. Amortization is based on current and future revenue from each product and annual amortization will not be less than that computed on a straight-line basis over the remaining useful life. Direct costs related to the integration of software applications for a client on our network are capitalized and amortized over the related contract period.

HISTORICAL RESULTS OF OPERATIONS--USINTERNETWORKING

COMPARISON OF THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999 TO THE PERIOD ENDED
  SEPTEMBER 30, 1998

    REVENUE. For the nine months ended September 30, 1999, we generated $11.3 million in IMAP revenue, and $9.5 million in professional IT services revenue. We generated $0.5 million in professional IT services revenue for the period January 14, 1998, our date of inception, through September 30, 1998 primarily from our newly acquired subsidiary, IIT.

    GROSS MARGINS, DIRECT COSTS OF SERVICES, NETWORK AND INFRASTRUCTURE
COSTS. For the nine months ended September 30, 1999, we incurred $7.6 million and $6.3 million of direct costs related to the delivery of our IMAP and professional IT services, respectively. For the period from January 14, 1998, our date of inception, through September 30, 1998, we incurred no and $0.3 million of direct costs related to the delivery of our IMAP and professional IT services, respectively. Additionally, we also incurred $11.3 million of costs related to the maintenance of our network and infrastructure for the nine months ended September 30, 1999 and no related costs during the same period in 1998. Gross margins, including IMAP network and infrastructure costs, for the nine months ended September 30, 1999 were (67.8)% and 33.5% for IMAP and professional IT services, respectively.

    GENERAL AND ADMINISTRATIVE EXPENSES.  For the nine months ended
September 30, 1999, we incurred $15.8 million of general and administrative expenses compared to $10.4 million for the period from January 14, 1998, our date of inception, through September 30, 1998. The increase of $5.4 million reflects the costs required to support three full quarters of operations in 1999 that were not incurred during the same period in 1998, offset by one time start-up costs incurred in 1998.

    SALES AND MARKETING EXPENSES. For the nine months ended September 30, 1999, we incurred $24.6 million of sales and marketing expenses compared to $1.8 million for the period from January 14, 1998, our date of inception, through September 30, 1998. The increase of $22.8 million reflects the costs associated with the sales and marketing initiatives required to support our IMAP services during three quarters of operations in the period ended September 30, 1999, compared to start-up sales activities during 1998.

    PRODUCT RESEARCH AND DEVELOPMENT EXPENSES. For the nine months ended September 30, 1999, we incurred $2.0 million of product research and development expenses compared to $0.3 million for the period from January 14, 1998, our date of inception, through September 30, 1998. The increase of $1.7 million reflects the costs associated with the continued development of our new products and infrastructure during a full quarter of operation in the period ended
September 30, 1999, compared to start-up activities during 1998.

    NON-CASH STOCK COMPENSATION EXPENSE.  For the nine months ended
September 30, 1999, we incurred $6.8 million in non-cash compensation expense. Of this amount, $6.2 million reflects the period's expense in connection with employee stock options issued at an exercise price of $4.00 and an estimated fair market value of $13.33 to $22.33 per share at the date of grant. The remaining amount of $0.6 million reflects our contribution of common stock to the employee benefit plan and the amortization of unearned compensation. There was minimal non-cash stock compensation expense for the comparable period in 1998.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the nine months ended September 30, 1999 totaled $14.8 million. Of this amount, $4.1 million represents the amortization of the goodwill recorded upon our acquisitions of ACR and IIT; the remaining $10.7 million represents depreciation of our property and equipment and the amortization of our prepaid software licenses. There was minimal depreciation and no amortization expense for the comparable period in 1998.

    INTEREST INCOME AND EXPENSE. For the three months ended September 30, 1999, we incurred $2.1 million in interest expense and generated $2.8 million of interest income. We had minimal interest income and expense during the period ended September 30, 1998.

HISTORICAL RESULTS OF OPERATIONS--PREDECESSOR

COMPARISON OF THE NINE-MONTH PERIOD ENDED SEPTEMBER 30, 1999 OF USI TO THE
  PERIOD FROM JANUARY 1, 1998 THROUGH SEPTEMBER 7, 1998 OF PREDECESSOR

    REVENUE. For the nine months ended September 30, 1999, we generated $11.3 million in IMAP revenue, and $9.5 million in professional IT services revenue. For the period from January 1, 1998, through September 7, 1998, IIT generated $4.4 million in professional IT services revenue and no IMAP revenue. The increase in professional IT services revenue is attributable to the acquisition of ACR in October 1998, and the inclusion of its professional IT services revenue in the period ended September 30, 1999.

    GROSS MARGINS, DIRECT COSTS OF SERVICES, NETWORK AND INFRASTRUCTURE
COSTS. For the nine months ended September 30, 1999, we incurred $13.9 million of direct costs related to the delivery of our IMAP and professional IT services. For the period from January 1, 1998, through September 7, 1998, IIT incurred $3.0 million of direct costs related to the delivery of professional IT services. Additionally, we also incurred $11.3 million of costs related to the maintenance of our network and infrastructure. Our gross margin, including IMAP network and infrastructure costs, for the nine months ended September 30, 1999 was (67.8)%. The gross margin for IIT for the period from January 1, 1998, through September 7, 1998, was 32.4%.

    GENERAL AND ADMINISTRATIVE EXPENSES.  For the nine months ended
September 30, 1999, we incurred $15.8 million of general and administrative expenses compared to IIT's $1.8 million for the period from January 1, 1998, through September 7, 1998. The significant increase reflects costs associated with the continued development and maintenance of a much larger infrastructure required to support our IMAP services in the period ended September 30, 1999.

    SALES AND MARKETING EXPENSES. For the nine months ended September 30, 1999, we incurred $24.6 million of sales and marketing expenses compared to IIT's $0.1 million for the period from January 1, 1998, through September 7, 1998. The significant difference reflects costs associated sales and marketing efforts required to support our IMAP services in the period ended September 30, 1999.

    PRODUCT RESEARCH AND DEVELOPMENT EXPENSES. For the nine months ended September 30, 1999, we incurred $2.0 million of product research and development expenses. IIT incurred no related expenses for the period from January 1, 1998, through September 7, 1998. The difference reflects the costs

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associated with the continued development of our new products and infrastructure during three full quarters of operations for the period ended September 30, 1999.

    NON-CASH STOCK COMPENSATION EXPENSE.  For the nine months ended
September 30, 1999, we incurred $6.8 million in non-cash compensation expense. IIT had no non-cash stock compensation expense for the period from January 1, 1998, through September 7, 1998.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the nine months ended September 30, 1999, totaled $14.8 million. Of this amount, $4.1 million represents the amortization of the goodwill created through our acquisitions of ACR and IIT; the remaining $10.7 million represents depreciation of our property and equipment and the amortization of our prepaid software licenses. IIT incurred approximately $28,000 in depreciation expense for the period from January 1, 1998, through September 7, 1998.

    INTEREST INCOME AND EXPENSE. For the nine months ended September 30, 1999, we incurred $2.1 million in interest expense and generated $2.8 million of interest income. IIT had minimal interest expense and no interest income during the period from January 1, 1998, through September 7, 1998.

ACQUIRED COMPANIES

    The acquisitions of IIT and ACR were made primarily with cash and were accounted for using the purchase method of accounting. The assets and liabilities of the acquired companies have been recorded at their fair market value as of the acquisition closing date. The excess of the purchase price over the fair market value of the identifiable net assets of IIT and ACR has been accounted for as goodwill, which is being amortized over its estimated useful life of 5 years.

LIQUIDITY AND CAPITAL RESOURCES

    At September 30, 1999, we had cash and cash equivalents of $28.6 million and available-for-sale securities of $40.4 million.

    For the nine months ended September 30, 1999, we have used $56.4 million in operating activities, $100.1 million in investing activities and generated $141.2 million through financing activities. Included in financing activities was $132.7 million raised from an initial public offering in April 1999.

    We have used debt and capital leases to partially finance our capital purchases. As of September 30, 1999, we had obtained commitments for secured financing from several sources, including Cisco System Capital Corporation ($10.0 million), Venture Lending & Leasing II, Inc. ($10.0 million), Finova Capital Corporation ($11.7 million), Transamerica Business Credit Corporation ($4.0 million) and EMC Corporation ($6.4 million). At September 30, 1999, the total of our secured financing commitments was $73.3 million, of which $56.5 million had been funded.

    In the fourth quarter of 1999, we issued $125 million in principal amount of Notes. The net proceeds from the issuance were approximately $120.1 million. The Notes pay interest at 7% and are convertible into common stock at the holder's option at a price of $24.85 per common share.

    In April 1999 we purchased an office building for $11.8 million. The seller financed $7.1 million of the purchase price through a first mortgage note due May 2006 bearing interest at 7.5% per annum. We expect to spend approximately $12 million in 1999 on improvements to the building and have arranged financing for $5.0 million of these improvements.

    We believe that these resources will be sufficient to fund our operations for the next twelve months. The majority of the base infrastructure required to provide our IMAP services has been purchased. As a result, our capital expenditures for the next several years will now largely be success-based, consisting of software licenses and hardware required to implement IMAP solutions for our new

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customers. These new customer contracts are expected to have an average term of three to five years; however, we anticipate that many of our customers will renew their contracts due to the cost and complexity of switching service providers.

    If we expand more rapidly than currently anticipated, if our working capital needs exceed our current expectations or if we make acquisitions, we will need to raise additional capital from equity or debt sources. We cannot be sure that we will be able to obtain the additional financing to satisfy our cash requirements or to implement our growth strategy on acceptable terms or at all. If we cannot obtain such financing on terms acceptable to us, we may be forced to curtail our planned business expansion and may be unable to fund our ongoing operations. We are presently pursuing a variety of sources of other debt financing, but no additional commitments have been obtained to date.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED FOR OR OBTAINED FOR INTERNAL USE (SOP 98-1). This SOP requires the capitalization of costs to purchase or develop internal-use software, including external direct costs of materials and services, payroll and payroll related costs for employees who are directly associated with and devote time to an internal-use software development project. Allocations of overhead to capitalized costs are not permitted. Computer software costs related to research and development are expensed as incurred, as are training and maintenance costs. SOP 98-1 is effective for years beginning after December 15, 1998 and application is prospective. Through December 31, 1998, approximately $1 million of costs related to the implementation of internal use software were expensed. We have adopted SOP 98-1 in 1999, and have capitalized $1.5 million of costs in implementing our internal use software.

    In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, REPORTING THE COSTS OF START-UP ACTIVITIES (SOP 98-5). This SOP requires that start-up costs and organizational costs be expensed as incurred. Start-up activities include one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, initiating new process in an existing facility, or commencing some new operation. SOP 98-5 is effective for years beginning after December 15, 1998. We currently expense the costs of all start-up and organizational activities.

YEAR 2000 COMPLIANCE

    YEAR 2000 ISSUE. The Year 2000 issue is a result of computer programs or systems, which store or process date-related information using only two digits to represent the year. These programs or systems may not be able to properly distinguish between a year in the 1900's and a year in the 2000's. Failure of these programs or systems to distinguish between the two centuries could cause the programs or systems to yield erroneous results or even to fail.

    STATE OF READINESS. Since its inception in January 1998, USI has been cognizant of the Year 2000 issue. Hardware and software selections, network architecture, and client contract terms have all been designed with the Year 2000 issue in mind.

    We have established a Year 2000 compliance team to carry out a program of testing and remediation on our information technology and non-information-technology systems, for systems used by USI as well as those provided by USI to its clients. The compliance team includes a Year 2000 outside consulting firm and members from all levels of our management, engineering and operations organization. The compliance team meets as a group on a regular basis and subgroups of the team will

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
meet as needed to address specific issues. The compliance team is in the process of carrying out a program consisting of the following phases:

    - inventory of all potentially affected software products and software-related services;

    - analysis of such products and services to identify any areas that require change or replacement;

    - development of appropriate changes or replacements for the identified areas;

    - testing;

    - implementation of the changes or replacements; and

    - contingency planning.

    Because USI is not only a user of software products and software-related services, but also provides software products and software-related services to its clients, the compliance program is addressing both software products and software-related services used by USI and those provided by USI to its clients. While different areas of USI face different Year 2000 problems, USI has given priority to software products and software-related services that it provides to its clients.

    Our compliance team has completed the following tasks under our compliance program.

    - We have conducted in depth discussions with all of our software suppliers. We have received assurances from all our software suppliers that the programs provided to us are in compliance, and we do not believe that any of the software applications provided to our clients requires remediation. Even so, we continue to perform testing on the programs and applications in production.

    - We have inventoried existing hardware and software used in our systems. Our hardware and software purchases were made beginning in March 1998 and no systems were in service before then, excluding systems maintained by the acquired companies. Systems manufactured and released after 1996 are generally believed to be free of Year 2000 compliance problems.

    - Although the companies we recently acquired have been in existence longer than we have and have older systems in place, we have concluded, based on Year 2000 assessments performed for the acquired companies, that there are no material exposures related to the hardware or software used by the acquired companies.

    - We have performed Year 2000 and subsequent leap year roll-over tests up to the year 2008 on each of our server platforms. To date, these tests have found only one system to be non-compliant. This system was brought into compliance with an operating system upgrade in October 1998.

    - We have put our network infrastructure units, like routers and switches, through a Year 2000 roll-over test and we have found these units to be compliant.

    - We have inventoried our internally developed source code and determined that there is a minimal amount, consisting primarily of custom web scripts and UNIX shell scripts, which require testing.

    - We have inventoried and analyzed our existing systems and implemented required changes or replacements to existing systems identified as having a high risk of non-compliance.

    The Year 2000 compliance team has the following tasks to complete.

    - Analyze and, if necessary, test and remediate warranted consulting services provided by Conklin.

    - Verify implementation of any necessary changes and replacements to software products and software-related services used and provided by USI.

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
    - Verify that vendor OS remediation requirements identified by completed testing have been applied.

    - Enforce moratorium of changes to software products and software-related services effective December 15, 1999.

    - Monitor ongoing vendor driven efforts to identify additional Year 2000 problems for applicability to USI client systems.

    - Execute the contingency and business continuation plans, which are in place to provide on-site and vendor-supported correction in the event of unanticipated failure of the systems used by USI due to the Year 2000 millenium change.

    COSTS. As of September 30, 1999, USI has incurred approximately $0.8 million in expenses in connection with its Year 2000 compliance program. All expenses relating to Year 2000 compliance to date have been incurred in the normal course of our business, as we have developed our products, network, and implemented specific client applications. The cost of completing the Year 2000 compliance program is expected to be principally in the form of the opportunity costs of employees' time and consulting fees. USI may also need to purchase replacement products or other providers to assist in Year 2000 compliance efforts. Currently, the estimated final cost of the Year 2000 compliance program is approximately $1.0 million, which includes internal labor costs, the hiring of the Year 2000 consulting firm and reserves for additional outside consultants and additional hardware and software. We expect that this estimate will be refined as the analysis testing and implementation phases are completed.

    RISKS. Should we fail to solve a Year 2000 compliance problem to one of our systems the result could be a failure or interruption of normal business operations. We believe that, due to the relative newness of our systems and the tasks undertaken and completed by our compliance team, the potential for significant interruptions to normal operations should be minimized. Our primary risks with regard to Year 2000 failures are those which impact our IMAP business.

    The reasonably likely worst-case risks inherent in our business are as follows.

    - If a product or service provided by USI or its subsidiaries is found to cause damage or injury to a client because of Year 2000 noncompliance, USI could be liable to the client for breach of warranty. USI's client contracts generally limit USI's liability. USI cannot accurately predict what legal claims may be brought against it. In addition, USI cannot predict the outcome of any legal claims. USI has contracts which make Year 2000 warranties. Some of these contracts make broader warranties than those made by the manufacturers of the software provided. The potential liability arising from some of these warranties is not capped and does not exclude consequential damages.

    - Significant and protracted interruption of electrical power to our data center operations could materially and negatively impact our ability to provide data center operations. To mitigate this risk, we have deployed back-up power systems at our data centers and have the capability to transfer all of the operations of one data center to another. However, electrical power interruptions that impact Internet connectivity providers could adversely impact us because of our reliance upon Internet-based operations for our day-to-day business.

    - Significant and protracted interruption of telecommunications and data network services in any of our data centers could materially and negatively impact our ability to provide data center operations. We have conducted detailed assessments of the components of our telecommunications infrastructure and are working to identify appropriate system testing guidelines. In addition, we have plans to seek additional assurances and a better understanding of the compliance programs of its telecommunications and data circuit providers.

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    - The failure of components of our systems used in the data centers could materially and negatively impact our business. However, based on the time period in which the data centers were developed we believe the risk of failure is small. In addition, we have conducted a technical assessment of the current systems and believe them to be compliant.

    - In the course of our business, we use software products provided by other companies, and some of our products and services interface to other companies' systems. We have received information from various other third-party providers regarding the Year 2000 readiness of their products and we continue to review such information. We are also sending requests to other third parties for information regarding the Year 2000 readiness of their products and systems. As we do not have any control over these third parties, we cannot guarantee that such third-party products and systems will not suffer any adverse effects due to the Year 2000 issue, which may result in a material adverse effect on our business.

    - We have completed our Year 2000 contingency plans. However, if the contingency plans prove inadequate, our potential Year 2000 liabilities may be increased.

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
                                    BUSINESS

ABOUT USI

    USI's service offerings integrate leading packaged software applications with computing hardware, network security and operational support to meet the needs of middle market companies for business functions such as e-commerce, sales force automation and customer support, messaging and collaboration and professional services automation. We implement these applications in our data centers and enable our clients to access and utilize the applications over the Internet. We take full responsibility for providing these services to our clients, freeing them from the need to own and manage related computer systems, networks and software.

MARKET TRENDS

    We believe that there are four key market trends that drive our business opportunity:

    - the increased acceptance of the applications hosting model;

    - the rapid growth of e-commerce and Internet-based communications;

    - the competitive need of middle market enterprises to automate key business processes; and

    - the availability of Internet-enabled packaged software applications.

THE INCREASED ACCEPTANCE OF THE APPLICATION SERVICE PROVIDER MODEL.

    The application service provider model is being increasingly validated by the emergence of new entrants into this market. The pure play applications hosting companies today include companies such as Aristasoft, Breakaway Solutions, Corio, Futurelink, Interliant, Interpath and Telecomputing. KPMG, a leading systems integrator has announced a partnership with Qwest to provide applications hosting solutions. USWeb/CKS, another systems integrator, also provides applications hosting solutions. The leading enterprise application companies such as Oracle, Siebel and SAP are either in the process of or are already providing applications hosting solutions. The web hosting companies such as Concentric, Digex and Verio either by themselves or in partnership with other players are expected to be players in the ASP market. International Data Corporation estimates that the market opportunity in the high-end Application Service Provider market will reach $2 billion by 2003, representing a four-year compound annual growth rate of 91%.

THE RAPID GROWTH OF E-COMMERCE AND INTERNET-BASED COMMUNICATIONS.

    An increasing number of companies use the Internet to enable fast and efficient communications between various constituents of their enterprises. The following examples illustrate this trend.

    - E-commerce is becoming a critical element of many businesses' strategies. Companies increasingly demand that their vendors communicate ordering, invoicing and payment transactions through Internet-enabled applications. International Data Corporation estimates that commerce on the Internet will be more than $1 trillion by 2003, reflecting a four-year compound annual growth rate of 85%.

    - Enterprises are relying on the Internet to communicate with employees who are increasingly dispersed due to globalization and the development of alternative workplaces. According to Forrester Research, Inc. there are between 30 and 40 million telecommuters or home-based workers in the United States.

    - To interact with customers, suppliers and remote employees efficiently, an increasing number of businesses are implementing mission-critical applications over intranets and extranets rather than through dedicated private networks. Forrester Research, Inc. forecasts that the increasing

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
      demand for corporate intranets and extranets will fuel growth rates in excess of 30% in distributed infrastructure services resulting in a $140 billion market in 2002.

    As more companies implement mission-critical business applications on the Internet, the demand for the outsourced provision of key Internet infrastructure and services, or web hosting, has significantly increased. The outsourcing of web sites is occurring because businesses recognize that they do not have an infrastructure sufficient to ensure reliable and responsive deployment of mission-critical applications on the Internet. Web site hosting providers address these concerns by building substantial redundancy and capacious network bandwidth into their facilities. Moreover, they provide a physically secure data center environment, which helps to address businesses' security concerns as they begin to move proprietary business information over the Internet.

THE COMPETITIVE NEED OF MIDDLE MARKET ENTERPRISES TO AUTOMATE KEY BUSINESS
  PROCESSES.

    Middle market enterprises increasingly face competitive demands to automate business processes, but they have frequently not been able to afford the functionality available to their larger competitors. This has been exacerbated by the shortage of IT professionals. We believe that these enterprises have a significant need for packaged application software to improve core business processes, reduce costs and enhance their global competitive position.

    We believe that many of the leading enterprise resource planning software packages remain too complex and too costly to be effective solutions for middle market companies. While many enterprise resource planning providers have begun offering products that are targeted for the middle market, implementation of these packages generally still requires specialized skill sets and frequently takes three to twelve months. In addition, the infrastructure required to support these packages once implemented is also beyond the capabilities of many middle market businesses. Faced with these costs and time frames, many middle market companies choose to forgo the capabilities of leading enterprise resource planning packages in favor of less functional products. We believe that a lower cost, more easily implemented approach would allow these middle market businesses to capitalize on the functionality of leading enterprise resource planning packages and better position these businesses against larger competitors.

THE AVAILABILITY OF INTERNET-ENABLED PACKAGED SOFTWARE APPLICATIONS.

    Until recently, companies wanting to implement Internet applications had to develop their own software applications or customize existing packages. This made each implementation unique and costly. It also made implementation time frames and costs unpredictable. Over the past two years, however, major packaged application providers, such as Siebel, PeopleSoft, Lawson, Oracle, J.D. Edwards and others, have released versions of their software which can be accessed and used over the Internet. Internet-enabled software is becoming an increasingly common offering of providers of applications for distributed users such as e-commerce, enterprise resource planning applications, and sales force automation, where the increasing ubiquity of the Internet makes it a cost-efficient mechanism for implementing distributed functions.

    We believe that the availability of Internet-enabled packaged software makes it possible, for the first time, to implement these applications on the Internet in predictable time frames, with predictable costs, and without writing custom code.

THE USI SOLUTION

    We believe that we are well positioned to take advantage of these trends. We have established our IMAP services as a leading single-source solution for the Internet-enabled application software needs of middle market enterprises. We take responsibility for the deployment and maintenance of the IMAP best-of-breed packaged software applications. This allows our clients to focus on their core

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
competencies without mediating among disparate vendors. Our IMAP solutions enable clients to buy these mission-critical functions as a service from a single vendor, rather than as a collection of technologies from multiple vendors.

    We have teamed with major packaged application software providers to implement our IMAP solutions. We have built a network of EDCs through which our clients' business software applications are deployed. The network offers fast, reliable and secure access to the client application web sites that we manage, which serve as the "Internet gateways" for enterprises and their employees, customers and partners to access and use business application software and data. The servers are generally procured and maintained by us and dedicated to specific clients. Clients can define specific groups, such as their sales force, customers, or investors, to have full or limited access to their web sites. Because our network is deployed globally, access to client applications can be equally responsive in North America, Europe and Asia. Moreover, geographically dispersed backup is designed to ensure high reliability and data integrity. We provide packaged application software and support along with our services on the basis of multi-year contracts paid on a monthly basis. We believe that the combination of our Internet communications capability along with Internet-enabled software applications makes our IMAP offerings the first truly integrated Internet communications and computing solution.

OPERATE A SPECIALIZED GLOBAL NETWORK

    We have constructed a highly reliable, fully redundant, global network specifically designed to support our IMAP solutions. Our network is designed to provide the fastest possible response time, the highest level of security and 99.9% availability to our clients. We have EDCs in Annapolis, Silicon Valley, Amsterdam and Tokyo. These EDCs are monitored and managed from our Global Enterprise Management Center in Annapolis and a remote back-up GEMC in Silicon Valley. The network is designed around dual primary backbones connecting our EDCs and GEMCs. Our dedicated network is linked to the Internet in North America via eight major backbone providers, allowing our clients to bypass congested public exchange points. In addition, our network is linked with two backbone providers in each of Europe and Asia, enabling us to provide global connectivity to our clients. Large storage arrays in Annapolis and Silicon Valley can provide real-time back-up of North American client sites, enabling us to provide an unusually high level of data integrity. We use our network operations platform, USIView, to proactively manage and monitor our network systems, telecommunications hardware, network connectivity, operating systems and applications software.

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                                     [LOGO]

    This specialized network enables us to provide very high levels of reliability, security and responsiveness to client constituents, whether they access our applications through the Internet or from behind a client LAN (as illustrated above).

DELIVER INTEGRATED SERVICE OFFERINGS AROUND BUSINESS PROCESSES

    We have built and acquired expert product teams that specialize in implementing IMAP solutions to support specific business processes. Our consulting and implementation teams have specific expertise in implementing our IMAP solutions for e-commerce, sales force automation and customer support, human resource and financial management, messaging and collaboration and professional services automation. Each team can integrate a specific application software package and the required Internet communications services, which together provide a total solution for a specific business process. These teams can implement applications and generate value for customers very quickly. For example, our typical implementation of Siebel technology is designed to be completed in 45 days. We believe that this provides a competitive advantage over a more conventional implementation which requires six months to more than a year for completion. The consulting and implementation teams hand off the implemented application to our operations group, which runs and maintains the application as well as provides ongoing support to the client through our client care organization.

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
LEVERAGE STRATEGIC RELATIONSHIPS WITH LEADING SOFTWARE APPLICATION PROVIDERS

    We have established relationships with vendors in key application areas, including BroadVision and Microsoft in e-commerce; Ariba in business to business electronic commerce; Siebel in sales force automation, customer service and enterprise marketing; PeopleSoft and Lawson in human resources and financials; Microsoft Exchange in messaging and collaboration; Niku in professional services automation; and Sagent in decision-making support. We are the exclusive application service provider of Siebel enterprise relationship management applications for customers of SiebelNet, Inc. that are headquartered in North America and are one of two currently certified PeopleSoft Application Service Providers. The agreements with software providers generally enable us to deploy the applications as a service, without the need to establish a separate licensing arrangement for each client. The agreements also enable us to provide our clients with an economically attractive service offering, and afford us co-marketing and co-branding opportunities. These agreements provide us with an initial software portfolio that can meet a broad range of our clients' enterprise resource planning, e-commerce and communication needs. In addition, the agreements provide us with an accelerated path to developing our expert product teams around the software applications and business processes these applications support.

IMPLEMENT SERVICES-BASED BUSINESS MODEL

    We sell our IMAP solutions as a service, not as a technology. Accordingly, our clients sign long-term contracts with fixed monthly payments made as the service is delivered. We believe that selling our IMAP solutions as a service reduces our clients' initial capital expenditures and makes it easier for non-technical executives to purchase our products.

THE USI STRATEGY

    The focus of our strategy is to deliver timely, reliable and secure IMAP services to our clients. We believe that by doing so we will rapidly build our client base and secure long-term relationships, especially with those clients in the middle market. We intend to continue investing to maintain a value advantage over our competitors and to capitalize on our first mover advantages, as follows:

    - DEVELOP NEW BUSINESS. We will continue to develop new business by soliciting potential clients through joint marketing campaigns with our hardware, software and integration partners, advertising in industry specific periodicals and newspapers, sponsoring seminars and trade shows in selected markets, and conducting targeted mass mailings of marketing material.

    - CROSS-SELL PRODUCTS TO INCREASE PENETRATION OF ACCOUNTS. We are able to provide a range of packaged software applications and complex web hosting services to our clients. We actively seek to increase our sales to clients by cross-selling our products and services. Our aim is to increase our implementation and provision of our clients' mission-critical business processes.

    - EXPAND OUR PORTFOLIO OF IMAP SOLUTIONS. We have entered into strategic partnerships with numerous application software vendors. These vendors are offering or developing additional applications in specific vertical market segments which we expect to deploy in order to expand our portfolio of IMAP solutions.

    - ENHANCE THE CAPACITY AND FUNCTIONALITY OF OUR GLOBAL NETWORK. We will continue to deploy enhanced value features into our network. In addition, as we begin to address clients located in Europe and Asia, we will expand our capacity in those regions. Today, we provide European and Asian mirror sites to our clients from co-located Enterprise Data Centers in Amsterdam and Tokyo.

    - EMPHASIZE THE IMAP BRAND. We have focused our sales and marketing efforts to distinguish IMAP as a branded product offering focused on the middle market and selected divisions of larger multi-national organizations. Our direct sales organization allows our sales representatives

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      to understand each client's specific business needs better and provide the ongoing support that facilitates effective cross-selling.

IMAP OFFERINGS

    Our current IMAP offerings provide integrated solutions to meet the needs of middle market clients implementing distributed business functions, whether based on applications we provide or where we are hosting existing applications provided by the client. These solutions encompass four elements.

    - LEADING PACKAGED APPLICATION SOFTWARE. Our application packages address major business process areas including e-commerce, sales force automation and customer support, human resource and financial management, messaging and collaboration and professional services automation. We have chosen to focus on mission-critical business processes that serve distributed users. These processes can gain maximum value from Internet implementations and from our infrastructure.

    - USI-MANAGED CLIENT APPLICATION WEB SITES AVAILABLE VIA OUR GLOBAL NETWORK. USI-managed client application web sites are housed on dedicated USI-managed servers and available via a reliable, high-performance and secure global Internet network. Our network architecture is designed to ensure responsiveness and allows clients to define which groups will have full or limited access to the web site or the server.

    - CONSULTING AND SYSTEMS INTEGRATION SERVICES. IMAP consulting and system integration services define, develop and offer a service that provides access to a combination of our network services, application software and related hardware necessary to provide our service and meet a specific client's needs. Within the IMAP solutions, we do not develop software nor do we implement substantial customization of existing packages. Rather, modular packages applications are configured to meet a client's requirements.

    - INTEGRATED CLIENT SERVICE. Once implemented, IMAP solutions are efficiently managed in our network of EDCs. We provide client support twenty-four hours a day, seven days a week, from dedicated teams with specific knowledge of each client implementation.

    In addition to the specific application areas that we support, we allow clients to host their own software applications in our highly reliable and secure data center environment. In this context, the IMAP offering consists of all of the above elements other than the provision of application layer software. Clients for this complex web site hosting realize all the reliability, security, and responsiveness benefits of our network; however, we take no responsibility for the application itself. We believe that many of our complex web site management clients intend to migrate to a USI-supported application over time.

    Most of our IMAP contracts, including our contracts for complex web site hosting, provide for a modest initial payment and are generally not less than three years in length. However, client contracts signed under our agreement with Siebel may have a term as short as six months and we foresee that some web site hosting contracts may also have shorter terms, and several of our earliest IMAP contracts permit early termination without substantial penalty. Our contracts provide for prospective payment reductions in the event that agreed service levels, as measured and quantified by system performance benchmarks, are not met.

USI'S NETWORK

    We designed our global network specifically to provide superior performance for the IMAP offerings. By maintaining architectural and operational control over our network up to the point at which the client's traffic leaves its ISP backbone or corporate LAN, our network is designed to:

    - provide uptime of 99.9% or better to the entire network, which includes the dedicated customer server;

    - provide fast and predictable response time and access to customer content globally; and

    - provide reliable and customized network security.

NETWORK UPTIME

    Our global network is designed to ensure 99.9% uptime by following four specific principles:

    - avoiding incompatibility through standardization;

    - utilizing redundant components;

    - offering the ability to mirror client servers in separate EDCs; and

    - implementing USIView, our global end-to-end network management system.

    Our network is designed around Cisco networking hardware, which minimizes multi-vendor integration and reduces the risks of hardware incompatibility and implementation delay. Cisco has designated our network as a Cisco Powered Network, indicating that Cisco has reviewed and approved the network design. Our network architecture relies on redundancy of network hardware, facilities infrastructure like power supplies, and telecommunications circuits, which maximizes the network availability. In addition, we have redundant EDCs, GEMCs and wide-area networks connecting our EDCs. The wide-area network connection can be used to dynamically mirror or provide a duplicate site for each client at an alternative EDC location. This mirroring feature protects the site from downtime resulting from catastrophic failure at a specific geographic location. For clients requiring real time disaster recovery, we use storage arrays that enable real time data mirroring and are designed to maintain the integrity of data to within minutes.

    The GEMC staff manages and monitors the network systems environment, telecommunications hardware and data content servers in all of our EDCs, both domestic and international, using USIView, our global network operations technology, an end-to-end network management platform. USIView consists of an integrated suite of scaleable software tools that allow the GEMC staff to proactively monitor systems-level events, processes and thresholds. USIView is the foundation of our systems and operations management strategy, providing us with:

    - a unified configuration and change management method;

    - an event correlation facility that collects, processes, and responds to management event information from a variety of sources; and

    - a central repository for inventory and asset management information.

FAST RESPONSE TIME

    In order to facilitate the faster response time, we have designed our "PriorityPeering" network to avoid congestion areas on the Internet and have specifically designed our primary GEMC to support our integrated network. We seek to avoid the known Internet congestion points at the Metro Area Exchanges and at the network access points. In order to bypass the MAEs and network access points, our network in North America connects directly with eight major Internet service providers' backbones, which carry about 85% of all the traffic on the Internet today. Client data is routed directly over an ISP's network to our network, bypassing congested public exchange points.

NETWORK SECURITY

    Each EDC features multiple levels of security to isolate private information from public information. Private network infrastructure is physically isolated with cabling, switches and routers separately maintained from the hardware for the public network infrastructure. In addition, access to the EDCs and GEMCs is restricted to authorized personnel by hand scan readers, which also monitor and record entrances and departures. The public network and the private network have minimal electronic or logical interconnection and are connected only through a redundant firewall. The network also includes firewall products that enforce data security and policy-based routing for clients who prefer secure access to server resources. We believe that these measures ensure complete separation and security between its public and private networks.

STRATEGIC SOFTWARE VENDOR RELATIONSHIPS

    In developing our IMAP solutions, we have formed relationships with some of the market-leading software providers whose applications support critical business processes. These application providers include BroadVision, Siebel, PeopleSoft, Lawson, Microsoft, Niku and Sagent. We believe that we have proven to be an attractive partner for these software companies because of our strategy to deliver integrated solutions to middle market enterprises in a cost-effective service model. Each of our software agreements is unique, but most allow us to deploy packaged application software as a service without the need to establish a separate licensing arrangement for each client. The agreements also generally include co-marketing, specialized product training and preferred pricing on the licenses to the software. We plan to enter into additional agreements with other software vendors over time.

    Each of our key application software relationships is described below.

    BROADVISION. We have agreed with BroadVision to offer BroadVision's e-commerce application as an IMAP solution. BroadVision's e-commerce application has been adopted by enterprises across a broad range of industries. The agreement with BroadVision allows us to offer a robust set of e-commerce solutions for business-to-business and business-to-consumer commerce. BroadVision has named us as its first certified e-commerce application service provider worldwide.

    Our agreement with BroadVision allows for attractive discounts on licenses. Our arrangement with BroadVision also provides for flexible use of licenses worldwide, sharing of development methodology, technical support, joint sales activity and co-marketing. We maintain IMAP solutions engineers, trained and certified on BroadVision applications, in nine major metropolitan areas.

    ARIBA. Ariba is a leading provider of intranet- and Internet-based business-to-business electronic commerce solutions for operating resources. The company's products efficiently connect requestors to approvers and buyers to suppliers to deliver an automated solution for improving the acquisition and management of operating resources, the goods and services required to operate a company.

    Our comprehensive partnership with Ariba includes product development, application implementation and management services, as well as cooperative sales and marketing. Under terms of the agreement, USI is a preferred ASP for the Ariba ORMX solution. Our arrangement with Ariba enables us to not only offer buyers the Ariba ORMX solution as part of our IMAP portfolio, but it also allows us the opportunity to provide other IMAP solutions to the suppliers that want to connect to the Ariba Network. Specifically, as part of the agreement, the Ariba sales force is incentivized to refer suppliers that transact with buyers through the Ariba Network platform to USI to leverage our existing sell-side e-commerce IMAP offerings.

    SIEBEL. Siebel is the recognized leader in providing enterprise relationship management applications, a range of product offerings that includes sales force automation, customer service/help desk, and enterprise marketing. We have entered into an agreement with SiebelNet, Inc., a wholly owned subsidiary of Siebel Systems, Inc., pursuant to which we serve as the exclusive application service provider of Siebel enterprise relationship management applications for customers of SiebelNet that are headquartered in North America. Under this agreement, SiebelNet pays us a monthly fee for services including ready-to-service hardware, network connectivity and client support.

    Our agreement with Siebel establishes a joint program in which the Siebel sales force will offer outsourcing as a product option. While Siebel will, in most instances, retain control of the application licensing, we will implement the application in our data center, provide on-going management and support, and may provide our consulting and implementation services. Enterprise relationship management opportunities identified by our sales force will be handled in the same manner. In return for the exclusivity of this relationship, we have agreed not to offer any competing enterprise relationship management applications as part of our IMAP solutions. The agreement mandates joint marketing programs, joint oversight of, and agreement on, the program to sell enterprise relationship management application outsourcing services, and commissioning of both Siebel's and our sales representatives participating in each sale.

    PEOPLESOFT. We have agreed with PeopleSoft to offer PeopleSoft human resource and core financial applications as IMAP solutions. PeopleSoft is an established leader in the enterprise resource planning software industry and the recognized leader in human resource management solutions. We are one of two currently certified PeopleSoft Application Service Providers.

    Our agreement with PeopleSoft provides that opportunities identified by our sales force be jointly marketed and quoted. Opportunities identified by the PeopleSoft sales force may be jointly marketed and quoted with us. Customers who elect outsourcing through us will purchase our IMAP solutions. The agreement also provides for the sharing of rapid deployment methodologies, complete software support, the ability to joint market products and services, shared visibility at industry events, sharing of sales leads and joint training efforts.

    LAWSON. Lawson is an established leader in the enterprise resource planning software industry and one of the pioneers of fully Internet-enabling its software products. Lawson is also a recognized leader in selling its enterprise applications on a worldwide basis. Lawson's product functionality includes human resources, financials, supply chain, collaborative commerce, enterprise budgeting and procurement. Lawson has selected USI as a global Application Service Provider.

    Our agreement with Lawson provides that qualified new outsourcing leads identified by Lawson will be referred to USI for hosting and application management. Outsourcing leads identified by USI or Lawson will be jointly marketed and quoted. USI has committed to provide marketing support and resources for our Lawson offering. The term of the Lawson agreement is one year, and will renew annually for up to five years unless either party provides notice of termination prior to the end of any given year.

    MICROSOFT. We have agreed with Microsoft to offer Microsoft's Exchange and Site Server products as IMAP solutions. Microsoft Exchange is the recognized leader in messaging and collaboration management solutions. Microsoft Site Server is a leading e-commerce platform.

    Our multi-year Exchange agreement with Microsoft grants us the right to distribute the Exchange software as part of our IMAP solution on a pay-per-user licensing fee basis. Under our other licensing agreement with Microsoft we implement, host and manage e-commerce solutions based on Microsoft Site Server.

    NIKU. Niku is a leading developer of professional services automation (PSA) solutions.

    Our agreement with Niku allows us to offer, as an IMAP solution, up-front installation, training and conversion services for Niku's PSA solutions. Under the Agreement, we pay a discounted fee for each Niku license included in any IMAP solution.

    SAGENT. We have agreed with Sagent to offer Sagent Internet Enterprise Intelligence applications as an IMAP solution. Sagent is currently fully prepared to service the emerging Internet Enterprise Intelligence market with its single, integrated, fully Internet-enabled, data warehousing solution. Oracle and Siebel have selected Sagent as the exclusive data modeling and data movement technology upon which their data warehouse products are based.

    Our agreement with Sagent allows for attractive discounts on licenses and services and grants us the right to distribute the software as part of our IMAP solutions without the need to establish a separate licensing arrangement for each client. The agreement also provides for flexible use of the licenses worldwide, access to rapid deployment methodology, software support, joint marketing and visibility as a Sagent Premier Partner at industry events, shared training resources and sharing of sales leads.

SALES AND MARKETING

    We offer our products and services through a direct sales organization based in the U.S. Each sales representative is responsible for a limited number of client relationships. We believe this approach enables our sales representatives to understand each client's specific business needs thoroughly and to provide top quality ongoing support. We currently have 39 sales representatives located throughout the United States. We intend to expand our sales organization into all major U.S. markets.

    Our sales teams target medium-sized enterprises based in the U.S. with annual revenues ranging from $50 million to $1 billion and selected divisions of larger multi-national organizations. Our sales strategy emphasizes that IMAP solutions enable clients to avoid extensive initial capital outlays, maintain focus on their core businesses, reduce technical and integration risks and shorten implementation time for software applications.

    We have developed programs to attract and retain high quality, motivated sales representatives that have the technical skills and consultative selling experience necessary to sell our IMAP solutions. In addition, our acquisitions have augmented the sales and technical team and have created opportunities for more rapid market penetration in their geographic region and access to established business relationships for cross-selling.

    We have established a marketing communications organization that is responsible for the branding and marketing of all our IMAP solutions and for distinguishing IMAP as a branded product offering. The marketing organization is responsible for all new service launches to ensure both internal execution and marketplace acceptance. The marketing organization has developed cooperative marketing and trade show participation programs in conjunction with our strategic software and hardware partners.

    We have entered into a marketing agreement with U S WEST
Communications, Inc., the incumbent local exchange carrier in fourteen western states. By the terms of that agreement, U S WEST gains exclusive rights to market our IMAP products in its fourteen-state region. We make our products available to U S WEST at a discount and provide technical support during the sales process. The agreement with respect to any IMAP offering can be canceled in the event that U S WEST does not achieve an agreed quota of sales for that offering. Moreover, the exclusive arrangement is not binding on any successor organization to us. See "Risk Factors--The markets we serve are highly competitive and many of our competitors have much greater resources."

CLIENT CARE

    A central element of the IMAP solution is a high level of responsive personalized service, referred to as client care. Through our client care process, a specific technical account manager is assigned to each client and support teams are designated to back up the account managers. This structure is designed to ensure service is available twenty-four hours a day, seven days a week. Assigned support teams comprise senior client support specialists, network engineers, and packaged application engineers. The teams have further support from a group of product-specific application engineers who are trained in the specific software applications that we offer.

CLIENTS

    We target primarily North American-based middle market enterprises and divisions of larger multinational organizations. We believe that these organizations will gain the most competitive advantage from IMAP solutions and that they provide the greatest opportunity for the outsourcing of information technology operations. Currently, business software application vendors are providing software predominantly to larger organizations. Historically, attempts to market to middle market enterprises have generally been unsuccessful due to the high up-front costs to obtain the required software, the long lead time to integrate the software into the specific business process and the competition for and shortage of IT resources in middle market companies.

    We currently have clients for both our IMAP offerings and traditional information technology services. Revenues from IMAP services comprise 54.2% of total revenue for the nine months ended September 30, 1999. As of September 30, 1999 we had 81 signed contracts with 64 clients for our IMAP services, representing over $100 million in expected contract revenue (assuming payments over the full contract terms) and approximately $30 million of 12 month backlog, which we define as revenue under contract expected to be recognized in the next 12 months. As of September 30, 1999, selected clients of ours include:

Actuate Software
AllBooks4Less.com
Baltimore Sun
Bike.com
Clarus
CornerStone Brands
Dozier Electronics
Franklin Covey
GE Capital Retirement
Health Care Online
Herman Miller
Hershey Foods
HP Shopping Village
  (hpshopping.com)
INSLAW

Intraware
Knoll Pharmaceutical
Lattice Partners
Legg Mason
Liberty Financial Companies
liveprint.com
LHS Communications
Loan Market Resources
LocalVoice.com
NetGift Registry
Niku
Perfumania.com
PSDI
rdental.com
Rhythms NetConnections

Sagent
Samsung
Service Hub
Star Telecommunications
Sunburst Hospitality
TaketoAuction
TeleChoice
The Luggage Center
U S WEST
V Technologies
Ventana
WeTheShoppers.com
XL Capital

COMPETITION

    The market for Internet-related services is extremely competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet market have attracted many start-ups as well as extensions of existing businesses from different industries. In the market for Internet-enabled application software and network solutions, we compete on the basis of performance, price, software functionality and overall network design. While our competition comes from many industry segments, we believe no single segment provides the integrated, single-source solution that we provide.

    Our current and potential competitors include companies focused exclusively on the application hosting business such as Breakaway Solutions, Corio, Futurelink and Interliant; web hosting companies, such as Concentric, Digex and Exodus; enterprise applications vendors, such as Oracle, Siebel and SAP; business Internet Service Providers, such as MCI WorldCom, PSINet and Verio; and telecommunications companies, such as AT&T, GTE, and Qwest (which has agreed to acquire our customer and significant stockholder, U S WEST); and systems integrators, such as Andersen Consulting, EDS, IBM and KPMG. While we believe that our level of service, support and targeted business focus distinguish us from these competitors, some of these competitors have significantly greater market presence, brand recognition, and financial, technical and personnel resources than we do, and have extensive coast-to-coast Internet networks.

    We compete with national, regional, and local commercial systems integrators who bundle their services with software and hardware providers and perform a facilities management outsourcing role for the customer. These competitors generally have greater name recognition or more extensive experience than we do. EDS, Andersen Consulting and PricewaterhouseCoopers, among others, provide professional consulting services in the use and integration of software applications in single-project client engagements. Large systems integrators may establish strategic relationships with software vendors to offer services similar to our IMAP offerings. We expect that regional systems integrators are likely to compete with us based on local customer awareness and relationships with hardware and software companies. Additionally, regional systems integrators may align themselves with ISPs to offer complex web site management combined with professional implementation services.

    We compete with hardware and software companies in providing packaged application solutions as well as network infrastructure. In order to build market share, both hardware and software providers may establish strategic relationships to enhance their service offerings. IBM currently provides applications outsourcing for its Lotus Notes products and other non-IBM software applications. J.D. Edwards & Company, a developer of enterprise resource planning software, has announced that it will offer its software in an outsourced model. Oracle has announced a plan to offer Oracle Business Online, a hosted enterprise resource planning application software solution. SAP has formed an outsourcing organization to develop key partnerships with leading consulting firms with the intent of offering SAP software. We believe that additional hardware and software providers, potentially including our strategic partners, may enter the outsourcing market in the future.

    All of the major long distance companies, including AT&T, MCI WorldCom, Qwest Communications and Sprint, offer Internet access services. Qwest has announced plans to partner with KPMG to deliver hosted enterprise resource planning solutions over the Internet, and Qwest has agreed to acquire our customer and substantial stockholder, U S WEST. In order to address the Internet connectivity requirements of the current business customers of long distance and local carriers, we believe that there is a move toward horizontal integration through acquisitions of, joint ventures with, and purchasing connectivity from, ISPs. Accordingly, we expect that we will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their substantially greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases. We believe that our local presence, our strong technical and data-oriented sales force and our offering of branded software applications are important features distinguishing us from the telecommunications companies.

    It is possible that new competitors or alliances may emerge and gain market share. Such competitors could materially affect our ability to obtain new contracts. Further, competitive pressure could require us to reduce the price of our products and services thus affecting our business, financial condition and results from operations.

PROPERTIES

    We are headquartered in Annapolis, Maryland, where we currently lease our principal executive office. Our training and conference facilities are located in a building we own in Annapolis, Maryland. We believe that the building we own, due to its age, may contain limited amounts of asbestos containing materials. We do not believe that limited asbestos presence would subject us to any material liability.

    On April 30, 1999, we purchased land and a building in Annapolis, Maryland for $11.8 million. The seller financed $7.1 million of the purchase price through a first mortgage note and will lend us an additional $1.5 million for construction costs if we meet certain conditions. We are currently renovating this building which will become our headquarters when completed later this year. Total cost of these renovations are anticipated to be $12 million.

    We lease space in a number of other locations, primarily for EDC and GEMC installations and to house our consulting and implementation staff. We believe that our leased facilities are adequate to meet our current needs in the markets in which we have begun to deploy our services, and that additional facilities are available to meet our expansion needs in our target markets for the foreseeable future.

    Our leases are for terms varying from 30 to 84 months and generally contain renewal options of two to three years as well as rent escalation clauses. During 1998 we incurred approximately $720,000 in rent expense.

EMPLOYEES

    As of September 30, 1999, we employed approximately 680 people, including full-time and part-time employees at our corporate headquarters, our GEMCs and EDCs and at our subsidiaries. We consider our employee relations to be good. None of our employees is covered by a collective bargaining agreement.

LEGAL PROCEEDINGS

    From time to time we may be involved in litigation that arises in the normal course of business operations. As of the date of this Prospectus, we are not a party to any litigation that we believe could reasonably be expected to have a material adverse effect on our business or results of operations.

                                   MANAGEMENT

    The following sets forth certain information regarding our current directors and executive officers as of November 30, 1999.

NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Christopher R. McCleary(1)................     47      Chief Executive Officer and Chairman of
                                                       the Board
Stephen E. McManus........................     50      President--E-Commerce Business Unit and
                                                         Director
Jeffery L. McKnight.......................     56      Executive Vice President of Operations and
                                                         Client Services
Andrew A. Stern...........................     42      Executive Vice President and Chief
                                                       Operating Officer
Harold C. Teubner, Jr.....................     53      Executive Vice President and Chief
                                                       Financial Officer
Gary J. Rogers............................     49      Senior Vice President, Worldwide Sales
R. Dean Meiszer(3)........................     43      Director
Benjamin Diesbach(2)......................     53      Director
David J. Poulin(3)........................     40      Director
Ray A. Rothrock(1)(3).....................     44      Director
Frank A. Adams(1)(2)......................     54      Director
William F. Earthman(1)(2).................     48      Director
John H. Wyant(1)..........................     53      Director
Joseph R. Zell(1).........................     40      Director
Michael C. Brooks(1)(2)(3)................     54      Director
Cathy M. Brienza..........................     50      Director

------------------------

(1) Member of the executive committee

(2) Member of the compensation committee

(3) Member of the audit committee

    CHRISTOPHER R. MCCLEARY is a co-founder of USI and has served as the Chairman and Chief Executive Officer of USI since January 1998. Prior to founding USI, he was the Chairman and Chief Executive Officer of DIGEX, Inc. from January 1996 to December 1997. Prior to serving at DIGEX, Mr. McCleary served as Vice President and General Manager for Satellite Telephone Service at American Mobile Satellite Corporation, a satellite communications company, from October 1990 to January 1996.

    STEPHEN E. MCMANUS is a co-founder of USI and has served as a director since April 1998. He served as President of USI until June 1999, at which time he became President of our E-Commerce Business Unit. Prior to joining USI,
Mr. McManus was Director of U.S. Sales for the telecommunications unit of Data General Corporation from January 1998 to March 1998. From June 1995 to
December 1997 Mr. McManus served as a Branch Manager for Silicon Graphics. Prior to joining Silicon Graphics, Mr. McManus held several positions at Data General Corporation from June 1988 to May 1995, including District Manager for Distributor Sales, VAR District Manager and Branch Manager.

    JEFFERY L. MCKNIGHT has been Executive Vice President of Operations and Client Services since December 1998. He originally joined USI in June of 1998 as Senior Vice President of Client Care. Previously, he held senior marketing and operations positions with Aeronautical Radio, Inc., or ARINC, the communications arm of all of the domestic airlines from May 1989 to July 1997. Prior to ARINC, he held senior operations positions with System One, Inc. from February 1963 to April 1989.

    ANDREW A. STERN has been Executive Vice President and Chief Operating Officer of USI since June of 1999. He originally joined USI on July 24, 1998 as Executive Vice President and Chief Financial Officer. Prior to joining USI,
Mr. Stern held positions at USF&G Corporation, an insurance company, from May 1993 to July 1998, most recently as Executive Vice President, Strategic Planning and Reinsurance Operations. In addition, Mr. Stern was a partner of Booz Allen & Hamilton, an international management and technology consulting firm with whom he was employed from August 1981 to May 1993.

    HAROLD C. TEUBNER, JR. has been Executive Vice President and Chief Financial Officer of USI since October 1999. From July 1998 until joining USI, Mr. Teubner worked as an independent consultant in the technology industry.
Mr. Teubner served as the Executive Vice President and Chief Operating Officer at Concept Five Technologies from July 1997 to July 1998. During September 1996, Mr. Teubner served as COO of Nat Systems International, a French software company. Prior to joining Concept Five Technologies, Mr. Teubner was President and CEO of Visix Software, a company that builds high-end, object oriented, application development tools. Mr. Teubner was with Visix from July 1995 to June 1996. Mr. Teubner held positions with Sybase Inc. from January 1988 to April 1995. While at Sybase, Mr. Teubner served as the Senior Vice President of North American Operations from July 1992 to April 1995.

    GARY J. ROGERS joined USI in October 1999 as Vice President, Worldwide Sales. Prior to joining USI, Mr. Rogers was with CMS/Data, a division of PC Docs Group International, Inc. from September 1997 to September 1999. While at CMS/Data, Rogers served in various capacities including: Vice President, Sales and Marketing and President, Chief Operating Officer. From May 1994 to July 1997, Mr. Rogers was with SQL Financials International, Inc. where he worked as Vice President of Sales and Regional Sales Manager. Mr. Rogers was an Area Sales Manager with The ASK Group/ Ingres from August 1990 to April 1994.

    R. DEAN MEISZER has been a director of USI since it was founded. Currently, Mr. Meiszer serves as the President of Lattice Communications, Ltd. Lattice Communications was formed in October 1997 by the principals and associates of Crisler Company to own, operate, and manage wireless transmission towers and related businesses. Meiszer has been President and Managing Director of The Crisler Company, a Cincinnati-based investment firm, since May 1989. Prior to Crisler, Mr. Meiszer was Senior Vice President of Society Bank from March 1978 to May 1989.

    BENJAMIN DIESBACH was appointed to the board of directors in May 1998 as a designee of Mr. McCleary in his role as Chief Executive Officer of USI. He has been President of Midwest Research, Inc., a consulting firm, since he formed it in January 1995. Prior to forming Midwest Research, Mr. Diesbach was Chief Executive Officer of Continental Broadcasting, Ltd., a broadcasting company, from September 1993 to January 1995.

    DAVID J. POULIN was appointed to the board of directors in May 1998 as a designee of Mr. McCleary in his role as Chief Executive Officer. He has been the head hockey coach at the University of Notre Dame since May 1995. Prior to joining Notre Dame as hockey coach, Mr. Poulin played in the National Hockey League for 13 years.

    RAY A. ROTHROCK was appointed to the board of directors in June 1998 as a designee of the Venrock Group. He has been a General Partner of Venrock Associates, the high technology venture capital investment firm of the Rockefeller Family, since June 1988. Mr. Rothrock serves on the boards of directors of CheckPoint Software Technology and several private companies including Qpass, Rights Exchange, Appliant, Inc., Sbyn Technology and Simba Technology.

    FRANK A. ADAMS was appointed to the board of directors in June 1998 as a designee of the Grotech Group. He is the President and Chief Executive Officer of Grotech Capital Group, which he co-founded in August 1984. Mr. Adams has served as President of the Mid-Atlantic Venture Association since July 1985. He has served on the board of directors of a number of technology companies including Thunderbird Technologies, Inc. and EPIC Therapeutics, Inc.

    WILLIAM F. EARTHMAN was appointed to the board of directors in June 1998 as a designee of the Massey Burch Group. He has been a Partner of Massey Burch Capital Corporation since January 1994. Prior to becoming a Partner at Massey Burch Capital Corporation, Mr. Earthman served from January 1990 as a Vice President of Massey Burch Investment Group. Prior to Massey Burch, he worked for the investment banks J.C. Bradford & Co. from September 1975 to October 1981, Prudential-Bache Securities from October 1981 to November 1985 and First Nashville Corp. from December 1985 to December 1989. He currently serves on the board of directors of Intellivoice Communications, Inc. and Legal Technologies Network, Inc.

    JOHN H. WYANT was appointed to the board of directors in June 1998 as a designee of the Blue Chip Group. He is the Managing Partner and President of Blue Chip Venture Company, which he founded in 1990. Mr. Wyant is currently a director of Regent Communications, Inc., Zaring Homes, Inc., Delicious Brands, Inc. and Ciao Cucina Corporation. He previously served as a director of DIGEX.

    JOSEPH R. ZELL was appointed to the board of directors in July 1998 as a designee of U S WEST. Since December 1991, he has held several positions with the !NTERPRISE Networking division of U S WEST Communications, Inc., including Director of Product Development for !NTERPRISE, Executive Director of Applications Innovation, President of U S WEST's Wholesale Division and Vice President of Markets and innovation at !NTERPRISE. He has been President of the division since March 1997.

    MICHAEL C. BROOKS was appointed to the board of directors in December 1998 as a designee of the Whitney Group. He has been a general partner of J. H. Whitney & Co. since 1984. He is also a director of SunGard Data Systems, Inc., Pegasus Communications, Inc., Media Metrix, Inc., Homestore.Com and various other private companies.

    CATHY M. BRIENZA was appointed to the board of directors in May 1999. Since July 1997, Ms. Brienza has been a member of Waller-Sutton Media, L.L.C., the general partner of Waller-Sutton Media Partners, L.P. Prior to joining Waller-Sutton Media, she was a principal of Sutton Capital Associates, Inc., and its affiliated companies, which engaged in the ownership and operation of cable television and cellular telephone systems.

CLASSIFICATION OF THE BOARD OF DIRECTORS

    Each director holds office until his or her successor has been elected and qualified. In April 1999, the board of directors divided itself into three classes. Messrs. Brooks, Earthman and Zell and Ms. Brienza serve in the class whose term expires in 2000; Messrs. Adams, McManus, Rothrock and Wyant serve in the class whose term expires in 2001; and Messrs. Diesbach, Meiszer, Poulin and McCleary serve in the class whose terms expires in 2002. Upon the expiration of the term of each class of directors, the stockholders will at their next annual meeting elect directors to serve in that class for a three-year term.

COMMITTEES OF THE BOARD OF DIRECTORS

    In June 1998, the board of directors established a compensation committee, an audit committee and an executive committee. The compensation committee makes recommendations concerning salaries and incentive compensation of our employees and consultants and administers our stock option plan. The audit committee reviews, acts on and reports to the board of directors with respect to various auditing and accounting matters, including reviewing our audit policies, overseeing the engagement of our independent auditors and developing our financial strategies. The executive committee is empowered to conduct all activities that may be conducted by the board of directors, subject only to limitations imposed by applicable Delaware corporate laws.

COMPENSATION OF DIRECTORS

    All non-employee directors are reimbursed for travel and other related expenses incurred in attending meetings of the board of directors. In addition, each non-employee director then serving on the board of directors will receive upon the date of the first board meeting in the second calendar quarter of each year an option granted pursuant to our option plan to purchase 5,625 shares of our common stock. The options will vest immediately and will have an exercise price equal to the fair market value of the common stock on the date of grant. The shares of common stock purchased pursuant to these options will be subject to repurchase by us as described in " --Stock Option Plan."

EMPLOYMENT AGREEMENTS

    We have entered into the following employment agreements with our executive officers.

OFFICER                                  TERM             SALARY               POSITION
-------                         ----------------------   --------   ------------------------------
Christopher R. McCleary.......  January 1998-            $250,000   Chairman and Chief Executive
                                December 2000                         Officer
Stephen E. McManus............  April 1998-April 2003    $175,000   President, E-Commerce Business
                                                                      Unit
Andrew A. Stern...............  July 1998-July 2001      $175,000   Executive Vice President and
                                                                      Chief Operating Officer
Jeffery L. McKnight...........  July 1998-July 2001      $175,000   Executive Vice President of
                                                                      Operations and Client
                                                                      Services
Harold C. Teubner, Jr.........  September 1999-          $250,000   Executive Vice President and
                                September 2002                        Chief Financial Officer
Gary J. Rogers................  September 1999-          $225,000   Senior Vice President,
                                September 2002                      Worldwide Sales

    Mr. McCleary's agreement also provides for:

    - automatic renewal for subsequent one year terms unless either party elects not to renew prior to 90 days from the end of the then current term of the agreement;

    - a bonus to be determined based on his meeting established management objectives with a minimum of $250,000 in the second year of the agreement and $500,000 in the third year of the agreement;

    - the right to terminate him for cause upon a vote of two-thirds of the board of directors preceded by a finding by the compensation committee or executive committee that he has breached the agreement;

    - the payment of his full salary for the term of the agreement if he terminates the agreement because:

      -- we breach the agreement;

      -- there is a material adverse change in his job responsibilities, duties, function or reporting relationships; or

      -- he is required to travel more than 50 miles to a relocated office;

    - the payment of his full salary for the term of the agreement if he is terminated without cause; and

    - the payment of his bonus after he terminates the agreement for other than the reasons described above if its amount had already been determined by the compensation committee.

Mr. McManus, Mr. McKnight and Mr. Stern's agreements all provide for:

    - No obligation to pay salary after a termination for cause due to:

      -- a breach of the agreement by the officer;

      -- engaging in illegal or immoral practices or activities which can reasonably be expected to be materially detrimental to our reputation;

      --being dishonest, disloyal, or fraudulent in performing his duties;

      --willful misconduct or dereliction of his duties;

      --using, possessing, selling or delivering illegal drugs; or

      --in the case of Mr. McManus, substantial failure to perform his duties;

if the action giving rise to the termination is not cured within 60 days and an arbitrator finds the termination to be valid.

    Mr. Stern's agreements provide for:

    - the right, which he has exercised, to purchase 937,500 shares of our common stock;

    - a life insurance policy provided by us in an amount equal to twice his salary less the amount of any group insurance he selects as part of our standard group insurance plan;

    - our right to repurchase the 937,500 shares of stock, for the total tax liability incurred by Mr. Stern as a result of his purchase, if he is terminated for cause or if he terminates the agreement on or before May 30, 2000, unless it is a termination for good reason;

    - our obligation to register the 937,500 shares of stock for sale under the Securities Act as soon as practicable in the event the officer's employment is terminated due to death or disability; and

    - the obligation to pay the officer's full salary for the remainder of the term of the agreement or one year, if longer, and a bonus pro rated for the remaining term of the agreement if we terminate one of them without cause.

    Mr. McManus' agreement provides for:

    - the right, which he has exercised, to purchase 750,000 shares of our common stock;

    - a life insurance policy provided by us in an amount equal to twice his salary less the amount of any group insurance he selects as part of our standard group insurance plan;

    - our right to repurchase 187,500 shares of stock for $100 if he is terminated for cause or if he terminates the agreement on or before May 31, 2000; and

    - our right to repurchase all or part of 562,500 shares of stock for $100.00 if he is terminated for cause (including substantial failure to perform his duties) or if he terminates the agreement before April 1, 2003.

    Mr. McKnight's agreement also provides for:

    - the grant of an option to purchase 562,500 shares of common stock under our stock option plan; and

    - the termination of our right to repurchase his shares under the option plan 24 hours before any termination of his employment without cause.

    If Mr. Rogers is terminated without cause, we must pay him an amount equal to his annual base salary until the end of the term or for twelve months whichever is greater, accelerate all unvested stock options and pay any sales commissions or bonuses owned.

    Mr. Rogers' agreement also provides for:

    - the grant of an option to purchase 150,000 shares of our common stock under our stock option plan; and

    - the grant of 27,000 shares of common stock, half of which vests immediately upon the execution of the agreement and the balance vests upon the first anniversary of Mr. Rogers' employment.

    Mr. Teubner's agreement provides for:

    - the grant of an option to purchase 450,000 shares of our common stock under our stock option plan; and

    - the termination of our right to repurchase his shares under the option plan upon termination of his employment without cause.

    Some of the agreements provide for the termination of our right to repurchase shares held by the officers upon a change in control of the company. All of the agreements provide for review of the salary and bonus terms by our compensation committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to June 1998, we had no separate compensation or stock option committee or other board committee performing equivalent functions, and these functions were performed by our board of directors. Both Mr. McCleary and Mr. McManus were members of the board of directors during that period. In June 1998, we established compensation, audit and executive committees of our board of directors. The compensation committee is composed of non-employee directors. See "--Committees of the Board of Directors."

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION. The following table provides summary information concerning compensation that we paid to or accrued on behalf of our "Named Executive Officers," which are our Chief Executive Officer and each of the other executive officers of USI who earned more than $100,000, in salary and bonus, for all services rendered in all capacities during the fiscal year ended December 31, 1998. The aggregate amount of perquisites and other personal benefits, securities or property received by each of the Named Executive Officers was less than either $50,000 or 10% of the total annual salary and bonus reported for that Named Executive Officer:

                           SUMMARY COMPENSATION TABLE

                                                     ANNUAL COMPENSATION    LONG TERM COMPENSATION
                                                     -------------------   SHARES UNDERLYING OPTIONS
NAME AND PRINCIPAL POSITION                           SALARY     BONUS              AWARDS
---------------------------                           ------     -----     -------------------------
Christopher R. McCleary
  Chief Executive Officer and Chairman of the
  Board............................................  $131,250   $     0                   --
Stephen E. McManus
  President--E-Commerce Business Unit and
  Director.........................................  $131,250   $     0                   --
Jeffery L. McKnight,
  Executive Vice President of Operations and Client
  Services.........................................  $ 75,962   $50,000              562,500

    STOCK OPTIONS. The following table contains information concerning the stock option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 1998:

    - The options described in the table below are immediately exercisable and expire on the tenth anniversary of the date of grant. Shares of common stock purchased pursuant to these options will be subject to our right to repurchase them at the option exercise price upon the termination of the holder's employment or business relationship with us. The repurchase right will lapse with respect to one-third of the shares purchasable upon exercise of an option on the first anniversary of the date of grant of the option. The repurchase right with respect to the remainder of the shares purchasable upon exercise of an option will lapse in equal quarterly installments over the subsequent eight calendar quarters.

    - The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants. The potential realizable value is calculated by assuming that the fair market value of the common stock on the date of grant of the options appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                             POTENTIAL REALIZABLE
                                                                                               VALUE AT ASSUMED
                                                                                                 ANNUAL RATES
                                                                                                OF STOCK PRICE
                            NUMBER OF SHARES OF     % OF TOTAL                                   APPRECIATION
                               COMMON STOCK       OPTIONS GRANTED   EXERCISE                    FOR OPTION TERM
                            UNDERLYING OPTIONS    TO EMPLOYEES IN     PRICE     EXPIRATION   --------------------
NAME                              GRANTED              1998         PER SHARE      DATE         5%         10%
----                        -------------------   ---------------   ---------   ----------      --         ---
Christopher R. McCleary...              0                --              --            --          --           --
Stephen E. McManus........              0                --              --            --          --           --
Jeffery L. McKnight.......        562,500              22.3%          $1.76      12/20/08    $622,606   $1,577,805

    YEAR-END OPTION VALUES. The following table sets forth information concerning option holdings through December 31, 1998 by the one Named Executive Officer who held options at the end of fiscal 1998:

    - "Exercisable" refers to those options which will be vested and exercisable immediately upon completion of this offering, while "Unexercisable" refers to those options which will be unvested at such time.

    - Value is determined by subtracting the exercise price from the fair market value of the common stock based on an assumed value, as of December 31, 1998, of $14.00 per share (the initial public offering price per share of our common stock), multiplied by the number of shares underlying the options.

                         FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SHARES OF
                                                       COMMON STOCK              VALUE OF UNEXERCISED
                                                        UNDERLYING                   IN-THE-MONEY
                                                    OPTIONS AT YEAR END           OPTIONS AT YEAR END
                                                    -------------------          --------------------
NAME                                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                            -----------   -------------   -----------   -------------
Jeffery L. McKnight...........................    562,500             --      $6,885,000            --

STOCK OPTION PLAN

    Our 1998 Stock Option Plan, approved by the board of directors in July 1998 and amended and restated in February 1999, provides for the issuance of up to 7,023,375 shares of common stock pursuant to the grant of stock options, both nonqualified stock options and incentive stock options, as defined in our option plan, to independent directors, employees and consultants. Our compensation committee has approved, subject to stockholder approval, amendments to our option plan to increase the number of shares issuable under the option plan by 2,250,000 shares to 9,273,375 shares in the aggregate. As of September 30, 1999, options to purchase 6,978,033 shares of common stock were outstanding, each with a weighted average exercise price of $6.36 per share and no options are available for future grant. Of these, options to purchase 4,878,605 shares of common stock are intended to qualify as Incentive Stock Options, or ISOs. The remaining options to purchase 2,099,428 shares of common stock are nonqualified stock options, or NSOs. The options vest immediately upon the date of grant.

    Shares of common stock purchased pursuant to options under our option plan will be subject to our right to repurchase them at the option exercise price upon the termination of the holder's employment or business relationship with us. Other than with respect to the option granted to Mr. McCleary the repurchase right will lapse with respect to one-third of the shares purchasable upon exercise of an option on the first anniversary of the date of grant of the option. The repurchase right with respect to the remainder of the shares purchasable upon exercise of an option will lapse in equal quarterly installments over the subsequent eight calendar quarters. Our repurchase right with respect to shares held by any particular employee will lapse completely if there is a change in control of USI and the employee's employment is terminated within 12 months of the change of control. The repurchase right with respect to the option to purchase 562,500 shares of common stock granted to Mr. McCleary lapsed with respect to one-quarter of the shares upon consumation of our initial public offering and will lapse with respect to the remaining shares in full four years from the date of grant. The lapse of this repurchase right can be accelerated if USI meets certain performance objectives established by the compensation committee.

    The compensation committee appointed to administer our option plan has discretion to determine which employees and consultants will be granted stock options, the number of shares to be optioned, and the terms and conditions of such options. The full board of directors conducts the administration of the option plan with respect to options granted to independent directors or to officers subject to section 16 of the Exchange Act. During the term of our option plan, each independent director serving on the date of the first board meeting during the second calendar quarter of each year will automatically be granted an option to purchase 5,625 shares of common stock on such date. The exercise price of such shares will be the fair market value on the date of grant as determined under the terms of our option plan. The compensation committee, or the board of directors, as applicable, also has discretion to make adjustments to options in the event of a change in control or other corporate event including, without limitation, the discretion to accelerate the vesting of options or waive our repurchase right.

    The federal income tax consequences, in general, of the grant and exercise of an ISO under our option plan are as follows.

    - In general, an employee will not recognize taxable income upon the grant or exercise of an ISO and we will not be entitled to any business expense deduction with respect to the grant or exercise of an ISO.

    - If the employee holds the shares for at least two years after the date of grant and for at least one year after the date of exercise, the difference, if any, between the sales price of the shares and the exercise price of the option will be treated as long-term capital gain or loss upon subsequent disposition of the shares.

    - If the employee disposes of the shares prior to satisfying the holding period requirements, the employee will recognize ordinary income at the time of the disposition, generally in an amount equal to the excess of the fair market value of the shares at the time the option was exercised over the exercise price of the option. Generally, we will be allowed a business expense deduction to the extent an employee recognizes ordinary income. The balance of the gain realized, if any, will be short-term or long-term capital gain, depending upon whether the shares have been held for at least twelve months after the date of exercise.

    The federal income tax consequences, in general, of the grant and exercise of an NSO under our option plan are as follows.

    - In general, a recipient who receives a NSO will recognize no income at the time of the grant of the option.

    - Upon exercise of an NSO, a recipient will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the option. Generally, we will be entitled to a business expense deduction in the amount and at the time the recipient recognizes ordinary income.

    - The basis in shares acquired upon exercise of an NSO will equal the fair market value of the shares at the time of exercise, and the holding period of the shares, for capital gain purposes, will begin on the date of exercise.

401(K) PLAN

    In 1998, we adopted a 401(k) plan covering substantially all of our employees. Under the plan, eligible employees may elect to reduce their current compensation and have the amount of the reduction contributed to the plan on the employee's behalf as salary deferral contributions. Beginning as of June 30 1999, we have begun to make matching contributions to the plan on behalf of our employees in the amounts equal to 50 percent of the first six percent of an employee's earnings contributed to the plan. Matching contributions are in the form of our common stock and not in cash. All contributions to the plan by or on behalf of employees are subject to aggregate annual limits prescribed by the Internal Revenue Code.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

PURCHASES OF SERIES A PREFERRED STOCK

    On May 31, 1998, pursuant to an agreement dated May 13, 1998, Blue Chip Capital Fund II Limited Partnership; Miami Valley Venture Fund L.P.; Grotech Partners IV L.P.; Grotech Partners V L.P.; Southern Venture Fund SBIC, L.P.; Southern Venture Fund II, L.P.; Venrock Associates; and Venrock
Associates II, L.P., a group we refer to as the Initial Series A Purchasers, purchased, in the aggregate, 38,333.33 shares of Series A Preferred Stock for an aggregate purchase price of $23.0 million.

    In connection with the issuance of the shares to the Initial Series A Purchasers, we issued 1,666.67 shares of Series A Preferred Stock to Christopher R. McCleary, in exchange for the cancellation of $1.0 million of debt that we owed to Mr. McCleary.

    In an agreement dated June 18, 1998, we issued an additional 5,000 shares of Series A Preferred Stock to certain of the Initial Series A Purchasers for an aggregate purchase price of $3.0 million.

    In an agreement dated June 18, 1998, we issued 5,833.33 shares of Series A Preferred Stock to U S WEST for $3.5 million.

    In agreements dated June 19, 1998, we issued 3,000 shares of Series A Preferred Stock to HAGC Partners; Chris Horgan, who later transferred his interest to his affiliate, Southeastern Technology Fund, L.P.; and a series of purchasers represented by Account Management Corporation, a group we refer to as the Account Management Purchasers; for an aggregate purchase price of $1.8 million. Also on June 19, 1998, 1,166.67 shares of Series A Preferred Stock were sold to USI Partners, Ltd. for $700,002.

    Upon the closing of our initial public offering in April 1999, each holder of Series A Preferred Stock received on conversion the number of shares of common stock arrived at by dividing the aggregate purchase price for the holder's shares of Series A Preferred Stock by the conversion price of $1.77.

BRIDGE FINANCINGS AND PURCHASES OF SERIES B PREFERRED STOCK

    In agreements dated September 8, 1998, all of the existing holders of Series A Preferred Stock, other than Southern Venture Fund SBIC, L.P., HAGC Partners, Christopher McCleary and two of the Account Management Purchasers, purchased our convertible promissory notes in the aggregate principal amount of $9,095,000, together with warrants to purchase 1,461,675 shares of common stock for $.053 per share. Each note was convertible into preferred stock of USIhaving an aggregate fair market value equal to the principal amount of the note. The principal amount of these notes was converted into Series B Convertible Preferred Stock on December 31, 1998 at a conversion price equal to the $1,050 per share purchase price of the Series B Preferred Stock, and the accrued interest was paid in cash.

    On December 16, 1998, Blue Chip Capital Fund II, L.P. lent us $1.0 million, which was repaid with interest, in cash, as of December 31, 1998.

    In an agreement dated December 16, 1998, Grotech Partners V L.P.; Southern Venture Fund II, L.P.; Venrock Associates; Venrock Associates II, L.P.; USI Partners, Ltd.; and Siebel Systems, Inc. purchased our convertible promissory notes in the aggregate amount of $8.0 million. Each note was convertible into preferred stock of USI having an aggregate fair market value equal to the principal amount of the note. The principal amount of these notes was converted into Series B Preferred Stock on December 31, 1998 at a conversion price equal to the $1,050 per share purchase price of the Series B Preferred Stock, and the accrued interest was paid in cash.

    In an agreement dated December 29, 1998, U S WEST purchased our convertible promissory note in the amount of $5.0 million. Each note was convertible into preferred stock of USI having an aggregate fair market value equal to the principal amount of the note. The principal amount of this note was converted into Series B Preferred Stock on December 31, 1998, at a conversion price equal to the $1,050 per share purchase price of the Series B Preferred Stock, and the accrued interest was paid in cash.

    On December 31, 1998, the principal amount of all of our outstanding convertible promissory notes, $22,095,000, was converted into 21,042 shares of Series B Preferred Stock with a purchase price of $1,050 per share. The accrued interest on these notes was paid in cash. In addition, the warrants we issued in connection with the issuance of our convertible promissory notes were exchanged for otherwise identical warrants having an exercise price of $2.29 per share.

    In an agreement dated December 31, 1998, we issued 59,278.56 shares of Series B Preferred Stock for an aggregate purchase price of $62,242,500, of which $22,095,000 was paid by conversion of the convertible promissory notes identified above, to the holders of the convertible promissory notes described above and J. H. Whitney III, L.P.; Whitney Strategic Partners III, L.P.; Waller-Sutton Media Partners, L.P.; Arbor Venture Partners, L.L.C.; Southeastern Technology Fund, L.P.; PNC Bank, N.A., Trustee; PNC Bank, N.A., Custodian; AEH Profit Sharing Trust; Castellini Management Company; and all of the holders of Series A Preferred Stock except Southern Venture Fund SBIC, L.P.; HAGC Partners; and two of the Account Management Purchasers. Upon the closing of our initial public offering in April 1999, each holder of Series B Preferred Stock received on conversion the number of shares of common stock arrived at by dividing the aggregate purchase price for the holder's shares of Series B Preferred Stock by the conversion price of $2.24.

    The agreement in which we issued the Series B Preferred Stock includes a repurchase requirement. In the event that we become an "Affiliate" of U S WEST, as that term is defined in Section 3(1) of the Communications Act of 1934, and we are also providing services that an Affiliate of U S WEST would be prohibited from providing, then U S WEST can require us to purchase, and we can require U S WEST to sell to us, the minimum number of our shares needed to prevent us from being deemed an Affiliate of U S WEST. The repurchase price, in either instance, would be the last reported price on the Nasdaq National Market, or as determined by the board of directors if we are no longer publicly traded. We are not presently an Affiliate of U S WEST.

AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT

    REGISTRATION RIGHTS. According to the terms of the Amended and Restated Stockholders' Agreement, the holders of the Preferred Stock, together referred to as the investors, have rights to register shares of our capital stock. At any time 90 days after the effective date of the first registration statement that we filed under the Securities Act, holders of at least 33% of the Registrable Securities, as defined in the Stockholders' Agreement, may require us to effect registration under the Securities Act of their registrable securities, subject to the board of directors' right to defer the registration for a period of up to 180 days. The investors also have the right to cause us to register their securities on Form S-3 when it becomes available to us if they propose to register securities having a value of at least $10 million. In addition, if we propose to register securities under the Securities Act, other than registrations on Form S-4 or Form S-8, then any of the investors has a right, subject to quantity limitations we determine, or determined by underwriters if this offering involves an underwriting, to request that we register such holder's registrable securities. We will bear all registration expenses incurred in connection with registrations. We have agreed to indemnify the investors against liabilities related to the accuracy of the registration statement used in connection with any registration effected pursuant to the foregoing.

    GOVERNANCE PROVISIONS. The Stockholders' Agreement gives the Whitney Group the continuing right to designate one member of our board of directors.

IMAP AGREEMENT WITH U S WEST

    USI and U S WEST entered into an agreement on January 15, 1999 in which USI grants to U S WEST and its affiliates a limited, nontransferable, non-exclusive license to use the IMAP solution. The agreement has an initial term of three years. After the end of the initial three year term, the agreement will automatically be extended on the same terms for an additional 24 months. After the first extension term, the agreement may be extended by mutual written agreement. After the initial term, the agreement may be terminated by U S WEST for convenience if it pays a termination fee ranging from $1,800,000 to $360,000, depending on how many months are left in the term of the agreement.
U S WEST will pay USI a total of $4,121,250 in thirty-six monthly installments for use of the IMAP solution for up to 1,000 users. For more than 1,000 users, U S WEST will pay USI an additional monthly installment amount per user. The amount payable to USI under the agreement will be reduced if USI does not provide U S WEST with agreed upon service levels. The agreement contains standard warranty, limitation of liability and indemnity provisions. On
March 31, 1999, we amended the agreement to allow twenty-five additional users of U S WEST's affiliate, U S WEST Business and Government Services, to use the IMAP solution for an additional $3,125 per month. On May 14, 1999, we further amended the agreement to include architectural changes in the production of the IMAP solution for an additional fee of $9,750 per month.

MARKETING AGREEMENT WITH U S WEST

    USI entered into a marketing agreement on January 30, 1999 with U S WEST Communications Services, Inc. and U S WEST Enterprise America, Inc. The agreement establishes a contractual teaming arrangement for the creation and distribution of network services, IMAP services, system integration services and comprehensive customer service. The agreement provides U S WEST with the exclusive rights to market IMAP services in U S WEST's fourteen-state service region and to some of U S WEST's existing customers and other customers as mutually agreed to by U S WEST and USI. USI is prohibited from entering into similar agreements within U S WEST's fourteen-state region with competitors of U S WEST. USI will make its IMAP services, including consultation and implementation services, available to U S WEST at discounted prices. USI will also provide U S WEST with training and technical support during the term of the agreement. Training and technical support will be provided at no cost for the first twelve months of the agreement. U S WEST will pay the current rates for such training and support beginning in the thirteenth month of the agreement's term. If a U S WEST customer terminates its contract for IMAP services prematurely, U S WEST will be obligated to make an accelerated payment to USI of an amount equal to up to 36 months of contract payments under that customer's contract. U S WEST will provide USI with favorable pricing and terms on U S WEST's services used to deliver USI's IMAP services. The agreement may be terminated for cause upon 90 days notice. USI can terminate U S WEST's overall exclusivity if U S WEST fails to reach performance levels equal to at least 75% of established sales quotas for the IMAP services. USI can terminate
U S WEST's exclusivity with respect to a particular IMAP product if U S WEST fails to reach performance levels for that product equal to at least 50% of established sales quotas so long as USI has performance levels with respect to that product comparable to the performance required from U S WEST. The exclusivity provisions will also terminate upon an acquisition or change of control of USI. Either party may terminate the agreement upon a change in control of the other. U S WEST has publicly announced its acquisition by Qwest Communications International, Inc., one of our competitors. This acquisition, if finally approved, could result in the modification or termination of the agreement. If the agreement is terminated, we would have to build or replace the sales distribution channel presently provided by U S WEST in its fourteen state region.

LOAN FROM CHRISTOPHER R. MCCLEARY TO USI

    In April 1998, Christopher R. McCleary loaned USI $1.0 million pursuant to a short-term non-interest-bearing loan. As disclosed above, we repayed this loan by issuing 1,666.67 shares of Series A Preferred Stock to Mr. McCleary in May 1998.

PROPERTY SALE BETWEEN CHRISTOPHER R. MCCLEARY AND USI

    On July 21, 1998 Christopher R. McCleary sold USI real property located in Anne Arundel County, Maryland for a purchase price of $220,000. The property is used by USI for housing transferring executives, summer interns and corporate guests.

IMAP AGREEMENT WITH MMP, LLC

    USI and MMP, LLC entered into an agreement in March 1999 in which MMP, LLC became an IMAP customer of USI. The agreement expires in three years unless terminated earlier in a manner consistent with the agreement or unless extended by mutual written agreement. MMP, LLC has agreed to pay USI a total of $48,400 in thirty-six equal monthly installments. The agreement contains standard warranty, limitation of liability and indemnity provisions. Christopher R. McCleary is a member and officer of MMP, LLC.

IMAP AGREEMENT WITH LATTICE PARTNERS, LTD.

    USI and Lattice Partners, Ltd. entered into an agreement on December 14, 1998 in which Lattice Partners, Ltd. became an IMAP customer of USI. The agreement expires in three years unless terminated earlier in a manner consistent with the agreement or unless extended by mutual written agreement. Lattice Partners, Ltd. will pay USI a total of $108,000 in thirty-six equal monthly installments. The agreement contains standard warranty, limitation of liability and indemnity provisions. R. Dean Meiszer, a member of our board of directors, is also a director of Lattice Partners, Ltd.

LOAN FROM USI TO CHRISTOPHER R. MCCLEARY

    During the third quarter of 1999, we loaned Christopher R. McCleary
$2.25 million pursuant to a note bearing interest at 5% per annum, payable on or before July 31, 2000 and secured by shares of Mr. McCleary's USI common stock. The purpose of the loan was to finance Mr. McCleary's exercise of his option to purchase 562,500 shares of our common stock. Subject to the approval of our board of directors, during the fourth quarter of 1999, we anticipate loaning Christopher R. McCleary approximately $2 million pursuant to a note bearing interest at 7% per annum, payable within 90 days of demand and secured by shares of Mr. McCleary's USI common stock. The purpose of the loan is to fund Mr. McCleary's tax liability resulting from the exercise of his option described above.

                             PRINCIPAL STOCKHOLDERS

    The table below sets forth, as of November 30, 1999, information with respect to the beneficial ownership of our common stock by (1) each person who we know to be the beneficial owner of more than 5% of our outstanding common stock; (2) each of the directors and Named Executive Officers individually; and
(3) all directors and executive officers as a group. Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned. The address of each executive officer and director is c/o USINTERNETWORKING, INC., One USI Plaza, Annapolis, MD 21401-7478.

                                                                NUMBER OF SHARES        PERCENTAGE OF
NAMED EXECUTIVE OFFICERS AND DIRECTORS                      BENEFICIALLY OWNED(1)(2)   OWNERSHIP(1)(2)
--------------------------------------                      ------------------------   ---------------
EXECUTIVE OFFICERS
Christopher R. McCleary(3)................................          2,508,927                4.11%
Andrew A. Stern(4)........................................            939,000                1.54
Stephen E. McManus........................................            750,000                1.23
Jeffery L. McKnight(5)....................................            562,500                   *

DIRECTORS
R. Dean Meiszer(6)........................................            712,096                1.17
Ray A. Rothrock(7)........................................          4,016,961                6.56
Frank A. Adams(8).........................................         12,529,102               20.31
William F. Earthman(9)....................................          2,124,639                3.48
John H. Wyant(10).........................................          5,725,528                9.33
Benjamin Diesbach(11).....................................             11,250                   *
David J. Poulin(12).......................................             11,250                   *
Michael C. Brooks(13).....................................          8,934,196               14.64
Joseph Zell(14)...........................................                  0                   *
Cathy M. Brienza(15)......................................          2,237,764                3.67
All Executive Officers and Directors as a group (16                41,690,213               68.00
  persons)................................................

BENEFICIAL OWNERS OF 5% OR MORE OF THE
  OUTSTANDING COMMON STOCK OF USI
Blue Chip Group(16).......................................          5,714,278                9.31
  c/o Blue Chip Venture Company, Ltd.
  2000 PNC Center
  201 East Fifth Street
  Cincinnati, Ohio 45202
Grotech Capital Group(17).................................         12,517,852               20.30
  9690 Deereco Road, Suite 800
  Timonium, Maryland 21093
Venrock Group(18).........................................          4,005,711                6.54
  c/o Venrock Associates
  Room 5506
  30 Rockefeller Plaza
  New York, New York 10112
Whitney Group(19).........................................          8,928,571               14.65
  c/o J.H. Whitney & Co.
  177 Broad Street
  Stamford, CT 06901
U S WEST Communications, Inc.(20).........................          4,788,918                7.83
  1801 California Street
  Denver, Colorado 80202

------------------------
*   Less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Except where community property laws apply or as indicated in the footnotes of this table, to our knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by the stockholder. The number of shares beneficially owned by a person includes shares of common stock subject to options and warrants held by that person that are currently exercisable within 60 days of November 30, 1999. Shares issuable pursuant to options and warrants are deemed outstanding for computing the percentage ownership of the person holding the options and warrants but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2) For purposes of this table, the number of shares of common stock outstanding as of November 30, 1999 is deemed to be 61,033,471. For purposes of calculating the percentage beneficially owned by any person, shares of common stock issuable to such person upon the exercise of any options or warrants exercisable within 60 days of November 30, 1999 are also assumed to be outstanding.

(3) Includes 446,427 shares of common stock held by The Christopher R. McCleary Childrens' Trust I of which Christopher McCleary is grantor.

(4) Includes 1,500 shares held by an irrevocable trust for the benefit of Mr. Stern's children. Mr. Stern's spouse is the trustee of the trust.

(5) Includes options to purchase 562,500 shares of common stock exercisable within 60 days of November 30, 1999.

(6) Includes 678,346 shares of common stock owned by USI Partners, Ltd.
    Mr. Meiszer is a general partner of USI Partners, Ltd. Mr. Meiszer disclaims beneficial ownership in the common stock except to the extent of his general partner interest in USI Partners, Ltd. Also includes options to purchase 11,250 shares of common stock and warrants to purchase 22,250 shares of common stock each exercisable within 60 days of November 30, 1999.

(7) Includes 1,648,437 shares of common stock owned by Venrock Associates and 2,159,596 shares of common stock owned by Venrock Associates II, L.P.
    Mr. Rothrock is a general partner of Venrock Associates and Venrock Associates II, L.P. and as such shares voting and investment power with other general partners. Mr. Rothrock disclaims beneficial ownership in the common stock except to the extent of his general partner interests in Venrock Associates and Venrock Associates II, L.P. Also includes options to purchase 5,625 shares of common stock and warrants to purchase 197,677 shares of common stock each exercisable within 60 days of November 30, 1999.

(8) Includes 4,151,785 shares of common stock owned by Grotech Partners IV, L.P. and 7,723,212 shares of common stock owned by Grotech Partners V L.P.
    Mr. Adams is a member of the general partner of Grotech Partners IV L.P. and Grotech Partners V, L.P. and as such shares voting and investment power with other members of the general partner. Mr. Adams disclaims beneficial ownership of the shares owned by Grotech Partners IV L.P. and Grotech Partners V L.P. Also includes options to purchase 11,250 shares of common stock and warrants to purchase 642,855 shares of common stock each exercisable within 60 days of November 30, 1999.

(9) Includes 1,124,998 shares of common stock owned by Southern Venture Fund SBIC, L.P. and 964,284 shares of common stock owned by Southern Venture Fund II, L.P. Mr. Earthman is a general partner of both Southern Venture Fund SBIC, L.P. and Southern Venture Fund II, L.P. and as such shares voting and investment power. Mr. Earthman disclaims beneficial ownership in the shares owned by Southern Venture Fund SBIC, L.P. and Southern Venture Fund II, L.P., except to the extent of his interests in the general partnerships of Southern Venture Fund SBIC, L.P. and Southern Venture Fund II, L.P. Also includes options to purchase 11,250 shares of common stock and warrants to purchase 24,106 shares of common stock each exercisable within 60 days of November 30, 1999. Southern Venture Fund SBIC, L.P. and Southern Venture Fund II, L.P. are part of an affiliated group of investment partnerships and are collectively referred to as the Massey Burch Group.

(10) Includes 4,583,931 shares of common stock owned by Blue Chip Capital Fund II Limited Partnership and 808,921 shares of common stock owned by Miami Valley Venture Fund L.P. Mr. Wyant is the founder and president of Blue Chip Venture Co., which manages both Blue Chip

    Capital Fund II Limited Partnership and Miami Valley Venture Fund L.P.
    Mr. Wyant disclaims beneficial ownership of the shares owned by Blue Chip Capital Fund II Limited Partnership and Miami Valley Venture Fund L.P. Also includes options to purchase 11,250 shares of common stock or warrants to purchase 321,426 shares of common stock each exercisable within 60 days of November 30, 1999.

(11) Includes options to purchase 11,250 shares of common stock exercisable within 60 days of November 30, 1999.

(12) Includes options to purchase 11,250 shares of common stock exercisable within 60 days of November 30, 1999.

(13) Includes 8,718,448 shares of common stock owned by J.H. Whitney III, L.P. and 210,084 shares of common stock owned by Whitney Strategic Partners III, L.P. Mr. Brooks is a general partner of J.H. Whitney & Co. and a Managing Member of J.H. Whitney Equity Partners III, L.L.C. which is the general partner of J.H. Whitney III, L.P. and Whitney Strategic Partners III, L.P. Mr. Brooks disclaims beneficial ownership of the shares owned by J.H. Whitney III, L.P and Whitney Strategic Partners III, L.P. Also includes options to purchase 5,625 shares of common stock exercisable within 60 days of November 30, 1999.

(14) Mr. Zell transferred options to purchase 11,250 shares of common stock which he received under our option plan to U S WEST. U S WEST policy prevents Mr. Zell from exercising these options for his own benefit.

(15) Includes 2,232,139 shares of common stock owned by Waller-Sutton Media Partners, L.P. Ms. Brienza is a member of Waller-Sutton Media, L.L.C. the general partner of Waller-Sutton Media Partners, L.P. Ms. Brienza disclaims beneficial ownership of the shares held by Waller-Sutton Media Partners, L.P. Also includes options to purchase 5,625 shares of common stock exercisable within 60 days of November 30, 1999.

(16) Includes 4,583,931 shares of common stock owned by Blue Chip Capital Fund II Limited Partnership and 808,921 shares of common stock owned by Miami Valley Venture Fund, L.P. Blue Chip Capital Fund II Limited Partnership and Miami Valley Venture Fund, L.P. are part of an affiliated group of investment partnerships commonly controlled by Blue Chip Venture Company and are collectively referred to as the Blue Chip Group. Also includes warrants to purchase 321,426 shares of common stock exercisable within 60 days of November 30, 1999.

(17) Includes 4,151,785 shares of common stock owned by Grotech Partners IV, L.P. and 7,723,212 shares of Common Stock owned by Grotech Partners V, L.P., Grotech Partners IV, L.P. and Grotech Partners V, L.P. are part of an affiliated group of investment partnerships commonly controlled by Grotech Capital Group and are collectively referred to as the Grotech Capital Group. Also includes warrants to purchase 642,855 shares of common stock exercisable within 60 days of November 30, 1999.

(18) Includes 1,648,437 shares of common stock owned by Venrock Associates and 2,159,596 shares of common stock owned by Venrock Associates II, L.P., Venrock Associates and Venrock Associates II, L.P. are affiliated entities collectively referred to as the Venrock Group. Also includes warrants to purchase 197,677 shares of common stock within 60 days of November 30, 1999.

(19) Includes 8,718,488 shares of common stock owned by J.H. Whitney III, L.P. and 210,084 shares of common stock owned by Whitney Strategic Partners III, L.P., J.H. Whitney III, L.P and Whitney Strategic Partners III, L.P. are affiliated entities collectively referred to as the Whitney Group.

(20) Includes warrants to purchase 152,677 shares of common stock and options to purchase 5,625 shares of common stock exercisable within 60 days of November 30, 1999.

                    DESCRIPTION OF CERTAIN CREDIT FACILITIES

    As of September 30, 1999, USI has obtained numerous secured financing commitments for capital leases and real estate and equipment loans to finance real estate and various types of capital equipment, including computer hardware, software, furniture and fixtures and leasehold improvements. These secured financing arrangements are collectively called the Credit Facilities. The Credit Facilities allow us to finance an aggregate amount of up to $73.3 million, of which an aggregate amount of $56.5 million had been drawn at September 30, 1999. A description follows of the Credit Facilities with financing commitments of $10.0 million or more.

    VENTURE LENDING & LEASING TECHNOLOGIES INTERNATIONAL, INC. USI has a commitment from Venture Lending & Leasing providing for a line of credit to enable USI to finance up to $10.0 million of various types of equipment as described above. As of September 30, 1999, $9.6 million of this commitment has been funded. This facility is not available for further funding.

    FINOVA CAPITAL CORPORATION. USI has a commitment from Finova providing for a line of credit to enable USI to lease up to $11.7 million of various types of equipment. As of September 30, 1999, all of this commitment has been funded. Each schedule of this facility has a term of 36 months.

    CISCO SYSTEMS CAPITAL CORPORATION. USI has a commitment from Cisco Systems Capital Corporation, a wholly-owned subsidiary of one of USI's vendors, providing for a line of credit to enable USIto lease up to $10.0 million of Cisco-manufactured equipment. As of September 30, 1999, $3.4 million of this commitment has been funded. This facility is available for funding until June 30, 2000, with each funding schedule having a term of 36 months.

                            DESCRIPTION OF THE NOTES

    The Notes were issued under an Indenture, dated as of October 29, 1999, between USI, as issuer, and The Bank of New York, as Trustee. The following description is a summary of the material provisions of the Indenture. It does not restate this agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes. A copy of the form of Indenture and the form of certificate evidencing the Notes is available to you upon request.

    You can find the definitions of the capitalized terms used in this description under the subheading "Definitions." In this section of the Prospectus, entitled "Description of the Notes," when we refer to "USI," "we," "our," or "us," we are referring to USINTERNETWORKING, INC. and not any of its subsidiaries.

GENERAL

    The Notes are general unsecured obligations of USI, were offered in the principal amount of $125,000,000 and will mature on November 1, 2004. The Notes are contractually subordinated in right of payment to all existing and future Senior Indebtedness. As of September 30, 1999, we had approximately $34.6 million of Senior Indebtedness outstanding. In addition, the Notes are effectively subordinated to all obligations, indebtedness and other liabilities (including trade payables) of any of our Subsidiaries. As of September 30, 1999, our Subsidiaries had no indebtedness outstanding. Our rights to receive assets of our Subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) are effectively subordinated to the claims of that Subsidiary's creditors (including trade creditors), in which case our claims are still subordinate to any security interests in the assets of the Subsidiary and any indebtedness of the Subsidiary senior to that held by us. In addition, our cash flow and the consequent ability to service our debt, including the Notes, may depend upon the results of operations of our Subsidiaries and upon the ability of our Subsidiaries to provide cash (whether in the form of dividends, loans, or otherwise) to pay amounts due in respect of our obligations, including the Notes. The Indenture does not restrict the incurrence of indebtedness (including Senior Indebtedness) by us or our Subsidiaries. In addition, the Notes are not protected by financial covenants that limit our business activities.

    The Notes bear interest from October 29, 1999 at the rate per annum of 7%. Interest is payable semi-annually on May 1 and November 1 of each year, commencing May 1, 2000, to holders of record at the close of business on April 15 or October 15 preceding each such interest payment date. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months. Principal of and interest on the Notes is payable at the office of the Paying Agent. The Trustee has initially acted as the Paying Agent.

CONVERSION RIGHTS

    A holder may, at any time prior to the close of business on November 1, 2004, convert the principal amount of a Note (or any portion thereof equal to $1,000 or any integral multiple thereof) into shares of our common stock at the conversion price of $24.85 per share, subject to adjustment as described below (the "Conversion Price"); except that if a Note is called for redemption, the conversion right will terminate at the close of business on the Business Day immediately preceding the redemption date for the Note (unless we default in making the redemption payment when due, in which case the conversion right shall terminate at the close of business on the date the default is cured and the Note is redeemed). A Note for which a holder has delivered a notice exercising the option to require us to purchase the Note may be converted only if the holder's notice is withdrawn by a written notice of withdrawal delivered by the holder to a Paying Agent prior to the close of business on the second Business Day prior to the Change in Control Payment Date in accordance with the Indenture.

    No payment or adjustment will be made for dividends or distributions with respect to shares of common stock issued upon conversion of a Note. Except as otherwise provided in the Indenture, interest accrued shall not be paid on Notes converted. If any holder surrenders a Note for conversion between the record date for the payment of an installment of interest and the related interest payment date, then notwithstanding the conversion, the interest payable on the interest payment date will be paid to the person in whose name the Note was registered at the close of business on the record date. However, in this event, unless the Note has been called for redemption, the Note, when surrendered for conversion, must be accompanied by delivery by the holder of payment in an amount equal to the interest payable on the interest payment date on the principal amount of the converted Note. No fractional shares will be issued upon conversion, but a cash payment will be made for any fractional interest based upon the closing price (as defined in the Indenture) of the common stock on the trading day immediately prior to the date of conversion.

    The Conversion Price is subject to adjustment upon the occurrence of certain events, including:

    (1) the issuance of shares of common stock as a dividend or distribution on our common stock;

    (2) the subdivision or combination of our outstanding common stock;

    (3) the issuance to all or substantially all holders of common stock of rights or warrants entitling them to subscribe for or purchase common stock (or securities convertible into common stock) at a price per share (or having a conversion price per share) less than the current market price per share (as defined in the Indenture);

    (4) the distribution to all or substantially all holders of common stock of shares of capital stock of USI (other than common stock), evidences of indebtedness or other non-cash assets (including securities of any person other than USI but excluding (a) dividends on distributions paid exclusively in cash, (b) dividends or distributions referred to in clauses (1) and (2) above and (c) distributions in connection with a reclassification, consolidation or sale referred to in the next succeeding paragraph);

    (5) the distribution to all or substantially all holders of common stock of rights or warrants to subscribe for USI's securities (other than those rights and warrants referred to in (3) above and other than the distribution of rights to all holders of common stock pursuant to the adoption of a stockholders rights plan or the detachment of such rights under the terms of such plan);

    (6) the distribution to all or substantially all holders of common stock of cash in an aggregate amount that (together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by USI or any of our Subsidiaries for common stock consummated within the preceding 12 months not triggering a Conversion Price adjustment and (B) all other cash distribution to all or substantially all holders of common stock made within the preceding 12 months not triggering a Conversion Price adjustment) exceeds an amount equal to 10.0% of our market capitalization (determined as provided in the Indenture) on the Business Day immediately preceding the day on which we declare the distribution; and

    (7) the purchase of common stock pursuant to a tender offer made by USI or any of its Subsidiaries to the extent that the same involves aggregate consideration that (together with (A) any cash and the fair market value of any other consideration payable in respect of any other tender offer by USI or any of our Subsidiaries for common stock consummated within the preceding 12 months not triggering a Conversion Price adjustment and (B) all cash distributions to all or substantially all holders of common stock made within the preceding 12 months not triggering a Conversion Price adjustment) exceeds an amount equal to 10.0% of

       USI's market capitalization (determined as provided in the Indenture) on the expiration date of such tender offer.

    Notwithstanding the foregoing, no adjustment need be made in the Conversion Price for a transaction of the nature described above in this paragraph if all holders of Notes are entitled to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of common stock participate in the transaction; no adjustment to the Conversion Price need be made or any issuance of common stock pursuant to any of our plans for reinvestment of dividends or interest or for a change in the par value of the common stock; and, to the extent that the Notes become convertible into the right to receive cash, no adjustment to the Conversion Price need be made thereafter as to the cash, and interest will not accrue on the cash. We, from time to time, may reduce the Conversion Price by an amount for any period of time if the period is at least 20 days or such longer period as may be required by law and if the reduction is irrevocable during the period; PROVIDED, HOWEVER, that in no event may we reduce the Conversion Price to be less than the par value of a share of our common stock. No adjustment of the Conversion Price will be required to be made until the cumulative adjustments require an increase or decrease of at least 1% in the Conversion Price as last adjusted.

    Subject to any applicable right of the holders upon a Change in Control, if USI reclassifies or changes its common stock issuable upon conversion of the Notes (other than a change in par value, or as a result of a subdivision or combination, or any other change for which a Conversion Price adjustment is provided in the Indenture) or mergers into or transfers or leases all or substantially all of its assets to any person, or is a party to a merger that reclassifies or changes its outstanding common stock, the Notes will become convertible into the kind and amount of securities and property (including cash) which the holders of the Notes would have owned immediately after the transaction if the holders had converted the Notes immediately before the effective date of the transaction.

    Adjustments to the Conversion Price to reflect our issuance of other rights, warrants, evidences of indebtedness, securities or other property (including cash) to holders of the common stock may result in constructive distributions taxable as dividends to holders of the Notes.

OPTIONAL REDEMPTION

    The Notes may not be redeemed at the option of the Company prior to November 5, 2002. On that date and thereafter, the Notes may be redeemed at our option, in whole or, in part, upon not less than 30 nor more than 60 days' notice by mail.

    The redemption prices (expressed as a percentage of principal amount) are as follows for Notes redeemed during the periods set forth below:

PERIOD                                                        PERCENTAGE
------                                                        ----------
November 5, 2002 through October 31, 2003...................    101.75%
November 1, 2003 and thereafter.............................    100.00%

in each case together with accrued interest up to but not including the redemption date; provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to holders of record on the relevant record date.

    If less than all of the outstanding Notes are to be redeemed, the Trustee shall select the Notes to be redeemed in principal amounts of $1,000 or multiples thereof by lot, PRO RATA or by another method the Trustee considers fair and appropriate. If a portion of a holder's Notes is selected for partial redemption and that holder converts a portion of those Notes, the converted portion shall be deemed to be of the portion selected for redemption.

    All Notes which are redeemed or otherwise acquired by us or any of our Subsidiaries prior to maturity will be immediately canceled and may not be held, reissued or resold.

PURCHASE OF NOTES AT THE OPTION OF HOLDERS UPON A CHANGE IN CONTROL

    In the event of a Change in Control each holder has the option, subject to the terms and conditions of the Indenture, to require us to purchase all or any part (provided that the principal amount must be $1,000 or an integral multiple thereof) of the holder's Notes for a purchase price equal to 100% of the principal amount thereof, plus accrued interest up to but not including the Change in Control Payment Date, as described below. This payment is referred to as the Change in Control Payment.

    Within 30 days following any Change in Control, we will mail a notice to each holder, stating:

    (1) that the Change in Control Offer is being made pursuant to the covenant entitled "Change in Control" in the Indenture and that all the Notes tendered will be accepted for payment;

    (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed. This date is referred to as the Change in Control Payment Date;

    (3) that interest will continue to accrue on any convertible notes not tendered, as provided in the convertible notes;

    (4) that, unless USI defaults in the payment of the Change in Control Payment, with respect to all the Notes accepted for payment pursuant to the Change in Control Offer, interest will cease to accrue after the Change in Control Payment Date;

    (5) that holders electing to have any of the Notes purchased pursuant to a Change in Control Offer will be required to surrender the Notes, with the form entitled Option of Holder to Elect Purchase on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change in Control Payment Date;

    (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change in Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Notes delivered for purchase, and a statement that such holder is withdrawing his election to have the Notes purchased; and

    (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount.

    A Change in Control shall be deemed to have occurred if any of the following occurs after the Issue Date of the Notes:

    (1) the consolidation with or merger by USI into any other Person, or any other Person merges into USI, unless the stockholders of USI immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of our outstanding voting securities entitled to vote generally in the election of directors of USI or the Person resulting from such transaction;

    (2) the sale, lease or transfer of all or substantially all of our assets to any "person" or "group", within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring,

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       holding or disposing of securities within the meaning of Rule 13d-5(b)(1)
       under the Exchange Act;

    (3) the approval by the requisite stockholders of USI of a plan of liquidation or dissolution of USI;

    (4) any "person" or "group," within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act or any successor provision to either of the foregoing, including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, becomes the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of all classes of our voting stock and/or warrants or options to acquire such voting stock, calculated on a fully diluted basis, unless, as a result of such transaction, the ultimate direct or indirect ownership USI is substantially the same immediately after such transaction as it was immediately prior to such transaction; or

    (5) during any period of two consecutive years, individuals who at the beginning of such period constituted our Board of Directors, together with any new directors whose election or appointment by such board or whose nomination for election by our stockholders was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our Board of Directors then in office.

    We will comply with the requirements of Rule 13e-4 and Rule 14e-1, under the Exchange Act, and with any other securities laws and regulations thereunder to the extent these laws and regulations are applicable in connection with any offer by USI to purchase Notes at the option of the holders upon a Change in Control.

    The Change in Control purchase feature of the Notes may in some circumstances make more difficult or discourage a takeover of USI and the removal of incumbent management. We are not aware of any specific effort to accumulate shares of common stock or to obtain control of USI by means of a merger, tender offer, solicitation or otherwise, nor is the Change in Control purchase feature part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a result of negotiations between USI and the initial purchasers.

    Subject to the limitation on mergers and consolidations discussed below, we could, in the future, enter into transactions, including recapitalizations of USI, that would not constitute a Change in Control under the Indenture, but that would increase the amount of indebtedness (including Senior Indebtedness) outstanding or otherwise adversely affect the holders of the Notes. There will be no restrictions in the Indenture on the creation of additional indebtedness (including Senior Indebtedness) by USI or its Subsidiaries and the incurrence of significant amounts of additional indebtedness could have an adverse effect on our ability to service our indebtedness, including the Notes.

    If a Change in Control were to occur, there can be no assurance that we would have sufficient funds to pay the Change in Control Payment for the Notes tendered by the holders thereof. In addition, other indebtedness which we may incur in the future may have similar change in control provisions permitting the holders thereof to accelerate or require us to repurchase such indebtedness upon the occurrence of events similar to a Change in Control. Our failure to repurchase the Notes when required following a Change in Control will result in an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions thereof.

    Other than granting holders the option to require USI to purchase all or part of their Notes upon the occurrence of the Change in Control as described above, the Indenture will not contain any

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covenants or other provisions designed to afford holders protection in the event of takeovers, recapitalizations, highly leveraged transactions or similar restructurings involving USI.

    In the event that Certificated Notes are issued under the limited circumstances described herein, holders electing to exercise the option to have their Notes repurchased following a Change in Control must surrender the Certificated Notes, together with such additional documents as are required by the Indenture, at the office of a Paying Agent. Where not all of the Notes represented by a Certificated Notes are submitted for purchase, a new Certificated Note in respect of the principal amount of the Notes that have not been so submitted for purchase will be issued to the holder.

SUBORDINATION OF NOTES

    To the extent set forth in the Indenture, the Notes are subordinated in right of payment to all of our existing and future Senior Indebtedness. Upon any payment or distribution of our assets in connection with any dissolution, winding-up, liquidation or reorganization of USI (whether in insolvency or bankruptcy proceedings or otherwise), all Senior Indebtedness must be paid in full before any payment is made in respect of the Notes. In the event of a default in payment (whether at maturity or at a date fixed for prepayment or by acceleration or otherwise) of principal of or premium, if any, or interest on Senior Indebtedness, no payment may be made by us in respect of the Notes until payment in full of the Senior Indebtedness then due or the cure, waiver or cessation of the default. Upon an event of default with respect to any Senior Indebtedness (other than a default in the payment of principal of, or premium, if any or interest on Senior Indebtedness) permitting a holder thereof to accelerate its maturity, and upon written notice, referred to as a Default Notice, of such default to the Trustee and USI by any holder of such Senior Indebtedness or its representative, then, unless and until such default has been cured, waived or has ceased to exist, no payment may be made by USI in respect of the Notes; except that nothing in the foregoing provisions of this sentence will prevent the making of any payment (which is not otherwise prohibited by the provisions described in the immediately preceding sentence) in respect of the Notes for a period of more than 180 days after the date such Default Notice is given unless the maturity of the Senior Indebtedness has been accelerated, in which case no payment on the Notes may be made until the acceleration has been waived, rescinded or annulled or the Senior Indebtedness has been paid in full. Notwithstanding the provisions described in the preceding sentence, not more than one Default Notice shall be given with respect to the same issue of Senior Indebtedness within a period of 360 consecutive days, and no event of default which existed on the date of any Default Notice and was known to the holders of any issue of Senior Indebtedness shall be made the basis for the giving of a subsequent Default Notice by the holders of the issue of Senior Indebtedness.

    In the event that, notwithstanding the provisions set forth in the immediately preceding paragraph, the Trustee, any Paying Agent or any holder of the Notes receives any payment or distribution of assets of USI of any kind in contravention of any of the terms of the Indenture, whether in cash, property or securities, in respect of the Notes before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

    As a result of these subordination provisions, in the event of our insolvency, holders of the Notes may recover ratably less, than our other creditors. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

    The Indenture does not limit the amount of indebtedness, including Senior Indebtedness, that USI, or any Subsidiary, can create, incur, assume or guarantee.

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DEFINITIONS

    "BUSINESS DAY" means each day which is not a Legal Holiday.

    "CAPITAL LEASE OBLIGATIONS" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, but excluding any debt securities convertible into such equity.

    "CURRENCY AGREEMENT" means in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

    "EVENT OF DEFAULT" means an event of default under the Indenture.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

    (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

    (2) statements and pronouncements of the Financial Accounting Standards
       Board;

    (3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

    (4) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in registration statements filed under the Securities Act of 1933 and periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

    "INDEBTEDNESS" means, with respect to any person, without duplication:

    (1) all liabilities of such person for borrowed money or for the deferred purchase price of property or services, excluding any trade accounts payable and other current liabilities incurred in the ordinary course of business;

    (2) all obligations of such person evidenced by bonds, notes, debentures, or other similar instruments;

    (3) all Capital Lease Obligations of such person;

    (4) all guarantees of Indebtedness referred to in this definition by such person;

    (5) all obligations of such person under or in respect of Currency Agreements and Interest Rate Agreements of such person; and

    (6) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (1) through (5) above.

    "INTEREST RATE AGREEMENT" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

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    "ISSUE DATE" means the date on which the Notes are originally issued.

    "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or required by law to close. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record shall not be affected.

    "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "SENIOR INDEBTEDNESS" means the principal of, premium, if any, interest and other amounts payable on or in respect of any Indebtedness of USI, whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to, or shall be junior in right of payment to, or shall be PARI PASSU, in right of payment with, the Notes. Notwithstanding the foregoing, "Senior Indebtedness" shall not include:

    (1) Indebtedness evidenced by the Notes;

    (2) Indebtedness which, when incurred and without respect to any election under Section 1111 (b) of Title 11, United States Code (or any successor provision thereto), is without recourse to USI;

    (3) trade accounts payable or other current liabilities incurred in the ordinary course of business;

    (4) Indebtedness of or amounts owed by USI for compensation to employees or for services rendered to USI;

    (5) any liability for federal, state, local or other taxes owed or owing by USI;

    (6) Indebtedness of USI to a Subsidiary of USI; and

    (7) amounts owing under leases (other than Capital Lease Obligations).

    "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "Significant Subsidiary" of USI within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    "SUBSIDIARY" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by:

    (1) such Person;

    (2) such Person and one or more Subsidiaries of such Person; or

    (3) one or more Subsidiaries of such Person.

    "VOTING STOCK" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

EVENTS OF DEFAULT; NOTICE WAIVER

    If an Event of Default (other than an Event of Default resulting from bankruptcy, insolvency or reorganization with respect to USI or any Significant Subsidiary) occurs and is continuing, the Trustees

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may, by notice to USI, declare all unpaid principal of and accrued interest to the date of acceleration on the Notes then outstanding to be due and payable immediately. Also, in such event, the holders of at least 25% in principal amount at the Notes then outstanding may, by notice to USI and the Trustee, declare all unpaid principal of and accrued interest to the date of acceleration on the Notes then outstanding to be due and payable immediately. If an Event of Default resulting from events of bankruptcy, insolvency or reorganization with respect to USI or any Significant Subsidiary shall occur, all unpaid principal of and accrued interest on the Notes then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

    The Indenture provides that the holders of a majority in principal amount of the outstanding Notes may on behalf of all holders waive any existing default or Event of Default and its consequences except a default or Event of Default in the payment of principal or accrued interest on the Notes or any default in respect of any provision of the Indenture that cannot be modified or amended without the consent of the holder of each Note affected.

    The following are Events of Default under the Indenture:

    (1) failure of USI to pay any interest on the Notes for 30 days after the same is due or failure of USI to pay any principal of or premium, if any, on the Notes when due (whether at maturity, upon redemption, on a Change in Control Payment Date or otherwise);

    (2) failure of USI to comply with any of its other agreements contained in the Notes or the Indenture for 60 days after receipt of notice of such failure from the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding;

    (3) default under any bond, debenture, note or other evidence of indebtedness for money borrowed of USI or any Significant Subsidiary having an aggregate outstanding principal amount in excess of $15 million, which default shall have resulted in such indebtedness being accelerated, without such indebtedness being discharged, or such acceleration having been rescinded or annulled, within ten days from the date of such acceleration; and

    (4) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary.

    The Trustee shall, within 90 days after the occurrence of any default known to it, give to the holders notice of such default, PROVIDED that, except in the case of default in the payment of principal of or interest on any of the Notes, the Trustee may withhold such notice if it in good faith determines that the withholding of such notice is in the interests of the holders.

    No holder may pursue any remedy under the Indenture or the Notes against USI (except actions for payment of overdue principal or interest or for the conversion of the Notes), unless:

    (1) the holder gives to the Trustee written notice of a continuing Event of Default;

    (2) the holders of at least 25% in principal amount of the outstanding Notes make a written request to the Trustee to pursue the remedy;

    (3) such holder or holders offer satisfactory indemnity to the Trustee against any loss or expense;

    (4) the Trustee does not comply with the request within the 60 days after receipt of the request and the offer of indemnity; and

    (5) the Trustee shall not have received during such 60-day period a contrary direction from the holders of at least a majority in principal amount of the outstanding Notes.

    We must deliver an Officer's Certificate to the Trustee within 90 days after the end of each fiscal year of USI as to the signer's knowledge of our compliance with all conditions and covenants on our

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part contained in the Indenture, and stating whether or not the signers know of any default or Event of Default. If any such signer knows of such a default or Event of Default, the Officer's Certificate shall describe the default or Event of Default and the efforts to remedy the same.

AMENDMENT

    USI and the Trustee may amend or supplement the Indenture or the Notes with the written consent of the holders of at least a majority in principal amount of the outstanding Notes. The holders of a majority in principal amount of the Notes outstanding may waive compliance in a particular instance by USI with any provision of the Indenture or the Notes without notice to any holder. However, without the consent of the holder of each Note affected thereby, an amendment, supplement or waiver may not:

    (1) reduce the percentage of the principal amount of outstanding Notes whose holders must consent to an amendment, supplement or waiver;

    (2) reduce the rate of or change the fixed maturity of any Note;

    (3) alter the conversion provisions with respect to any Note in a manner adverse to the holder thereof;

    (4) waive a default in the payment (whether at maturity, upon redemption, on an interest payment date, on a Change in Control Payment Date or otherwise) of the principal of or premium or interest on any Note;

    (5) reduce the percentage of Notes necessary to waive defaults or Events of Default;

    (6) modify any of the subordination provisions in the Indenture in a manner adverse to the holders of the Notes; or

    (7) make any Note payable in money other then that stated in the Note.

    USI and the Trustee may amend or supplement the Indenture or the Notes without notice to or consent of any holder in some events, such as to comply with the conversion, adjustment, liquidation and merger provisions described in the Indenture, to cure any ambiguity, defect or inconsistency or to make any other change that does not adversely affect the rights of the holders, to comply with the provisions of the Trust Indenture Act or to appoint a successor Trustee.

    No amendment may be made that adversely affects the rights under the provisions described under "--Subordination of Notes" above of a holder of an issue of Senior Indebtedness unless the holders of that issue, pursuant to its terms, consents to such amendment.

REGISTRATION RIGHTS

    The following summary of the registration rights provided in the registration rights agreement and the Notes is not complete. You should refer to the registration rights agreement and the Notes for a full description of the registration rights that apply to the Notes.

    USI has agreed, pursuant to a Registration Rights Agreement to be dated the Issue Date between USI and the initial purchasers, to file a Shelf Registration Statement under the Securities Act within 60 days after the latest date of original issuance of the Notes, referred to as the Filing Date, to register resales of the Notes and the shares of common stock into which the Notes are convertible, referred to as Registrable Securities. USI has complied with this provision of the Registration Rights Agreement by filing the Registration Statement of which this Prospectus is a part. USI will use reasonable efforts to have such Shelf Registration Statement declared effective as soon as practicable after it is filed and, in

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any event, within 150 days after the latest date of original issuance of the
Notes, and to keep it effective until the earliest of:

    (1) two years after the Filing Date;

    (2) the date when all Registrable Securities shall have been registered under the Securities Act and disposed of; or

    (3) the date on which all Registrable Securities are eligible to be sold to the public pursuant to Rule 144(k) under the effectiveness period.

    A holder of Registrable Securities that sells Registrable Securities pursuant to the Shelf Registration Statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the Registration Rights Agreements which are applicable to such holder (including certain indemnification obligations).

    If:

    (1) on or prior to the 60th day after the first date of original issuance of the Notes, the Shelf Registration Statement has not been filed with the Commission;

    (2) on or prior to the 150th day after the latest date of original issuance of the Notes, the Shelf Registration Statement has not been declared effective by the Commission;

    (3) USI fails to supplement the Shelf Registration Statement in a timely manner in order to name additional selling security holders; or

    (4) after the Shelf Registration Statement has been declared effective, such Shelf Registration Statement ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes and the common stock issuable upon the conversion of the Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (1) through (4), a "Registration Default"), additional interest will accrue on the Notes over and above the rate set forth in the title of the Notes, from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured, at the rate of 0.5% per annum. We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay additional interest remain in effect only so long as the Notes and the common stock issuable upon the conversion of the Notes held by the holder are "Registrable Securities" within the meaning of the Registrable Rights Agreement.

    We will pay all expenses of the Shelf Registration Statement, provide each holder that is selling Registrable Securities pursuant to the Shelf Registration Statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the Registrable Securities.

SATISFACTION AND DISCHARGE

    If all of the Notes have been delivered to the Trustee for cancellation (subject to certain limited exceptions) or if all of the Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year at their stated maturity or upon redemption, then USI may terminate all of its obligations under the Indenture, other than its obligations (including its obligation to deliver shares of common stock upon conversion of the Notes and its obligation to purchase Notes following a Change in Control), at any time, by depositing with

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the Trustee or a Paying Agent other than USI, money sufficient to pay the principal of and interest on the Notes then outstanding to maturity or redemption, as the case may be.

MERGERS AND CONSOLIDATIONS

    Subject to the right of the holders to require USI to purchase the Notes in the event of a Change in Control, USI may consolidate or merge with or into any other corporation, and USI may sell, lease, convey, assign, or otherwise transfer all or substantially all its property and assets to any other corporation; PROVIDED:

    (1) either USI is the resulting or surviving corporation, or the successor corporation is organized and existing under the laws or the Unites States of America, any state thereof or the District of Columbia which expressly assumes, by supplemental indenture executed and delivered to the Trustee, payment of the principal of and interest on the Notes and performance and observance of every covenant of USI in the Indenture and the Notes (including, without limitation, the agreement to deliver shares of common stock upon conversion of Notes);

    (2) immediately after giving effect to such transaction, no default or Event of Default shall have occurred and be continuing; and

    (3) other conditions are met.

    Thereafter, in any transaction (other than a lease) in which USI is not the surviving or resulting corporation, USI shall be released from all of its obligations under the Indenture and the Notes.

CONCERNING THE TRUSTEE

    The Bank of New York serves as the Trustee under the Indenture. The Trustee will be permitted to deal with USI and any affiliate of USI with the same rights as if it were not Trustee; PROVIDED, HOWEVER, that under the Trust Indenture Act, if the Trustee acquires any conflicting interest (as defined in the Trust Indenture Act) and there exists a default with respect to the Notes, it must eliminate such conflicts or resign.

    The holders of a majority in principal amount of all outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee, PROVIDED that such direction does not conflict with any law or the Indenture, is not unduly prejudicial to the rights of another holder or the Trustee and does not involve the Trustee in personal liability.

BOOK-ENTRY; DELIVERY AND FORM

    We issued the Notes in the form of one or more global notes (the "Global Note"). The Global Note was deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC. The Global Note (and any shares of common stock issuable upon conversion) is subject to certain restrictions on transfer set forth therein and will bear the legend regarding these restrictions set forth under "Transfer Restrictions." Except as set forth below, the Global Note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (the "Certificated Notes") will be issued only in certain limited circumstances described below.

    DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of

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institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

    We expect that pursuant to procedures established by DTC, upon the deposit of the Global Note with DTC, DTC credited, on its book-entry registration and transfer system, the principal amount of Notes represented by such Global Note to the accounts of participants. The accounts to be credited were designated by the initial purchasers. Ownership of beneficial interests in the Global Note has been limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note is shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

    Beneficial owners of interests in Global Notes who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

    So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture and the Notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the applicable procedures of DTC (in addition to those under the Indenture referred to in this Prospectus; see "Transfer Restrictions"). Except as set forth below, as an owner of a beneficial interest in the Global Note, you will not be entitled to have the Notes represented by the Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered to be the owner or holder of any Notes under the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of the Global Note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    We have and will continue to make payments of principal of, premium, if any, and interest on the Notes represented by the Global Note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Note. Neither we, the Trustee nor any Paying Agent have or will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We do not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants.

    Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

    DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for conversion as described above) only at the direction of one or more participants to whose account the DTC interests in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the Global Note for Certificated Notes which it will distribute to its participants and which will be legended as set forth under the heading "Transfer Restrictions."

    Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock is only a summary and is qualified in its entirety by reference to the actual terms and provisions of the capital stock contained in our Second Amended and Restated Certificate of Incorporation, which became effective on April 14, 1999 and our bylaws, which were amended at the same time.

    Our certificate of incorporation authorizes 75,000,000 shares of common stock, par value $.001 per share and 1,000,000 shares of preferred stock, par value $.001 per share, the rights and preferences of which may be designated by the board of directors. As of September 30, 1999, there were 60,813,704 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. As of September 30, 1999, there were 184 holders of record of our common stock.

COMMON STOCK

    Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of USI, the holders of common stock are entitled to receive ratably the net assets of USI available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, and the shares that we offer in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

PREFERRED STOCK

    The board of directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control of USI. We have no present plans to issue any shares of preferred stock.

WARRANTS

    At September 30, 1999, there were warrants outstanding to purchase a total of 1,736,675 shares of common stock. Warrants to purchase 1,429,533 shares at $2.29 per share will expire in September 2008, warrants to purchase 168,750 shares at $10.67 per share will expire in September and October 2008 and warrants to purchase 138,392 shares at $2.24 per share will expire in December 2003 and June 2004.

REGISTRATION RIGHTS

    The holders of 46,349,289 shares of common stock and 1,429,533 shares of common stock issuable upon the exercise of warrants to purchase common stock are entitled to rights with respect to registration of such shares under the Securities Act described at "Certain Relationship and Related

Transactions--Amended and Restated Stockholder Agreement." The holders of warrants to purchase 195,536 shares of common stock are entitled to rights with respect to registration of such shares under the Securities Act. Under these registration rights, in the event we elect to register any of our shares of common stock for purposes of effecting any public offering, the holders of the warrants or the shares issued upon exercise of the warrants are entitled to include their shares of common stock in the registration, subject however to the right of USI or the underwriters of the proposed offering, if any, to reduce the number of shares proposed to be registered in view of market conditions. All expenses in connection with any registration other than underwriting discounts and commissions will be borne by USI.

    We have agreed to register up to 2,015,625 shares held by officers of USI in the event an officer's employment is terminated due to death or disability.

CERTAIN ANTI-TAKEOVER, LIMITED LIABILITY AND INDEMNIFICATION PROVISIONS

    As noted above, our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could adversely affect the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control of USI or make removal of management more difficult.

    ELECTION AND REMOVAL OF DIRECTORS. The certificate and bylaws provides for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. Directors may be removed only for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of USI and may maintain the incumbency of the board of directors, as it generally makes it more difficult for stockholders to replace a majority of directors.

    STOCKHOLDER MEETINGS. Our bylaws provide that the stockholders may not call a special meeting of the stockholders of USI. Rather, only the board of directors, the chairman of the board or the president will be able to call special meetings of stockholders.

    REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or one of its committees.

    DELAWARE ANTI-TAKEOVER LAW.  We are a Delaware corporation subject to
Section 203 of the Delaware General Corporation Law. Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

    - The corporation has elected in its certificate of incorporation not to be governed by Section 203. We have not made such an election,

    - The business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder,

    - Upon consummation of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer, or

    - The business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock which the interested stockholder did not own.

    The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation's voting stock, together with the affiliates or associates of that stockholder.

    LIMITATION OF OFFICER AND DIRECTOR LIABILITY AND INDEMNIFICATION ARRANGEMENTS. Our certificate limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

    - any breach of their duty of loyalty to the corporation or its stockholders,

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    - unlawful payments of dividends or unlawful stock repurchases or redemptions, or

    - any transaction from which the director derived an improper personal benefit.

    This charter provision has no effect on any non-monetary remedies that may be available to us or our stockholders, nor does it relieve us or our officers or directors from compliance with federal or state securities laws. The certificate also generally provides that we shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he is or was a director or officer of ours, or is or was serving at our request as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such proceeding. An officer or director shall not be entitled to indemnification by us if:

    - The officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests, or

    - With respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

    These charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of USI.

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer & Trust Company is the transfer agent and registrar for the common stock.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of certain United States federal income tax considerations that may be relevant to the purchase, ownership and disposition of the Notes by U.S. holders, as defined below, and the ownership and disposition of our common stock received upon conversion of the Notes by U.S. holders. This discussion does not purport to be a full description of all United States federal income tax considerations that may be relevant to the purchase, holding and disposition of the Notes or our common stock and does not address any other taxes that might be applicable to a holder of the Notes or our common stock, such as tax consequences arising under the tax laws of any state, locality or foreign jurisdiction. We cannot assure you that the United States Internal Revenue Service will take a similar view of these consequences. Further, this discussion does not address all aspects of taxation that may be relevant to particular holders of Notes or common stock in light of their personal circumstances and does not deal with persons that are subject to special tax rules, such as dealers in securities, financial institutions, insurance companies, tax-exempt entities, persons holding the Notes as part of a hedging or conversion transaction, a straddle or constructive sale, persons whose functional currency is not the United States dollar and persons who are not U.S. holders. The discussion below assumes that the Notes and the common stock into which such Notes are convertible are held as capital assets within the meaning of section 1221 of the Internal Revenue Code.

    The discussion of the United States federal income tax considerations below is based on currently existing provisions of the Internal Revenue Code, the applicable Treasury regulations promulgated and proposed under the Internal Revenue Code, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. Because individual circumstances may differ, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, non-United States or other tax laws and possible changes in the tax laws.

    As used herein, a U.S. holder means a beneficial owner of a Note or common stock who is, for United States federal income tax purposes:

    - a citizen or resident of the United States;

    - a corporation or partnership created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless in the case of a partnership Treasury regulations enacted in the future provide otherwise;

    - an estate the income of which is subject to United States federal income taxation regardless of its source; or

    - a trust if either (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

    STATED INTEREST. Interest on a Note will be includable in the income of a U.S. holder as ordinary income at the time interest is received or accrued, in accordance with a holder's method of accounting for United States federal income tax purposes.

    REGISTRATION RIGHTS. The registration of the Notes pursuant to our obligation as described under "Description of the Notes--Registration Rights" will not constitute a taxable event for United States federal income tax purposes, will not affect a U.S. holder's tax basis in the Notes, and a U.S. holder's holding period for the registered Notes will include the holding period such U.S. holder had in the Notes before such Notes were registered.

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
    MANDATORY PURCHASE AND OPTIONAL REDEMPTION. In the event of a Change in Control, the holders of the Notes will have the right to require us to purchase their Notes at a price equal to 100% of the aggregate principal amount, plus accrued interest. Under Treasury regulations issued under provisions of the Internal Revenue Code relating to original issue discount, computation of yield and maturity of the Notes is not affected by this purchase right and obligation if, based on all the facts and circumstances as of the issue date, payments on the Notes are significantly more likely than not to occur in accordance with the stated payment schedule on the Notes (which does not reflect a Change in Control). We believe, based on all the facts and circumstances as of the issue date, it was significantly more likely than not that the Notes would be paid according to their stated schedule. Therefore, we have not and will not take the purchase right and obligation into account in determining the yield and maturity of the Notes.

    We may redeem the Notes, in whole or in part, at any time on or after November 5, 2002, at prices specified under the heading "Description of the Notes--Optional Redemption." The Treasury regulations that relate to original issue discount contain rules for determining the yield and maturity of any instrument that may be redeemed prior to its stated maturity date at the option of the issuer. Under these regulations, solely for purposes of the accrual of original issue discount, it is assumed that the issuer will exercise any option to redeem a debt instrument if the exercise will lower the yield-to-maturity of the debt instrument. We believe that we will not be presumed to redeem the Notes prior to their stated maturity under the foregoing rules because the exercise of the option would not lower the yield-to-maturity of the Notes.

    SALE, EXCHANGE OR REDEMPTION OF NOTES. A U.S. holder of a Note will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note in an amount equal to the difference between (i) the amount of cash plus the fair market value of any property received, other than an amount received in respect of accrued interest, which will be taxable as interest if not previously included in income which is taxable as ordinary income and (ii) the U.S. holder's adjusted tax basis in the Note. A U.S. holder's adjusted tax basis in a Note generally will equal the cost of the Note to the holder. Generally, gain or loss recognized on the disposition of a Note will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder's holding period in the Note is more than one year at the time of the disposition.

    MARKET DISCOUNT. The tax treatment of a U.S. holder with respect to the Notes may be altered if the holder acquires the Notes at a "market discount." Market discount on a Note will generally equal the amount, if any, by which the principal amount of the Note exceeds the holder's initial tax basis in the Note (generally the Note's acquisition price). Subject to a de minimis exception, a U.S. holder of a Note acquired at a market discount is generally required to treat as ordinary income any gain recognized on the disposition of the Note to the extent of the "accrued market discount" at the time of disposition, unless the holder elects to include accrued market discount in income currently. Market discount on a Note will be treated as accruing on a straight-line basis over the term of such Note, or at the election of the holder, under a constant-yield method. A U.S. holder of a Note acquired at a market discount who does not elect to include accrued market discount in income currently may be required to defer the deduction of the portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the Note is disposed of in a taxable transaction. If a Note with accrued market discount is converted into our common stock, the amount of such accrued market discount at the time of conversion generally will be taxable to the U.S. holder as ordinary income upon disposition of our common stock.

    AMORTIZABLE BOND PREMIUM. A U.S. holder that purchases a Note at a premium over its stated principal amount generally may elect to amortize such premium as amortizable bond premium from the purchase date to the Note's maturity date (taking into account earlier call dates, as appropriate) under a yield to maturity formula if an election by the taxpayer under section 171 of the Code is in effect or is made. The amortizable bond premium will not include any premium attributable to the Note's

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
conversion feature. The premium attributable to the conversion feature is the excess, if any, of the Note's purchase price over what the Note's fair market value would be if there were no conversion feature. In addition, under Treasury Regulations, the amount of amortizable bond premium that a U.S. holder may deduct in any accrual period is limited to the amount by which the holder's total interest inclusions on the Note in prior accrual periods exceeds the total amount treated by the holder as a bond premium deduction in prior accrual periods. If any of the excess bond premium is not deductible under section 171, that amount is carried forward to the next accrual period and is treated as bond premium allocable to that period.

    An election under section 171 of the Code is available only if the Notes are held as capital assets. Such election is revocable only with the consent of the Internal Revenue Service and applies to all debt obligations owned or subsequently acquired by the taxpayer. In general, a U.S. holder's tax basis in a Note will be reduced by the amount of any bond premium that is amortized or used to offset interest income. Such amortization will cease upon conversion of the Note into our common stock.

    CONVERSION. A U.S. holder of a Note will not recognize gain or loss on the conversion of a Note solely into our common stock except with respect to cash in lieu of fractional shares and except to the extent that the common stock issued upon conversion is treated as attributable to accrued interest on the Note. The holding period of the common stock received upon conversion will include the period during which the Note was held, and the holder's aggregate tax basis in the common stock received upon conversion of the Note will be equal to the holder's aggregate tax basis in the Note at the time of conversion, less any portion allocable to any fractional share. However, a holder's tax basis in shares of common stock considered attributable to accrued interest generally will equal the amount of such accrued interest included in income and the holding period will begin on the day following the date of conversion. A U.S. holder of a Note will recognize gain or loss for federal income tax purposes upon the receipt of cash in lieu of a fractional share of our common stock in an amount equal to the difference between the amount of cash received and the holder's tax basis in such fractional share. This gain or loss should be capital gain or loss and should be taxable as described under "Sale, Exchange or Redemption of the Notes." The fair market value of shares of common stock received, which is attributable to accrued interest, will be taxable as ordinary interest income.

    CONSTRUCTIVE DISTRIBUTIONS. The conversion price of the Notes is subject to adjustment under specified circumstances. Under section 305 of the Internal Revenue Code and applicable Treasury regulations, adjustments or the failure to make adjustments to the conversion price of the Notes may result in a taxable constructive distribution to U.S. holders of Notes, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate shareholders) to the extent of our earnings and profits, as determined in accordance with United States federal income tax principles, if, and to the extent that, these adjustments in the conversion price increase the proportionate interest of a U.S. holder of a Note in our fully diluted common stock, whether or not the holder ever converts the Notes into our common stock.

    ADDITIONAL INTEREST. We intend to take the position that payments of additional interest as described under the heading "Description of the Notes--Registration Rights" if paid as required therein, should be taxable to U.S. holders as ordinary income when received or accrued in accordance with the U.S. holder's method of accounting for United States federal income tax purposes. The Internal Revenue Service may take a different position, however, which could affect the timing of a U.S. holder's income with respect to additional interest.

    DISTRIBUTIONS ON COMMON STOCK. A distribution by our company with respect to our common stock will be treated for United States federal income tax purposes as ordinary dividend income to the extent that such distributions do not exceed our earnings and profits as determined under United States federal income tax principles. To the extent a distribution exceeds our earnings and profits, it will be

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
treated first as a tax-free return of the U.S. holder's tax basis in the common stock to the extent of the holder's tax basis, and then will generally be treated as gain from the sale of a capital asset.

    DISPOSITION OF COMMON STOCK. A U.S. holder of our common stock will recognize capital gain or loss upon the sale or other taxable disposition of our common stock in an amount equal to the difference between the amount of cash plus the fair market value of any property received and the U.S. holder's tax basis in the common stock. The taxation of such capital gains will be as described above under "Sale, Exchange or Redemption of Notes."

    UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING. Under current United States federal income tax law, "reportable" payments, including payments on interest and dividends and under specified circumstances principal payments on the Notes made to, specified U.S. holders may be subject to backup withholding tax at the rate of 31%, if these persons fail to supply correct taxpayer identification numbers and other required information in the specified manner.

    Any amounts withheld under the backup withholding rules from payment to a holder of Notes or common stock will be refunded or credited against the holder's United States federal income tax liability provided that the required information is furnished to the United States Internal Revenue Service.

    We will report to holders of Notes and common stock and to the Internal Revenue Service the amount of any reportable payments for each calendar year and the amount of any tax withheld with respect to reportable payments.

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
                            SELLING SECURITY HOLDERS

    The Notes were originally issued by us and sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers or other institutional accredited investors. Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Legg Mason Wood Walker, Incorporated, Wasserstein Perella Securities, Inc., C.E. Unterberg, Towbin and The Robinson-Humphrey Company, LLC acted as the initial purchasers in this transaction. Selling security holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this Prospectus any or all of the Notes and common stock into which the Notes are convertible.

    The following table sets forth information, as of December 15, 1999, with respect to the selling security holders and the principal amounts of Notes benefically owned by each selling holder that may be offered under this Prospectus. The information is based on information provided by or on behalf of the selling holders. The selling security holders may offer all, some or none of the Notes or common stock into which the Notes are convertible. Accordingly, no estimate can be given as to the amount of the Notes or common stock that will be held by the selling security holders upon termination of any sales. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act.

                                                PRINCIPAL AMOUNT OF                             NUMBER OF
                                                       NOTES                                CONVERSION SHARES
                                              BENEFICIALLY OWNED THAT     PERCENTAGE OF        THAT MAY BE
SELLING SECURITYHOLDER                              MAY BE SOLD         NOTES OUTSTANDING      SOLD(1)(2)
----------------------                        -----------------------   -----------------   -----------------
AAM/Zazone Institutional Income Fund,
  L.P......................................         $  1,150,000                 *%                46,277
AIG/National Union Fire Insurance..........              500,000                 *                 20,120
Aftra Health Fund..........................              300,000                 *                 12,072
Aristeia International, Ltd................            1,397,000               1.1                 56,217
Aristeia Trading, LLC......................              603,000                 *                 24,265
Associated Electric & Gas Insurance
  Services Limited.........................              200,000                 *                  8,048
BNP Arbitrage SNC..........................            6,250,000                 5                251,509
BS Debt Income Fund-Class A................                5,000                 *                    201
BankAmerica Pension Plan...................            1,000,000                 *                 40,241
Black Diamond Offshore, Ltd................              381,000                 *                 15,331
Boilermaker-Blacksmith Pension Trust.......            1,150,000                 *                 46,277
Brown & Williamson Tobacco Master
  Retirement Trust.........................              100,000                 *                  4,024
CALAMOS Convertible Fund-CALAMOS Investment
  Trust....................................            1,350,000               1.1                 54,325
CALAMOS Convertible Portfolio-CALAMOS
  Advisors Trust...........................               15,000                 *                    603
CALAMOS Global Growth and Income Fund-
  CALAMOS Investment Trust.................               90,000                 *                  3,621
CALAMOS Growth and Income Fund-CALAMOS
  Investment Trust.........................              620,000                 *                 24,949
Champion International Corporation Master
  Retirement Trust.........................              995,000                 *                 40,040
City of Knoxville Pension System...........              370,000                 *                 14,889
Convexity Partners, L.P....................              750,000                 *                 30,181
Credit Suisse First Boston Corporation.....           27,000,000              21.6              1,086,519
Delaware PERS..............................              950,000                 *                 38,229
Delta Airlines Master Trust................            2,200,000               1.8                 88,531
Deutsche Bank Securities Inc...............            4,925,000               3.9                198,891
Dorinco Reinsurance Company................              500,000                 *                 20,120
Double Black Diamond Offshore LDC..........            1,029,000                 *                 41,408
The Dow Chemical Company Employees'
  Retirement Plan..........................            2,275,000               1.8                 91,549

                                                PRINCIPAL AMOUNT OF                             NUMBER OF
                                                       NOTES                                CONVERSION SHARES
                                              BENEFICIALLY OWNED THAT     PERCENTAGE OF        THAT MAY BE
SELLING SECURITYHOLDER                              MAY BE SOLD         NOTES OUTSTANDING      SOLD(1)(2)
----------------------                        -----------------------   -----------------   -----------------
ELF Aquitaine..............................         $     50,000                 *%                 2,012
Elliott Associates, L.P....................              745,000                 *                 29,979
Family Service Life Insurance Co...........              300,000                 *                 12,072
The Fondren Foundation.....................               70,000                 *                  2,816
Greek Catholic Union.......................               15,000                 *                    603
Guardian Life Insurance Co.................            4,500,000               3.6                181,086
Guardian Pension Trust.....................              200,000                 *                  8,048
Highbridge Capital Corporation.............            4,000,000               3.2                160,965
ICI American Holdings Trust................              450,000                 *                 18,108
Island Holdings............................               10,000                 *                    402
Jackson Investment Fund Ltd. C/o Leeds
  Management Services (Cayman) Ltd.........              130,000                 *                  5,231
JMG Convertible Investments, L.P...........              250,000                 *                 10,060
JMG Triton Offshore Fund, Ltd..............            7,750,000               6.2                311,871
Kettering Medical Center Funded
  Depreciation Account.....................               70,000                 *                  2,816
Nelson Partners Ltd. C/o Leeds Management
  Services (Cayman) Ltd....................              455,000                 *                 18,309
Knoxville Utilities Board Retirement
  System...................................              225,000                 *                  9,054
LLT Limited................................              150,000                 *                  6,036
The Liverpool Limited Partnership..........              255,000                 *                 10,216
Lord Abbot & Co. Oxford Fund...............              650,000                 *                 26,156
Mainstay Convertible Fund..................            2,425,000               1.9                 97,585
Mainstay Strategic Value Fund..............              100,000                 *                  4,024
Mainstay VP Convertible Portfolio..........              700,000                 *                 28,169
McMahan Securities Company, L.P............              250,000                 *                 10,060
Merrill Lynch Pierce Fenner and Smith
  Inc......................................            3,250,000               2.6                130,784
Nalco Chemical Retirement..................              210,000                 *                  8,450
New York Life Insurance and Annuity
  Corporation (NYLIAC).....................              750,000                 *                 30,181
New York Life Insurance Company (NYLIC)....            6,750,000               5.4                271,629
New York Life Separate Account #7..........              700,000                 *                 28,169
Olympus Securities, Ltd. C/o Leeds
  Management Services Ltd..................              740,000                 *                 29,778
Peoples Benefit Life Insurance Company
  Teamsters................................            1,500,000               1.2                 60,362
Port Authority of Allegheny County
  Retirement and Disability Allowance......            1,200,000                 *                 48,289
SPT........................................              960,000                 *                 38,631
San Diego County Employees Retirement
  Association..............................            1,650,000               1.3                 66,398
SoundShore Holdings Ltd....................            5,499,000               4.4                221,287
SoundShore Opportunity Holding Fund Ltd....            2,834,000               2.2                114,044
SoundShore Strategic Holding Fund Ltd......            1,037,000                 *                 41,730
Southern Farm Bureau Life Insurance -
  FRIC.....................................              575,000                 *                 23,138
Southern Farm Bureau Life Insurance
  Company..................................              475,000                 *                 19,114
Southport Management Partners, L.P.........              450,000                 *                 18,108
Southport Partners International, Ltd......              900,000                 *                 36,217
Starvest Combined Portfolio................              725,000                 *                 29,175
State of Oregon Equity.....................            4,600,000               3.7                185,110
Unifi, Inc. Profit Sharing Plan and
  Trust....................................              110,000                 *                  4,426
United Food and Commercial Workers Local
  1262.....................................              470,000                 *                 18,913
Van Waters & Rogers, Inc. Retirement Plan
  (f.k.a. Univar Corporation)..............              330,000                 *                 13,279

                                                PRINCIPAL AMOUNT OF                             NUMBER OF
                                                       NOTES                                CONVERSION SHARES
                                              BENEFICIALLY OWNED THAT     PERCENTAGE OF        THAT MAY BE
SELLING SECURITYHOLDER                              MAY BE SOLD         NOTES OUTSTANDING      SOLD(1)(2)
----------------------                        -----------------------   -----------------   -----------------
Westgate International, L.P................         $  1,000,000                 *%                40,241
Worldwide Transactions Ltd.................               90,000                 *                  3,621
Zeneca Holdings Trust......................              435,000                 *                 17,505
                                                    ------------              ----              ---------
          Total............................         $117,095,000              93.7%             4,712,694
                                                    ============              ====              =========

------------------------
*   Less than 1%
(1) Consists of shares of common stock issuable upon conversion of the Notes.
(2) Assumes a conversion price of $24.85 and a cash payment in lieu of any fractional share interest. The conversion price is subject to adjustment as described under "Description of Notes--Conversion."

    The following table sets forth information, as of December 15, 1999, with respect to the seven selling stockholders and the number of shares of common stock beneficially owned by each selling stockholder that may be offered under this Prospectus. The selling stockholders acquired these shares in private placement transactions and have rights to include resales of their shares in this Prospectus.

                                                                 NUMBER OF
                                                              SHARES THAT MAY
SELLING STOCKHOLDER                                               BE SOLD
-------------------                                           ---------------
Luis Sebastian Alegrett.....................................       29,072
Carlos E. Bravo.............................................        3,592
Matthew D. Kanter...........................................       11,906
Michael Q. Mai..............................................       17,727
Vicente Perez de Tudela.....................................        6,382
S. David Walden.............................................       11,880
Southeastern Technology Fund L.P............................       32,142
                                                                  -------
    Total...................................................      112,701

    None of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with USI within the past three years other than Mathew D. Kanter, who is President of USI, New York, S. David Walden, who is Vice President of Product Marketing of USI, New York and Luis Sebastian Alegrett, Carlos E. Bravo, Michael Q. Mai and Vicente Perez de Tudela, who are all consultants of USI.

    Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the conversion rate and therefore, the number of shares of common stock issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

                              PLAN OF DISTRIBUTION

    The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the Notes and the common stock into which the Notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

    The Notes and the common stock into which the Notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

    - on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the Notes or the common stock may be listed or quoted at the time of sale;

    - in the over-the-counter market;

    - in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

    - through the writing of options, whether the options are listed on an options exchange or otherwise; or

    - through the settlement of short sales.

    In connection with the sale of the Notes and the common stock into which the Notes are convertible or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Notes or the common stock into which the Notes are convertible in the course of hedging the positions they assume. The selling holders may also sell the Notes or the common stock into which the Notes are convertible short and deliver these securities to close out their short positions, or loan or pledge the Notes or the common stock into which the Notes are convertible to broker-dealers that in turn may sell these securities.

    The aggregate proceeds to the selling holders from the sale of the Notes or common stock into which the Notes are convertible offered by them will be the purchase price of the Notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

    Our outstanding common stock is listed for trading on the Nasdaq National Market. We do not intend to list the Notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the Notes.

    In order to comply with the securities laws of some states, if applicable, the Notes and common stock into which the Notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Notes and common stock into which the Notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

    The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the Notes and common stock into which the Notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of
Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

    In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. A selling holder may not sell any Notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

    To the extent required, the specific Notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post- effective amendment to the registration statement of which this prospectus is a part.

    The Registration Statement of which this Prospectus is a part is being filed pursuant to a registration rights agreement that we entered into for the benefit of holders of the Notes to register their Notes and common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Notes and the common stock, including liabilities under the Securities Act.

    The seven selling stockholders acquired their shares of common stock in private placement transactions. As part of these transactions, we entered into agreements that granted the selling stockholders rights to include resales of their shares in this Prospectus. These agreements provide for cross-indemnification provisions similar to those in the registration rights agreement discussed above. The selling stockholders may distribute their shares in the same manner as the shares of common stock underlying the Notes may be distributed.

    We will pay substantially all of the expenses incurred by the selling holders incident to the offering and sale of the Notes and the common stock.

                                 LEGAL MATTERS

    Certain legal matters in connection with the offering and sale of the Notes will be passed upon for USI by Latham & Watkins, Washington, D.C. Partners of Latham & Watkins own in total shares of our common stock representing less than 1% of the total number of shares of common stock outstanding.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, has audited our consolidated financial statements at December 31, 1998, and for the period January 14, 1998 (date of inception) through December 31, 1998, as set forth in their report. We've included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Ernst & Young LLP has also audited I.I.T. Holding, Inc. and subsididaries' consolidated financial statements at December 31, 1996 and 1997, and September 7, 1998, and for each of the two years in the year ended December 31, 1997, and for the period from January 1, 1998 through September 7, 1998, as set forth in their report, as to the years 1996 and 1997, their report is based in part on the report of Bassan & Associates S.C., independent auditors. We've included IIT's consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    The financial statements of ACR as of September 30, 1998, December 31, 1997 and 1996 and for the nine months ended September 30, 1998 and for each of the two years ended December 31, 1997 included in this Prospectus, have been audited by Mahoney Cohen & Company, CPA, P.C., independent auditors, as stated in their report appearing herein.

                             AVAILABLE INFORMATION

    We are currently subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934. You may read and copy any document we file at the Commission's public reference rooms located at 450 5th Street, N.W., Washington, D.C. 20549, at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at: http://www.sec.gov. Our common stock trades on Nasdaq.

    We have agreed that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding, we will furnish to the holders of the Notes and file with the Commission (unless the Commission will not accept such a filing) (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by our certified independent public accountants and (2) all reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if we were required to file such reports. In addition, for so long as any of the Notes remain outstanding, we have agreed to make available to any securities analyst, prospective purchaser or beneficial owner of any of those securities in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

    You may request a copy of any of this information, at no cost, by writing or telephoning us at the following address or phone number:

                            USINTERNETWORKING, INC.
                                 One USI Plaza
                         Annapolis, Maryland 21401-7478
                                 (410) 897-4400

                         INDEX TO FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS OF USINTERNETWORKING, INC.
Report of Independent Auditors..............................   F-2
Consolidated Balance Sheets as of December 31, 1998 and as
  of September 30, 1999 (unaudited).........................   F-3
Consolidated Statements of Operations for the period January
  14, 1998 (date of inception) through December 31, 1998 and for the period January 14, 1998 (date of inception)
  through September 30, 1998 (unaudited) and the nine months
  ended September 30, 1999 (unaudited)......................   F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  for the period January 14, 1998 (date of inception)
  through December 31, 1998 and for the nine months ended
  September 30, 1999 (unaudited)............................   F-5
Consolidated Statements of Cash Flows for the period January
  14, 1998 (date of inception) through December 31, 1998 and for the period January 14, 1998 (date of inception)
  through September 30, 1998 (unaudited) and the nine months
  ended September 30, 1999 (unaudited)......................   F-7
Notes to Consolidated Financial Statements..................   F-8
CONSOLIDATED FINANCIAL STATEMENTS OF I.I.T. HOLDING, INC.
  AND SUBSIDIARIES
Report of Independent Auditors..............................  F-27
Report of Independent Auditors..............................  F-28
Consolidated Balance Sheets as of December 31, 1997 and 1996
  and as of September 7, 1998...............................  F-29
Consolidated Statements of Operations for the years ended
  December 31, 1997 and 1996 and for the period from January
  1, 1998 through September 7, 1998.........................  F-30
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1997 and 1996 and for the period
  from January 1, 1998 through September 7, 1998............  F-31
Consolidated Statements of Cash Flows for the years ended
  December 31, 1997 and 1996 and for the period from January
  1, 1998 through September 7, 1998.........................  F-32
Notes to Consolidated Financial Statements..................  F-33
FINANCIAL STATEMENTS OF ADVANCED COMMUNICATION RESOURCES,
  INC.
Independent Auditor's Report................................  F-39
Balance Sheets as of December 31, 1997 and 1996 and
  September 30, 1998........................................  F-40
Statements of Operations for the years ended December 31,
  1997 and 1996 and for the nine months ended September 30,
  1998......................................................  F-41
Statements of Stockholders' Equity for the years ended
  December 31, 1997 and 1996 and for the nine months ended
  September 30, 1998........................................  F-42
Statements of Cash Flows for the years ended December 31,
  1997 and 1996 and for the nine months ended September 30,
  1998......................................................  F-43
Notes to Financial Statements...............................  F-44
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS FOR
  THE TWELVE MONTHS ENDED DECEMBER 31, 1998.................   P-1

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
USINTERNETWORKING, INC.

    We have audited the accompanying consolidated balance sheet of USINTERNETWORKING, INC. ("the Company") as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period from January 14, 1998 (date of inception) through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of USINTERNETWORKING, INC. as of December 31, 1998, and the consolidated results of its operations and its cash flows for the period from January 14, 1998 (date of inception) through December 31, 1998, in conformity with generally accepted accounting principles.

                                        /s/ Ernst & Young LLP

Baltimore, Maryland
May 13, 1999,
except for Note 21 and paragraph 3 of Note 22, as to which the date is December 3, 1999

                            USINTERNETWORKING, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998            1999
                                                              ------------    -------------
                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 43,802,465    $ 28,577,208
  Restricted cash...........................................       581,712         506,712
  Available-for-sale securities.............................            --      40,424,676
  Accounts receivable, less allowance of $142,000 and
    $341,012 in 1998 and 1999, respectively.................     2,882,119       9,875,202
  Prepaid expenses and other current assets.................     2,436,247       4,993,163
                                                              ------------    ------------
Total current assets........................................    49,702,543      84,376,961
Deferred IMAP costs.........................................            --       5,370,347
Software licenses, net of accumulated amortization of
  $2,525,573 in 1999........................................     9,596,760      11,035,810
Property and equipment, net of accumulated depreciation of
  $1,567,885 and $9,710,162 in 1998 and 1999,
  respectively..............................................    21,640,145      81,672,820
Goodwill, net of accumulated amortization of $1,611,763 and
  $5,694,763 in 1998 and 1999, respectively.................    25,137,296      22,133,603
Other assets................................................       439,734         482,113
                                                              ------------    ------------
Total assets................................................  $106,516,478    $205,071,654
                                                              ============    ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable..........................................  $  6,571,767    $ 12,094,324
  Accrued compensation......................................     4,870,690       7,074,536
  Other accrued expenses....................................     1,569,570       1,065,275
  Deferred revenue..........................................        51,247       3,601,823
  Due to former shareholders of acquired businesses.........    10,826,735              --
  Current portion of capital lease obligations..............     1,503,947       3,749,318
  Current portion of long-term debt.........................     1,757,588      10,055,592
                                                              ------------    ------------
Total current liabilities...................................    27,151,544      37,640,868
Short-term obligations expected to be refinanced............     5,282,450              --
Capital lease obligations, less current portion.............     3,427,254       8,086,680
Long-term debt, less current portion........................     5,231,794      26,485,049
Dividends payable...........................................     1,503,004              --
                                                              ------------    ------------
Total liabilities...........................................    42,596,046      72,212,597
Series B Convertible Redeemable Preferred Stock, $.01 par
  value, 115,000 shares authorized, 59,279 shares issued and
  outstanding in 1998, none in 1999.........................    62,242,500              --
Common stock subject to repurchase, 2,015,625 shares issued
  and outstanding in 1998, none in 1999.....................     4,145,000              --
Commitments and contingent liabilities......................            --              --
Stockholders' equity (deficit):
  Series A Convertible Preferred Stock, $.01 par value,
    110,000 shares authorized, 55,000 shares issued and
    outstanding in 1998, none in 1999.......................           550              --
  Common stock, $.001 par value, 75,000,000 shares
    authorized, 937,500 shares issued and outstanding in
    1998, 60,813,704 shares outstanding in 1999.............           938          60,814
  Additional paid-in capital................................    29,984,756     236,631,079
  Note receivable from officer for purchase of common
    stock...................................................            --      (2,250,000)
  Unearned compensation.....................................            --        (361,822)
  Accumulated deficit.......................................   (32,453,312)   (101,505,381)
  Accumulated other comprehensive income....................            --         284,367
                                                              ------------    ------------
  Total stockholders' equity (deficit)......................    (2,467,068)    132,859,057
                                                              ------------    ------------
Total liabilities and stockholders' equity (deficit)........  $106,516,478    $205,071,654
                                                              ============    ============

                            SEE ACCOMPANYING NOTES.

                            USINTERNETWORKING, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                             FOR THE PERIOD FROM   FOR THE PERIOD FROM
                                              JANUARY 14, 1998      JANUARY 14, 1998
                                             (DATE OF INCEPTION)   (DATE OF INCEPTION)
                                                   THROUGH               THROUGH         NINE MONTHS ENDED
                                              DECEMBER 31, 1998    SEPTEMBER 30, 1998    SEPTEMBER 30, 1999
                                             -------------------   -------------------   ------------------
                                                                                 (UNAUDITED)
Revenue....................................     $  4,122,449          $    515,488          $ 20,851,714
Costs and expenses:
  Direct cost of services..................        3,425,111               342,917            13,897,698
  Network and infrastructure costs.........        2,185,893                    --            11,360,299
  General and administrative...............       19,426,575            10,407,416            15,841,863
  Sales and marketing......................        5,123,334             1,802,383            24,552,985
  Product research and development.........          690,388               259,181             2,005,107
  Non-cash stock compensation expense......          231,135                90,455             6,805,486
  Depreciation and amortization............        3,179,648               269,134            14,793,756
                                                ------------          ------------          ------------
Total costs and expenses...................       34,262,084            13,171,486            89,257,194
                                                ------------          ------------          ------------
Operating loss.............................      (30,139,635)          (12,655,998)          (68,405,480)
Other income (expense):
  Interest income..........................          367,411               307,335             2,146,810
  Interest expense.........................       (2,681,088)              (74,551)           (2,793,399)
                                                ------------          ------------          ------------
                                                  (2,313,677)              232,784              (646,589)
                                                ------------          ------------          ------------
Net loss...................................      (32,453,312)          (12,423,214)          (69,052,069)
Dividends accrued on Series A and Series B
  Convertible Preferred Stock..............       (1,503,004)             (843,004)           (2,328,150)
Accretion of common stock subject to
  repurchase to fair value.................       (3,903,865)           (1,475,000)          (23,938,069)
Accretion of Series B Convertible
  Redeemable
  Preferred Stock to fair value............         (236,991)                   --               (99,252)
                                                ------------          ------------          ------------
Net loss attributable to common
  stockholders.............................     $(38,097,172)         $(14,741,218)         $(95,417,540)
                                                ============          ============          ============
Basic and diluted loss per common share
  attributable to common stockholders......     $     (40.64)         $     (15.72)         $      (2.49)
                                                ============          ============          ============

                            SEE ACCOMPANYING NOTES.

                            USINTERNETWORKING, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                     SERIES A CONVERTIBLE
                                        PREFERRED STOCK           COMMON STOCK         ADDITIONAL        NOTE
                                     ---------------------   ----------------------     PAID-IN       RECEIVABLE      UNEARNED
                                      SHARES     PAR VALUE     SHARES     PAR VALUE     CAPITAL      FROM OFFICER   COMPENSATION
                                     ---------   ---------   ----------   ---------   ------------   ------------   ------------
Balance at January 14, 1998........        --      $  --             --    $    --    $         --   $        --      $      --
  Issuance of common stock to
    founder upon inception.........        --         --        937,500        938           4,062            --             --
  Issuance of Series A Convertible
    Preferred Stock on May 28, 1998
    for cash.......................    38,333        383             --         --      22,999,617            --             --
  Issuance of Series A Convertible
    Preferred Stock on May 28, 1998
    in exchange for $1,000,000
    note...........................     1,667         17             --         --         999,983            --             --
  Issuance of Series A Convertible
    Preferred Stock on June 22,
    1998 for cash..................     6,167         62             --         --       3,699,938            --             --
  Issuance of Series A Convertible
    Preferred Stock on July 2, 1998
    for cash.......................     5,833         58             --         --       3,499,942            --             --
  Issuance of Series A Convertible
    Preferred Stock on July 30,
    1998 for cash..................     3,000         30             --         --       1,799,970            --             --
  Transaction costs associated with
    the issuance of Series A
    Convertible Preferred Stock....        --         --             --         --        (205,225)           --             --
  Issuance of warrants to purchase
    75,000 shares of common stock
    associated with the acquisition
    of IIT on September 8, 1998....        --         --             --         --          40,000            --             --
  Issuance of warrants to purchase
    1,461,675 shares of common
    stock in connection with
    $9,095,000 of debt on September
    7, 1998........................        --         --             --         --       1,948,930            --             --
  Issuance of warrants to purchase
    111,606 shares of common stock
    in connection with a $5,000,000
    financing commitment on
    September 22, 1998.............        --         --             --         --         148,810            --             --
  Issuance of warrants to purchase
    971 shares of Series B
    Convertible Redeemable
    Preferred Stock in connection
    with a $10,000,000 financing
    commitment on September 30,
    1998...........................        --         --             --         --         606,875            --             --
  Issuance of warrants to purchase
    93,750 shares of common stock
    associated with the acquisition
    of ACR on October 2, 1998......        --         --             --         --          50,000            --             --
  Issuance of warrants to purchase
    26,786 shares of common stock
    in connection with a $2,000,000
    financing commitment on
    December 18, 1998..............        --         --             --         --          35,714            --             --
  Dividends accrued on Series A
    Convertible Preferred Stock....        --         --             --         --      (1,503,004)           --             --
  Accretion of common stock subject
    to repurchase to fair value....        --         --             --         --      (3,903,865)           --             --
  Accretion of Series B Convertible
    Redeemable Preferred Stock to
    fair value.....................        --         --             --         --        (236,991)           --             --
  Net loss for the period January
    14, 1998 through December 31,
    1998...........................        --         --             --         --                            --             --
                                      -------      -----     ----------    -------    ------------   -----------      ---------
Balance at December 31, 1998.......    55,000        550        937,500        938      29,984,756            --             --
                                      -------      -----     ----------    -------    ------------   -----------      ---------

                                                      ACCUMULATED        TOTAL
                                                         OTHER       STOCKHOLDERS'
                                      ACCUMULATED    COMPREHENSIVE      EQUITY
                                        DEFICIT         INCOME         (DEFICIT)
                                     -------------   -------------   -------------
Balance at January 14, 1998........  $          --     $      --     $         --
  Issuance of common stock to
    founder upon inception.........             --            --            5,000
  Issuance of Series A Convertible
    Preferred Stock on May 28, 1998
    for cash.......................             --            --       23,000,000
  Issuance of Series A Convertible
    Preferred Stock on May 28, 1998
    in exchange for $1,000,000
    note...........................             --            --        1,000,000
  Issuance of Series A Convertible
    Preferred Stock on June 22,
    1998 for cash..................             --            --        3,700,000
  Issuance of Series A Convertible
    Preferred Stock on July 2, 1998
    for cash.......................             --            --        3,500,000
  Issuance of Series A Convertible
    Preferred Stock on July 30,
    1998 for cash..................             --            --        1,800,000
  Transaction costs associated with
    the issuance of Series A
    Convertible Preferred Stock....             --            --         (205,225)
  Issuance of warrants to purchase
    75,000 shares of common stock
    associated with the acquisition
    of IIT on September 8, 1998....             --            --           40,000
  Issuance of warrants to purchase
    1,461,675 shares of common
    stock in connection with
    $9,095,000 of debt on September
    7, 1998........................             --            --        1,948,930
  Issuance of warrants to purchase
    111,606 shares of common stock
    in connection with a $5,000,000
    financing commitment on
    September 22, 1998.............             --            --          148,810
  Issuance of warrants to purchase
    971 shares of Series B
    Convertible Redeemable
    Preferred Stock in connection
    with a $10,000,000 financing
    commitment on September 30,
    1998...........................             --            --          606,875
  Issuance of warrants to purchase
    93,750 shares of common stock
    associated with the acquisition
    of ACR on October 2, 1998......             --            --           50,000
  Issuance of warrants to purchase
    26,786 shares of common stock
    in connection with a $2,000,000
    financing commitment on
    December 18, 1998..............             --            --           35,714
  Dividends accrued on Series A
    Convertible Preferred Stock....             --            --       (1,503,004)
  Accretion of common stock subject
    to repurchase to fair value....             --            --       (3,903,865)
  Accretion of Series B Convertible
    Redeemable Preferred Stock to
    fair value.....................             --            --         (236,991)
  Net loss for the period January
    14, 1998 through December 31,
    1998...........................    (32,453,312)           --      (32,453,312)
                                     -------------     ---------     ------------
Balance at December 31, 1998.......    (32,453,312)           --       (2,467,068)
                                     -------------     ---------     ------------

                            USINTERNETWORKING, INC.
     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

                                     SERIES A CONVERTIBLE
                                        PREFERRED STOCK           COMMON STOCK         ADDITIONAL        NOTE
                                     ---------------------   ----------------------     PAID-IN       RECEIVABLE      UNEARNED
                                      SHARES     PAR VALUE     SHARES     PAR VALUE     CAPITAL      FROM OFFICER   COMPENSATION
                                     ---------   ---------   ----------   ---------   ------------   ------------   ------------
  Dividends accrued on Series A and
    Series B Convertible Preferred
    Stock..........................        --         --             --         --      (2,328,150)           --             --
  Accretion of common stock subject
    to repurchase to fair value....        --         --             --         --     (23,938,069)           --             --
  Accretion of Series B Convertible
    Redeemable Preferred Stock to
    fair value.....................        --         --             --         --         (99,252)           --             --
  Conversion of Series A
    Convertible Preferred Stock to
    common stock...................   (55,000)      (550)    18,562,491     18,562         (18,012)           --             --
  Conversion of Series B
    Convertible Redeemable
    Preferred Stock to common
    stock..........................        --         --     27,786,798     27,787      62,214,713            --             --
  Reclassification of common stock
    subject to repurchase to common
    stock..........................        --         --      2,015,625      2,016      28,714,237            --       (633,184)
  Issuance of common stock upon
    initial public offering........        --         --     10,350,000     10,350     144,889,650            --             --
  Initial public offering issuance
    costs..........................        --         --             --         --     (12,190,627)           --             --
  Issuance of common stock upon
    exercise of stock options......        --         --        315,506        315         554,842            --             --
  Issuance of common stock upon
    exercise of stock options in
    exchange for note..............        --         --        562,500        563       2,249,437    (2,250,000)            --
  Issuance of common stock upon
    exercise of warrants...........        --         --        487,298        487       1,092,773            --             --
  Contribution of common stock to
    employee benefit plan..........        --         --         25,674         26         378,636            --             --
  Repurchase of common stock.......        --         --       (229,688)      (230)     (1,029,317)           --             --
  Amortization of unearned
    compensation...................        --         --             --         --         135,681            --        271,362
  Stock compensation expense for
    issuance of common stock
    options at below fair market
    value..........................        --         --             --         --       6,019,781            --             --
  Comprehensive income:............        --         --             --         --              --            --             --
  Net loss for the period January
    1, 1999 through September 30,
    1999...........................        --         --             --         --              --            --             --
    Other comprehensive
      income--unrealized gain on
      marketable securities........        --         --             --         --              --            --             --
    Total comprehensive income
      (loss).......................        --         --             --         --              --            --             --
                                      -------      -----     ----------    -------    ------------   -----------      ---------
Balance at September 30, 1999
(unaudited)........................        --         --     60,813,704    $60,814    $236,631,079   $(2,250,000)     $(361,822)
                                      =======      =====     ==========    =======    ============   ===========      =========

                                                      ACCUMULATED        TOTAL
                                                         OTHER       STOCKHOLDERS'
                                      ACCUMULATED    COMPREHENSIVE      EQUITY
                                        DEFICIT         INCOME         (DEFICIT)
                                     -------------   -------------   -------------
  Dividends accrued on Series A and
    Series B Convertible Preferred
    Stock..........................             --            --       (2,328,150)
  Accretion of common stock subject
    to repurchase to fair value....             --            --      (23,938,069)
  Accretion of Series B Convertible
    Redeemable Preferred Stock to
    fair value.....................             --            --          (99,252)
  Conversion of Series A
    Convertible Preferred Stock to
    common stock...................             --            --               --
  Conversion of Series B
    Convertible Redeemable
    Preferred Stock to common
    stock..........................             --            --       62,242,500
  Reclassification of common stock
    subject to repurchase to common
    stock..........................             --                     28,083,069
  Issuance of common stock upon
    initial public offering........             --            --      144,900,000
  Initial public offering issuance
    costs..........................             --            --      (12,190,627)
  Issuance of common stock upon
    exercise of stock options......             --            --          555,157
  Issuance of common stock upon
    exercise of stock options in
    exchange for note..............             --            --               --
  Issuance of common stock upon
    exercise of warrants...........             --            --        1,093,260
  Contribution of common stock to
    employee benefit plan..........             --            --          378,662
  Repurchase of common stock.......             --            --       (1,029,547)
  Amortization of unearned
    compensation...................             --            --          407,043
  Stock compensation expense for
    issuance of common stock
    options at below fair market
    value..........................             --            --        6,019,781
  Comprehensive income:............             --            --
  Net loss for the period January
    1, 1999 through September 30,
    1999...........................    (69,052,069)           --      (69,052,069)
    Other comprehensive
      income--unrealized gain on
      marketable securities........             --       284,367          284,367
                                                                     ------------
    Total comprehensive income
      (loss).......................             --            --      (68,767,702)
                                     -------------     ---------     ------------
Balance at September 30, 1999
(unaudited)........................  $(101,505,381)    $ 284,367     $132,859,057
                                     =============     =========     ============

                            SEE ACCOMPANYING NOTES.

                            USINTERNETWORKING, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       FOR THE PERIOD FROM   FOR THE PERIOD FROM
                                                        JANUARY 14, 1998      JANUARY 14, 1998
                                                       (DATE OF INCEPTION)   (DATE OF INCEPTION)
                                                             THROUGH               THROUGH         NINE MONTHS ENDED
                                                        DECEMBER 31, 1998    SEPETEMBER 30, 1998   SEPTEMBER 30, 1999
                                                       -------------------   -------------------   ------------------
                                                                                           (UNAUDITED)
OPERATING ACTIVITIES
Net loss.............................................     $(32,453,312)         $(12,423,214)         $(69,052,069)
Adjustments to reconcile net loss to net cash used in
  operating activities:
    Depreciation.....................................        1,567,885               269,134            10,710,756
    Amortization.....................................        1,611,763                    --             4,083,000
    Amortization of unearned compensation related to
      the issuance of common stock...................          231,135                90,455               407,043
    Non-cash stock compensation expense..............               --                    --             6,398,443
    Non-cash interest expense........................        2,011,904                    --               188,921
    Changes in operating assets and liabilities:
      Accounts receivable............................           43,293            (1,309,469)           (6,993,083)
      Prepaid expenses and other current assets......       (2,470,745)             (834,533)           (2,556,916)
      Deferred IMAP costs............................               --                    --            (5,370,347)
      Accounts payable...............................        4,333,579             2,659,047               522,557
      Accrued compensation...........................        4,287,023               457,203             2,203,846
      Accrued expenses and other current
        liabilities..................................          234,800             3,297,804             3,046,281
                                                          ------------          ------------          ------------
Net cash used in operating activities................      (20,602,675)           (7,793,573)          (56,411,568)

INVESTING ACTIVITIES
Purchases of property and equipment..................      (20,127,849)          (16,219,463)          (58,867,670)
Change in restricted cash............................         (581,712)             (581,712)               75,000
Purchases of available-for-sale securities...........               --                    --           (40,140,309)
Acquisitions, net of cash acquired...................      (16,899,991)          (14,193,796)           (1,079,307)
Change in other assets...............................          (59,080)             (262,616)              (42,379)
                                                          ------------          ------------          ------------
Net cash used in investing activities................      (37,668,632)          (31,257,587)         (100,054,665)

FINANCING ACTIVITIES
Proceeds from issuance of Series A Convertible
  Preferred Stock....................................       31,794,775            31,905,907                    --
Proceeds from loan from officer, subsequently
  converted into Series A Convertible Preferred
  Stock..............................................        1,000,000             1,000,000                    --
Proceeds (expenses) from issuance of Series B
  Convertible Redeemable Preferred Stock.............       39,910,509                    --               (99,252)
Proceeds from issuance of common stock and common
  stock subject to repurchase........................           15,000                15,000                    --
Proceeds from issuance of common stock upon initial
  public offering, net of issuance costs.............               --                    --           132,709,373
Proceeds from exercise of stock options and
  warrants...........................................               --                    --               628,870
Proceeds from issuance of long-term debt.............        9,486,969            17,385,179            27,124,538
Proceeds from issuance of notes, subsequently
  converted into Series B Convertible Redeemable
  Preferred Stock....................................       22,095,000                    --                    --
Dividends paid to preferred stockholders.............               --                    --            (3,831,154)
Payment to former shareholders of acquired
  businesses.........................................               --                    --           (10,826,735)
Payments on long-term debt...........................       (1,804,876)              (16,190)           (3,054,650)
Payments on capital lease obligations................         (423,605)               (8,301)           (1,410,014)
                                                          ------------          ------------          ------------
Net cash provided by financing activities............      102,073,772            50,281,595           141,240,976
                                                          ------------          ------------          ------------
Net increase (decrease) in cash and cash
  equivalents........................................       43,802,465            11,230,435           (15,255,257)
Cash and cash equivalents at beginning of period.....               --                    --            43,802,465
                                                          ------------          ------------          ------------
Cash and cash equivalents at end of period...........     $ 43,802,465          $ 11,230,435          $ 28,577,208
                                                          ============          ============          ============

                            SEE ACCOMPANYING NOTES.

                            USINTERNETWORKING, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    USINTERNETWORKING, INC., (the "Company") was incorporated on January 14, 1998 principally to provide clients the ability to use leading business software applications through the Company's Internet-based network. The Company is an "Internet Managed Application Provider.(SM)" The Company's IMAP services integrate Internet communications, data center management and packaged software applications implementation and support to meet the technology needs of business in a number of business process areas including sales force automation, customer support, e-commerce, and human resource and financial systems. The Company also makes its infrastructure available to clients who want to run their own applications in a highly reliable and secure Internet environment and provides information technology consulting services.

UNAUDITED INTERIM FINANCIAL INFORMATION

    The unaudited interim financial information as of and for the nine months ended September 30, 1999, has been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to Article 10 of Regulation S-X. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of such periods. The operating results for any interim period are not necessarily indicative of results for any future periods.

    All financial information contained in these notes related to periods subsequent to December 31, 1998 is unaudited.

BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all money market accounts and all other investments with a maturity of three months or less when purchased to be cash equivalents. The carrying value of cash equivalents approximates fair value.

RESTRICTED CASH

    At December 31, 1998, $581,712 of cash was pledged as collateral on outstanding letters of credit related to an operating lease for certain office space ($400,000), and as security for other obligations ($181,712). These amounts have been classified as restricted cash in the accompanying consolidated balance sheets.

                            USINTERNETWORKING, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INVESTMENTS

    Available-for-sale securities are carried at fair value with the unrealized gains and losses, net of tax, reported as other comprehensive income. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in investment income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in investment income.

    At September 30, 1999, available-for-sale securities consisted principally of corporate and government agency obligations. These investments are classified as current as all maturities are less than one year.

SOFTWARE LICENSES

    The Company capitalizes the costs associated with the purchase of licenses for major business process application software used in providing IMAP services. During 1998, the Company was obligated to purchase and purchased $9.6 million of perpetual licenses from 4 software application vendors. The agreements to purchase these licenses specify the maximum number of users permitted to utilize the license in connection with the Company's service, and whether the licenses may be later transferred to subsequent users by the Company. All amounts paid to the vendors are non-refundable, regardless of the actual number of users assigned a license in connection with IMAP services.

    Transferrable licenses will be amortized over their estimated useful life of three years. Non-transferrable licenses will be amortized over the lesser of the minimum contract period for IMAP clients subject to these licenses, or three years. Amortization commenced in January 1999, the date that transferrable and non-transferrable licenses were first available to generate revenue, and the average amortization period is expected to be three years.

    The Company also purchases maintenance services from its software vendors under agreements that require annual payments for software maintenance, including technical support and software upgrades. These payments are included in prepaid expenses and amortized ratably over the annual service period.

PROPERTY AND EQUIPMENT AND ACCOUNTING CHANGE

    Property and equipment is stated at cost less accumulated depreciation. Depreciation is computed for owned assets using the straight-line method over estimated useful lives of the assets. Assets under capital leases are amortized using the straight-line method over the lesser of the lease term or the estimated useful life of the assets.

    Estimated useful lives for all depreciable assets other than a building and leasehold improvements range from three to seven years. Computer hardware, and software purchased for internal use, is depreciated over three to five years. The building is depreciated over 25 years and leasehold improvements are depreciated over the term of the related lease.

    On July 1, 1999, the Company changed its estimate of the useful life of its computer equipment from three to five years. The change in estimate will be accounted for prospectively, with depreciation expense for periods subsequent to June 30, 1999 calculated so as to depreciate the remaining book value of the equipment at June 30, 1999 equally over the revised estimated useful life.

                            USINTERNETWORKING, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The effect of this change was to decrease depreciation expense and net loss by $1,316,000 for the nine months ended September 30, 1999. Basic and diluted loss per share for the nine months ended September 30, 1999 was lower by $0.03 per share as a result of the change.

INCOME TAXES

    The Company uses the liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

REVENUE RECOGNITION

    The Company generates revenue from IMAP services and information technology services. Revenues from professional IT services are recognized as services are provided.

    IMAP revenues consist of monthly recurring fees for services, which generally include internet access to the Company's network of Enterprise Data Centers hosting application software, and the implementation and management of that software. Payment for services is generally received monthly over a two to five year contract term, and revenues are recognized ratably as earned over the contract term. Payments received in advance of revenue recognition, even if non-refundable, are recorded as deferred revenue. Some contracts permit termination without cause by the clients. Contracts permitting termination without cause may provide for termination payments to the Company that will be recognized as revenue when collectibility is assured.

DEFERRED IMAP COSTS

    Direct costs related to the implementation of software under IMAP contracts are deferred and expensed ratably over the term of the related contract.

GOODWILL AMORTIZATION

    The Company amortizes goodwill arising from certain purchase business combinations on a straight-line basis over its estimated useful life of 5 years.

ADVERTISING COSTS

    The Company expenses advertising as incurred. Advertising expense totaled approximately $700,000 in 1998.

IMPAIRMENT OF LONG-LIVED ASSETS

    Long-lived assets, consisting principally of property and equipment and goodwill, are evaluated for possible impairment through a review of undiscounted expected future cash flows. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset, an impairment loss is recognized.

                            USINTERNETWORKING, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK OPTIONS

    The Company records compensation expense for all stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"). Under APB No. 25, if the exercise price of the Company's employee stock options equals or exceeds the estimated fair value of the underlying stock on the date of grant, no compensation expense is generally recognized.

    Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation ("Statement No. 123") encourages companies to recognize expense for stock-based awards based on their estimated value on the date of grant. Statement No. 123 requires the disclosure of pro forma net income or loss in the notes to the financial statements if the fair value method is not elected. The Company accounts for its stock-based compensation using the intrinsic value method, and has determined that the use of the fair value method to record compensation expense would have no effect on the reported net loss in 1998.

STOCK SPLIT

    In February 1999, the Company's Board of Directors approved an 8 for 1 reverse stock split of common stock, options and warrants which became effective on April 8, 1999. Accordingly, all share and per share data including stock option, warrant and loss per share information have been restated in the consolidated financial statements to retroactively reflect the stock split. (See also Note 22.)

ACCOUNTING PRONOUNCEMENTS ADOPTED IN 1999

    In March 1998, the AICPA issued Statement of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED FOR OR OBTAINED FOR INTERNAL USE (SOP 98-1). SOP 98-1 requires the capitalization of costs to purchase or develop internal-use software, including external direct costs of materials and services, and payroll and payroll related costs for employees who are directly associated with and devote time to an internal use software development project. Allocations of overhead and capitalized costs are not permitted. Computer software costs related to research and development are expensed as incurred, as are training and maintenance costs. SOP 98-1 was adopted in 1999, and application is prospective. In 1998, the Company expensed approximately $1 million of costs related to the implementation of internal use software. The Company capitalized approximately $1.5 million of costs in implementing internal use software for the nine months ended September 30, 1999.

    In April 1998, the AICPA issued Statement of Position 98-5, REPORTING THE COSTS OF START-UP ACTIVITIES (SOP 98-5). SOP 98-5 requires that start-up costs and organization costs be expensed as incurred. Start-up activities include one-time activities related to opening a new facility, including a new product or service, conducting business in a new territory, conducting business with a new class of customer, initiating a new process in an existing facility, or commencing some new operation. SOP 98-5 was adopted in 1999. All start-up and organizational costs of the Company have been expensed; therefore, adoption of this new standard had no effect on the consolidated financial statements.

2. ACQUISITIONS

    On September 8, 1998, the Company acquired all of the outstanding common stock of I.I.T. Holding, Inc. (IIT), a provider of Internet and intranet consulting, integration and support services

                            USINTERNETWORKING, INC.

2. ACQUISITIONS (CONTINUED)

principally to commercial companies located throughout the United States and South America. The initial purchase price consisted of cash of $12,887,000 and warrants to purchase 75,000 shares of common stock for $10.67 per share valued at $40,000. Direct acquisition costs of $394,968 were also incurred. The acquisition was accounted for using the purchase method of accounting, and the results of operations of IIT are included in the accompanying consolidated statements of operations commencing September 8, 1998. At the acquisition date, $14,131,788 of goodwill was recorded.

    Additional contingent consideration was payable to the former shareholders of IIT to the extent that defined amounts of revenue, earnings before interest, income taxes, depreciation and amortization (EBITDA), and employee retention percentages (as related to the operations of IIT) in 1998 were exceeded. The maximum amount of contingent consideration payable to the sellers was $3,799,999. At December 31, 1998, the Company determined that the amount of additional consideration due to the sellers was $2,326,735, and therefore recorded that amount as additional goodwill. The contingent consideration was paid in May 1999.

    On October 2, 1998, the Company acquired all of the outstanding common stock of Advanced Communication Resources, Inc. (ACR), a New York based systems integrator focused on the financial services industry. The initial purchase price aggregated $6,050,000, consisting of cash of $2,500,000, a $3,500,000 secured promissory note bearing interest at 8.25%, and warrants to purchase 93,750 shares of common stock for $10.67 per share valued at $50,000. Direct acquisition costs of $338,916 were also incurred. The acquisition was accounted for using the purchase method of accounting, and the results of operations of ACR are included in the accompanying consolidated statements of operations commencing October 2, 1998. At the acquisition date, $5,290,535 of goodwill was recorded.

    Additional contingent consideration was payable to the former shareholders of ACR to the extent that defined amounts of revenue, EBITDA, and employee retention percentages (as related to the operations of ACR) in 1998 were exceeded. The maximum amount of contingent consideration payable to the sellers was $5,000,000. At December 31, 1998, the Company determined that the amount of additional consideration due to the sellers was $5,000,000, and therefore recorded that amount as additional goodwill. The contingent consideration was paid in January 1999.

    The following summarizes unaudited pro forma consolidated results of operations for 1998 assuming the IIT and ACR acquisitions had occurred at the beginning of 1998. The results are not necessarily indicative of what would have occurred had these transactions been consummated as of the beginning of 1998, or of future operations of the Company (in thousands):

                                                               PRO FORMA
                                                              -----------
                                                              (UNAUDITED)

Revenue.....................................................    $ 13,938
Net loss....................................................    $(36,140)
Basic and diluted loss per common share.....................    $ (38.55)

                            USINTERNETWORKING, INC.

3. LOSS PER SHARE

    The following table sets forth the computation of basic and diluted loss per common share:

                                           FOR THE PERIOD FROM   FOR THE PERIOD FROM
                                            JANUARY 14, 1998      JANUARY 14, 1998
                                           (DATE OF INCEPTION)   (DATE OF INCEPTION)
                                                 THROUGH               THROUGH         NINE MONTHS ENDED
                                            DECEMBER 31, 1998    SEPTEMBER 30, 1998    SEPTEMBER 30, 1999
                                           -------------------   -------------------   ------------------
                                                                               (UNAUDITED)
Numerator:
  Net loss...............................      $(32,453,312)        $(12,423,214)         $(69,052,069)
  Dividends on Series A Convertible
    Preferred Stock......................        (1,503,004)            (843,004)           (2,328,150)
  Accretion of common stock subject to
    repurchase to fair value.............        (3,903,865)          (1,475,000)          (23,938,069)
  Accretion of Series B Convertible
    Redeemable Preferred Stock to fair
    value................................          (236,991)                  --               (99,252)
                                               ------------         ------------          ------------
                                               $(38,097,172)        $(14,741,218)         $(95,417,540)
                                               ============         ============          ============
Denominator:
  Weighted-average number of shares of
    common stock outstanding and not
    subject to repurchase during the
    period...............................           937,500              937,500            38,362,926
                                               ------------         ------------          ------------
Basic and diluted loss per common
  share..................................      $     (40.64)        $     (15.72)         $      (2.49)
                                               ============         ============          ============

    Basic loss per share is based upon the average number of shares of common stock outstanding during the periods. The 1998 computations exclude 2,015,625 shares of common stock subject to repurchase.

    Diluted loss per common share is equal to basic loss per common share because if potentially dilutive securities were included in the computation, the result would be anti-dilutive. These potentially dilutive securities consist of common stock subject to repurchase, convertible preferred stocks, stock options and warrants in the 1998 periods, and stock options and warrants in the 1999 periods.

4. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    The Company acquired equipment totaling $5,188,489 and $1,281,703 under leases classified as capital leases for the period from January 14, 1998 (date of inception) through December 31, 1998 and for the nine months ended September 30, 1999, respectively. The Company also acquired $7,500,000 of equipment in 1998 that was included in accounts payable and short-term obligations expected to be refinanced at December 31, 1998.

    Interest paid was approximately $368,000 and $3,085,000 for the period from January 14, 1998 (date of inception) through December 31, 1998 and for the nine months ended September 30, 1999, respectively.

    In December 1998, $22,095,000 of notes payable and a $1,000,000 loan from an officer of the Company were converted into Series B Convertible Redeemable Preferred Stock.

                            USINTERNETWORKING, INC.

4. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION (CONTINUED)

    The Company purchased all of the capital stock of IIT and ACR for approximately $27.8 million. In conjunction with these acquisitions, assets with a fair market value of approximately $30.8 million were acquired and liabilities of approximately $3.0 million were assumed.

    In July 1998, the Company sold 937,500 shares of common stock to an executive officer for $5,000. The common stock at the date of issuance had an appraised estimated fair value of $1.07 per share, or $1,000,000. The difference between the estimated fair value of the common stock of $1,000,000 and the amount paid of $5,000 ($995,000) was recorded as unearned compensation and is being amortized over the 22 month period in which it is earned. Other non-cash compensation of $5,000 related to common stock issuances was also recorded in 1998.

5. PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

                                               DECEMBER 31,    SEPTEMBER 30,
                                                   1998             1999
                                              --------------   --------------
                                                                (UNAUDITED)

Building and land...........................   $   959,124      $14,458,390
Furniture and fixtures......................       779,332        2,336,762
Equipment and automobiles...................     2,151,877        3,241,954
Computers and software......................    16,018,565       63,343,718
Leasehold improvements......................     3,299,132        8,002,158
                                               -----------      -----------
                                                23,208,030       91,382,982
Accumulated depreciation....................    (1,567,885)      (9,710,162)
                                               -----------      -----------
Total.......................................   $21,640,145      $81,672,820
                                               ===========      ===========

    Substantially all property and equipment is collateralized under financing arrangements.

6. CAPITAL LEASE OBLIGATIONS

    The Company has entered into capital lease agreements to acquire certain equipment. Property and equipment includes the following amounts for leases that have been capitalized.

                                                     DECEMBER 31,   SEPTEMBER 30,
                                                         1998           1999
                                                     ------------   -------------
                                                                     (UNAUDITED)
Computers and software.............................   $5,188,489     $13,618,834
Accumulated amortization...........................     (349,716)     (2,102,220)
                                                      ----------     -----------
Total..............................................   $4,838,773     $11,516,614

    Amortization of leased property is included in depreciation and amortization expense.

                            USINTERNETWORKING, INC.

6. CAPITAL LEASE OBLIGATIONS (CONTINUED)

    Future minimum payments under capital lease obligations consist of the following at September 30, 1999 (unaudited):

October 1, 1999 through December 31, 1999...................  $ 1,795,672
2000........................................................    5,265,287
2001........................................................    4,895,478
2002........................................................    2,231,941
2003........................................................       91,098
Thereafter..................................................       14,663
                                                              -----------
Total minimum lease payments................................   14,294,139
Amounts representing interest...............................   (2,458,141)
                                                              -----------
Present value of capital lease obligations..................   11,835,998
Current portion.............................................   (3,749,318)
                                                              -----------
Capital lease obligations, non-current                        $ 8,086,680
                                                              ===========

7. DUE TO FORMER SHAREHOLDERS OF ACQUIRED BUSINESSES

    In connection with the acquisition of ACR in October 1998, the Company issued to the sellers a $3,500,000 note bearing interest at 8.25% per annum. The note, including accrued interest, was due and was paid in January 1999.

    As more fully disclosed in Note 2, the Company paid additional consideration related to the acquisitions of ACR and IIT in the aggregate amount of $7,326,735. The additional consideration was paid in April 1999.

                            USINTERNETWORKING, INC.

8. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                              -----------------   ------------------
                                                                                     (UNAUDITED)
Note payable to a bank due June 30, 2001 and bearing
  interest at 9.0% per annum. The note is payable in monthly installments of principal and interest of $6,644 with all
  unpaid principal and interest due at maturity. The note is secured by a mortgage on the real property purchased with
  the proceeds and with a $79,929 letter of credit pledged
  as additional security....................................     $  639,517           $   623,352
Note payable to a bank due July 21, 2001 and bearing
  interest at 9.0% per annum. The note is payable in monthly installments of principal and interest of $2,249 with all
  unpaid principal and interest due at maturity. The note is secured by a mortgage on the property purchased with the
  proceeds and with a $26,984 letter of credit pledged as
  additional security.......................................        217,689               212,306
Notes payable due on August 1, 2001 and bearing interest at
  13.0% per annum. The notes are payable in monthly
  installments of principal and interest of $77,429 and are
  collateralized by certain furniture, fixtures, equipment
  and software..............................................      2,081,563             1,567,264
Note payable due on September 1, 2001 and bearing interest
  at 13.0% per annum. The note is payable in monthly
  installments of principal and interest of $4,868 and is
  collateralized by certain furniture, fixtures, equipment
  and software..............................................        134,519               102,427
Note payable due on October 1, 2001 and bearing interest at
  17.1% per annum. The note is payable in monthly
  installments of principal and interest of $158,000 with
  all unpaid principal and interest due at maturity. This
  note is collateralized by certain software licenses.......      4,501,175             3,606,628
Notes payable due on February 1, 2002 and bearing interest
  at 15.0% per annum. The note is payable in monthly
  installments of principal and interest ranging from
  $35,730 to $40,348 and is collateralized by certain
  furniture, fixtures, equipment and software...............             --             1,840,915
Note payable due on October 1, 2002 and bearing interest at
  13.6% per annum. The note is payable in monthly
  installments of principal and interest of $58,522 and is
  collateralized by certain furniture, fixtures and
  equipment.................................................             --             1,850,736
Note payable due on April 1, 2002 and bearing interest at
  17.1% per annum. The note is payable in monthly
  installments of principal and interest of $78,650 and is
  collateralized by certain furniture, fixtures, equipment
  and software..............................................             --             2,127,287

                            USINTERNETWORKING, INC.

8. LONG-TERM DEBT (CONTINUED)

                                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                              -----------------   ------------------
                                                                                     (UNAUDITED)
Note payable due on January 1, 2002 and bearing interest at
  11.9% per annum. The note is payable in monthly
  installments of principal and interest of $209,028 and is
  collateralized by certain software licenses...............     $       --           $ 1,911,653
Notes payable due on July 1, 2003 and bearing interest at
  14.1% per annum. The notes are payable in monthly
  installments of principal and interest of $94,894 and are
  collateralized by certain equipment and software..........             --             2,743,634
Notes payable due on June 1, 2002 and bearing interest at
  14% per annum. The note is payable in monthly installments of principal and interest of $396,694 and is
  collateralized by certain equipment and software..........             --            10,680,130
Note payable due on September 1, 2002 and bearing interest
  at 13.4% per annum. The note is payable in monthly
  installments of principal and interest of $68,614 and is
  collateralized by certain furniture, fixtures, equipment
  and software..............................................             --             2,022,312
Note payable due on May 1, 2006 and bearing interest at 7.5%
  per annum. The note is payable in monthly installments of
  principal and interest of $44,063 with all unpaid
  principal and interest due at maturity. The note is
  secured by a mortgage on the real property purchased with
  the proceeds..............................................             --             7,028,874
Note payable due on March 1, 2001 and bearing interest at
  6.6% per annum. The note is payable in monthly
  installments of principal and interest ranging from
  $19,908 to $28,237 and is collateralized by the general
  assets of the Company.....................................             --               633,688
Notes payable due between February 28, 2003 and March 11,
  2004 and bearing interest at rates ranging from 8.25% to
  9.99% per annum. The notes are payable in monthly
  installments of principal and interest ranging from $542
  to $1,274 and are secured by automobiles purchased with
  the proceeds..............................................        107,630                93,225
                                                                 ----------           -----------
Total.......................................................      7,682,093            37,044,431
Less: current portion.......................................      1,757,588            10,055,592
Less: discounts.............................................        692,711               503,790
                                                                 ----------           -----------
                                                                 $5,231,794           $26,485,049
                                                                 ==========           ===========

                            USINTERNETWORKING, INC.

8. LONG-TERM DEBT (CONTINUED)

    Aggregate maturities of long-term debt at September 30, 1999 are as follows (unaudited):

October 1, 1999 through December 31, 1999...................  $ 2,319,476
2000........................................................   11,294,001
2001........................................................   11,892,297
2002........................................................    4,439,325
2003........................................................      390,045
2004 and thereafter.........................................    6,709,287
                                                              -----------
Total.......................................................  $37,044,431
                                                              ===========

    At December 31, 1998 and September 30, 1999, the fair value of long-term debt approximates its carrying value.

9. SHORT-TERM OBLIGATIONS EXPECTED TO BE REFINANCED

    At December 31, 1998, the Company had outstanding current liabilities for the purchase of fixed assets of $7,500,000, for which the Company had outstanding commitments to finance on a long-term basis. The Company executed the financings in early 1999, and therefore classified at December 31, 1998 $5,282,450, or the portion of the $7,500,000 financing that is due after 1999, as long-term. The remaining $2,217,550, which is due in 1999, is included in accounts payable at December 31, 1998. These obligations bear interest at rates from 9% to 17% per annum, and will mature in varying installments through January 2002. The balance sheet at September 30, 1999 includes these amounts in long-term debt.

10. INITIAL PUBLIC OFFERING

    In April 1999 the Company completed an initial public offering of 10,350,000 shares of common stock which resulted in net proceeds of approximately $132,810,000, after deducting underwriting discounts, commissions and offering expenses. Upon the closing of the offering, the Series A Preferred Stock and Series B Preferred Stock automatically converted into 46,349,289 shares of common stock, and the common stock subject to repurchase no longer became mandatorily redeemable by the Company upon the occurrence of certain events. (See Notes 11 and 12.)

11. PREFERRED STOCK

    The Company has authorized the issuance of up to 225,000 shares of preferred stock, par value $.01 per share, of which 110,000 has been designated Series A Convertible Preferred Stock ("Series A") and 115,000 has been designated Series B Convertible Redeemable Preferred Stock ("Series B"). During 1998, the Company issued 55,000 shares of Series A for a total aggregate purchase price of $33 million, and 59,279 shares of Series B for a total aggregate purchase price of $62.2 million, including $22.1 million of Series B issued upon conversion of notes payable. Upon the conversion of notes payable with a face value of $9,095,000 into Series B, unamortized debt discount of approximately $1,350,000 was recorded as additional interest expense.

                            USINTERNETWORKING, INC.

11. PREFERRED STOCK (CONTINUED)

SERIES A:

CONVERSION

    The Series A outstanding at December 31, 1998 automatically converted into shares of common stock upon the closing of the initial public offering in April 1999. Each share of Series A was converted into 337.5 shares of common stock.

DIVIDENDS

    The holders of the Series A were entitled to receive cumulative quarterly dividends at the annual rate of $48 per share. All accrued dividends were paid at the closing of the initial public offering in April 1999.

VOTING RIGHTS

    Each share of Series A had substantially the same voting rights as the number of shares of common stock into which it was converted. In addition, certain corporate actions required the consent of two-thirds of the outstanding shares of Series A.

SERIES B:

CONVERSION

    The Series B outstanding at December 31, 1998 automatically converted into shares of common stock upon the closing the initial public offering in April 1999. Each share of Series B was converted into 468.75 shares of common stock.

DIVIDENDS

    The holders of the Series B were entitled to receive cumulative quarterly dividends at the annual rate of $84 per share. All accrued dividends were paid at the closing of the initial public offering in April 1999.

VOTING RIGHTS

    Each share of Series B had substantially the same voting rights as the number of shares of common stock into which it was converted.

12. COMMON STOCK SUBJECT TO REPURCHASE

    The Company sold 2,015,625 shares of common stock to three officers that at December 31, 1998 required the Company to repurchase the common stock at fair value in the event of disability or death. The Company also has the option to repurchase 1,078,125 shares of common stock sold to two officers for an aggregate purchase price of $200, if the officers owning the shares are terminated for cause, and has the option to repurchase 937,500 shares of common stock sold to another officer for approximately $350,000, if that officer is terminated for cause. All of the shares of common stock subject to repurchase may be repurchased by the Company for an aggregate purchase price of approximately $350,000 if the officers owning the shares terminate their employment prior to May 2000. These agreements were amended on February 25, 1999 to void the repurchase obligation upon death or disability upon the closing of an initial public offering of the common stock.

                            USINTERNETWORKING, INC.

12. COMMON STOCK SUBJECT TO REPURCHASE (CONTINUED)

    The Company initially recorded the common stock subject to repurchase at an amount equal to the consideration received of $1,010,000 (purchase price of $1,057,500, less $47,500 represented by notes receivable). The common stock subject to repurchase has been accreted to its estimated fair value during all periods the common stock was subject to repurchase through charges to additional paid-in capital. The estimated value per share of $2.08 at December 31, 1998 was determined through an independent appraisal of the Company's common stock. Additional accretion in 1999 prior to the April initial public offering was recorded based on valuations consistent with the expected initial public offering price. As a result of the initial public offering in April 1999, these shares are no longer subject to mandatory repurchase by the Company, and their accreted value of $28,083,069 has been reclassified to stockholders' equity.

13. STOCK WARRANTS

    In 1998, in connection with the issuance of debt or capital leases, the Company issued warrants to purchase 1,600,067 shares of common stock and warrants to purchase 971 shares of Series B. The warrants to purchase Series B converted into warrants to purchase 455,156 shares of common stock in April 1999 upon the closing of the initial public offering. The warrants expire from 2003 through 2008, and are exerciseable for $2.24 or $2.29 per share.

    Upon issuance, the Company estimated the fair value of the warrants using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 5.50%, dividend yield of 0%; volatility factor of the expected market price of the Company's common stock of 40%; and a weighted-average expected life of the warrant of 10 years. The range of values assigned to the warrants was $.53 to $1.39 per share, and the total value assigned was $2,740,329. This amount was recorded as additional paid-in capital, and a corresponding debt discount was recorded that is being recognized as additional interest expense over the term of the related debt or capital lease.

    Also, as discussed in Note 2, the Company issued warrants to purchase 168,750 shares of common stock in connection with the acquisition of IIT and ACR. These warrants expire in 2008 and are exerciseable for $10.67 per share. The Company estimated the value of these warrants considering the various terms, including the exercise price of the warrants, the estimated fair value of the Company's common stock, and the length of time the warrants are exercisable. The aggregate value assigned to these warrants was $90,000.

    During 1999, warrants to purchase 487,298 shares of common stock were exercised for proceeds of $1,093,260. A summary of warrants outstanding at September 30, 1999 is as follows (unaudited):

NUMBER OF SHARES   EXERCISE PRICE   EXPIRATION DATE
----------------   --------------   ---------------
 COMMON STOCK:
       26,786          $ 2.24        December 2003
      111,607          $ 2.24            June 2004
    1,429,533          $ 2.29       September 2008
       75,000          $10.67       September 2008
       93,750          $10.67         October 2008

14. SHARES RESERVED FOR FUTURE ISSUANCE

    As of December 31, 1998, the Company had reserved 18,562,491 shares and 27,786,798 shares of common stock for issuance upon the conversion of the Series A and Series B, respectively. These

                            USINTERNETWORKING, INC.

14. SHARES RESERVED FOR FUTURE ISSUANCE (CONTINUED)

shares were issued in April 1999 upon conversion. In addition, the Company at December 31, 1998 had reserved 7,023,375 shares of common stock for future issuance upon the exercise of stock options eligible for granting under the 1998 Stock Option Plan (see Note 15), and 2,223,972 shares of common stock attributable to outstanding warrants issued in 1998.

15. STOCK COMPENSATION PLAN

    Effective July 2, 1998, the Company adopted the 1998 Stock Option Plan of USINTERNETWORKING, INC. ("the Plan") which is administered by the Compensation Committee of the Board of Directors. The Plan, as amended, provides for the granting of either qualified or non-qualified options to purchase an aggregate of up to 7,023,375 shares of common stock to eligible employees, officers, directors and consultants of the Company.

    A summary of the Company's stock option activity follows:

                                                       FOR THE PERIOD FROM
                                                         JANUARY 1, 1998
                                                       (DATE OF INCEPTION)
                                                             THROUGH           NINE MONTHS ENDED
                                                        DECEMBER 31, 1998      SEPTEMBER 30, 1999
                                                       --------------------   --------------------
                                                                   WEIGHTED               WEIGHTED
                                                                   AVERAGE                AVERAGE
                                                       NUMBER OF   EXERCISE   NUMBER OF   EXERCISE
                                                        OPTIONS     PRICE      OPTIONS     PRICE
                                                       ---------   --------   ---------   --------
                                                                                  (UNAUDITED)
Outstanding at beginning of year.....................         --    $  --     2,523,375    $1.76
Granted..............................................  2,563,688     1.76     5,801,850     7.12
Exercised............................................         --               (877,850)    3.20
Forfeited............................................    (40,313)    1.76      (469,343)    3.21
Outstanding at end of year...........................  2,523,375     1.76     6,978,033     6.36
Exercisable at end of year...........................  2,523,375              6,978,033

    The exercise price for all options outstanding as of December 31, 1998 is $1.76. These options vested immediately upon the date of grant. Shares of common stock purchased pursuant to these options will be subject to the Company's right to repurchase them at the option exercise price upon the termination of the holder's employment or business relationship with the Company. The repurchase right will lapse with respect to one-third of the shares purchasable upon exercise of an option on the first anniversary of the date of grant of the option. The repurchase right with respect to the remainder of the shares purchasable upon exercise of an option will lapse in equal quarterly installments over the subsequent eight calendar quarters. The options expire 10 years from the date of issuance. At December 31, 1998, the weighted-average remaining contractual life of outstanding options is 9.7 years.

    For the year ended December 31, 1998, pro forma net loss and loss per share information required by Statement No. 123 was determined using the minimum value method. The minimum value method calculates the fair value of options as the excess of the estimated fair value of the underlying stock at the date of grant over the present value of both the exercise price and the expected dividend payments, each discounted at the risk-free rate, over the expected life of the option. In determining the estimated fair value of granted stock options under the minimum value method, the risk-free interest rate was assumed to be 5.50%, the dividend yield was estimated to be 0% and the expected life of granted options was assumed to be four years.

                            USINTERNETWORKING, INC.

15. STOCK COMPENSATION PLAN (CONTINUED)

    Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the minimum value method and other methods prescribed by Statement No. 123 do not necessarily provide a single measure of the fair value of its employee stock options.

    The grant-date fair value of all options granted during 1998 using the minimum value method was less than $.01, thus no pro forma information has been presented. The exercise price at the grant-date of all options granted through December 31, 1998 was greater than the market value of the underlying common stock on the grant date, as determined by independent appraisal. As a result, the Company has not recognized compensation expense related to these options.

    Certain options granted in 1999 are exercisable at prices less than the fair market value of the Company's common stock at the date of grant. The Company will record stock compensation expense of approximately $40.0 million as a result of these 1999 option grants that will be recognized ratably over the four-year period that the employees earn the right to retain the shares obtained upon exercise of the stock options without regard to continued employment.

16. INCOME TAXES

    At December 31, 1998, the Company has a U.S. federal net operating loss carryforward of $20 million. This carryforward expires in 2013. The amount available to be used in any given year will be limited by operation of certain provisions of the Internal Revenue Code. The Company also has state net operating loss carryforwards available, the utilization of which will be similarly limited. The Company has established a valuation allowance with respect to these federal and state carryforwards.

Deferred tax assets:
  Net operating loss carryforwards..........................  $  7,855,560
  Start-up and organizational costs capitalized for tax
    purposes................................................     3,632,867
  Other.....................................................       192,230
Total deferred tax assets...................................    11,680,657
                                                              ------------
Deferred tax liabilities:
  Tax over book depreciation................................       314,930
  Other.....................................................       467,169
                                                              ------------
Total deferred tax liability................................       782,099
                                                              ------------
Net future income tax benefit...............................    10,898,558
Valuation allowance for net deferred tax assets.............   (10,898,558)
                                                              ------------
Net deferred tax assets.....................................  $         --
                                                              ============

                            USINTERNETWORKING, INC.

16. INCOME TAXES (CONTINUED)

    The reconciliation of the reported income tax expense to the amount that would result by applying the U.S. federal statutory rate to net loss during the development stage is as follows:

Tax benefit at U.S. statutory rate..........................  $(11,358,659)
State income taxes, net of federal benefit..................      (984,188)
Non-deductible goodwill.....................................       559,839
Non-deductible interest expense.............................       704,166
Non-deductible transactions costs...........................       154,777
Other.......................................................        25,507
Valuation allowance.........................................    10,898,558
                                                              ------------
Total.......................................................  $         --
                                                              ============

    The Company expects that its effective income tax rate in 1999 will be zero.

17. OPERATING LEASES

    The Company conducts primarily all of its operations from leased facilities under operating leases that have terms of up to five years and generally contain renewal options of two to three years and rent escalation clauses. Future minimum payments under noncancelable operating leases with initial terms of one year or more consist of the following at December 31, 1998:

1999........................................................  $1,441,681
2000........................................................   1,402,328
2001........................................................     954,563
2002........................................................     684,799
2003........................................................     158,549
                                                              ----------
                                                              $4,641,920
                                                              ==========

    The Company incurred rent expense of $718,416 during the period from January 14, 1998 (date of inception) through December 31, 1998.

18. EMPLOYEE BENEFIT PLAN

    The Company established a defined contribution benefit plan effective July 1, 1998. The plan covers substantially all employees who have 30 days of service with the Company. Participants may contribute from 1% to 15% of their annual compensation to the plan. In addition, the Company may make discretionary matching and profit-sharing contributions to the plan. No contributions were made by the Company in 1998.

19. RELATED PARTY TRANSACTIONS

    During 1998, the Company received a non-interest bearing loan from an officer in the amount of $1,000,000. The loan was subsequently converted into 1,667 shares of Series A Convertible Preferred Stock.

    In January 1999, the Company entered into an agreement with U S WEST, a common stockholder, which provides U S WEST with the exclusive rights to market iMAP services in their fourteen-state service region. The Company will make its iMAP services available to U S WEST at discounted prices

                            USINTERNETWORKING, INC.

19. RELATED PARTY TRANSACTIONS (CONTINUED)

which U S WEST can in turn sell to the end user. Under this agreement revenue will be recognized as the iMAP services are provided, the Company will invoice U S WEST for their services, in accordance with the terms of this agreement. In addition, under the terms of the agreement, the Company provides U S WEST with training and technical support. For the first year of the agreement, these training and technical support services will be provided at no cost to U S WEST; beginning in the thirteenth month the Company will invoice U S WEST for these services at prevailing rates. The Company will expense the cost of these services as incurred.

    In September 1999, the Company loaned $2,250,000 to an officer to purchase 562,500 shares of common stock. The loan is evidenced by a full recourse note that bears interest at 5% per annum, is payable on or before July 31, 2000. The Company has classified the note as a reduction of stockholders' equity at September 30, 1999.

20. BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION

    During 1998 and through June 1999, the Company was organized into two business units -- IMAP and Professional IT Services. In the third quarter of 1999, the Company changed the manner in which it manages its operations and reports the activities of those operations. The Company is now organized into seven business units that offer unique software solutions. These operating segments have been aggregated for reporting purposes into two segments, as follows:

    - ENTERPRISE WIDE SOLUTIONS -- provides enterprise relationship management, financial management, human resource, and professional services automation software product offerings; and

    - E-COMMERCE AND WEB BASED SOLUTIONS -- provides electronic commerce, enhanced messaging and decision support product offerings.

    Management believes that the aggregation of the operating segments helps users of the financial statements better understand performance. The combined operating segments have similar economic characteristics and products and meet other criteria for aggregation. Both business units utilize an Internet-based network, which enables clients to use leading business software applications without the burden of owning, or managing the underlying technology. These services are delivered to customers through a network of Enterprise Data Centers located in Maryland, California, Amsterdam and Tokyo.

    The Company evaluates the performance of its new operating segments based on contriubtion margin, or revenues less variable direct costs. This contribution margin excludes an allocation of network and infrastructure costs, selling, general and administrative costs, non-cash stock compensation expense, and depreciation and amortization.

    The Company does not prepare information regarding segment assets. The accounting policies used by the reportable segments are the same as those used by the Company as described in Note 1 to the consolidated financial statements.

                            USINTERNETWORKING, INC.

20. BUSINESS AND GEOGRAPHIC SEGMENT INFORMATION (CONTINUED)

    The following table sets forth information on the Company's reportable segments. The 1998 data has been restated to conform to the new segment classifications.

                                             FOR THE PERIOD FROM   FOR THE PERIOD FROM
                                              JANUARY 14, 1998      JANUARY 14, 1998
                                             (DATE OF INCEPTION)   (DATE OF INCEPTION)
                                                   THROUGH               THROUGH         NINE MONTHS ENDED
                                              DECEMBER 31, 1998    SEPTEMBER 30, 1998    SEPTEMBER 30, 1999
                                             -------------------   -------------------   ------------------
                                                                                 (UNAUDITED)
Revenue:
  Enterprise Wide Solutions................      $2,138,290             $515,488            $10,774,249
  E-Commerce and Web Based Solutions.......       1,984,159                   --             10,077,465
                                                 ----------             --------            -----------
  Consolidated.............................      $4,122,449             $515,488            $20,851,714
                                                 ==========             ========            ===========
Segment operating profit:
  Enterprise Wide Solutions................      $  (20,876)            $172,571            $ 5,610,255
  E-Commerce and Web Based Solutions.......         718,214                   --              1,343,761
                                                 ----------             --------            -----------
  Consolidated.............................      $  697,338             $172,571            $ 6,954,016
                                                 ==========             ========            ===========

    A reconciliation of segment operating loss to net loss during the periods presented is as follows:

                                             FOR THE PERIOD FROM   FOR THE PERIOD FROM
                                              JANUARY 14, 1998      JANUARY 14, 1998
                                             (DATE OF INCEPTION)   (DATE OF INCEPTION)
                                                   THROUGH               THROUGH         NINE MONTHS ENDED
                                              DECEMBER 31, 1998    SEPTEMBER 30, 1998    SEPTEMBER 30, 1999
                                             -------------------   -------------------   ------------------
Segment operating profit for all
  segments.................................     $    697,338          $    172,571          $  6,954,016
Network and infrastructure costs...........       (2,185,893)                   --           (11,360,299)
General and administrative.................      (19,426,575)          (10,407,416)          (15,841,863)
Sales and marketing........................       (5,123,334)           (1,802,383)          (24,552,985)
Product research and development...........         (690,388)             (259,181)           (2,005,107)
Non-cash stock compensation expense........         (231,135)              (90,455)           (6,805,486)
Depreciation and amortization..............       (3,179,648)             (269,134)          (14,793,756)
Interest income............................          367,411               307,335             2,146,810
Interest expense...........................       (2,681,088)              (74,551)           (2,793,399)
                                                ------------          ------------          ------------
Net loss...................................     $(32,453,312)         $(12,423,214)         $(69,052,069)
                                                ============          ============          ============

    Revenues from one customer of the Company's Enterprise Wide Solutions segment accounted for approximately 16% of the Company's consolidated revenue for the nine months ended September 30, 1999.

21. COMMITMENTS

    As of March 1999, the Company had entered into forward looking commitments to purchase software and advertising totaling $22.5 million. The agreement provided for eight minimum payments of $2.5 million to be paid over eight fiscal quarters commencing on March 31, 1999, for the purchase of software licenses. Additionally, the agreement provided for eight quarterly minimum payments of $312,500 commencing in March 1999 for co-marketed print advertising campaigns. These commitments

                            USINTERNETWORKING, INC.

21. COMMITMENTS (CONTINUED)

when paid were recorded by the Company in accordance with its software licenses and advertising cost policies as more fully described in Note 1.

    In June 1999, the Company renegotiated this agreement to terminate upon payment of the June 1999 quarterly payments.

22. SUBSEQUENT EVENTS

    On October 8, 1999, the Company purchased the assets of Conklin & Conklin, Inc. ("Conklin"), a comprehensive provider of Lawson financial and human resources system implementation services and a certified reseller of Lawson software licenses. The purchase price consisted of cash of $8.0 million, assumed liabilities of $0.6 million, and a $2.0 million secured note. The secured note is due on October 8, 2001, and bears interest at 10% payable monthly. In addition, Conklin's stockholders will be entitled to contingent payments of up to $4.0 million, payable in up to 500,000 shares of common stock with any remainder due in cash. Of the contingent consideration, $3.0 million will be payable based on the achievement of specified financial milestones over a 26 month period, and any such payment will result in the recording of additional goodwill. The remaining $1.0 million is payable only if the principal stockholders are employed by the Company on December 8, 2001, and will be recorded as compensation expense if paid. Goodwill of approximately $9.5 million was recorded at the acquisition date, and is being amortized over its estimated useful life of 5 years.

    In October and November 1999, the Company issued $125,000,000 of convertible subordinated notes, due November 1, 2004. The net proceeds from the issuance were approximately $120,l00,000. The notes pay interest semi-annually on May 1 and November 1 at 7% per annum, and are convertible into common stock at a price of $24.85 per common share.

    In November 1999, the Board of Directors approved a 3 for 2 stock split of common stock, options and warrants for holders of record on December 3, 1999. Accordingly, all share and per share data including stock option, warrant and loss per share information have been restated in the consolidated financial statements to retroactively reflect the stock split.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
I.I.T. Holding, Inc.

    We have audited the accompanying consolidated balance sheets of I.I.T. Holding, Inc. and subsidiaries as of December 31, 1996 and 1997, and September 7, 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 through September 7, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1996 and 1997 financial statements of International Information Technology IIT, C.A., a wholly-owned subsidiary, which statements reflect total assets of $68,247 and $76,361 as of December 31, 1996 and 1997, respectively, and total revenues of $3,336 and $147,797 for the period from March 6, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for International Information Technology IIT, C.A., is based solely on the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

    In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of I.I.T. Holding, Inc. and subsidiaries as of December 31, 1996 and 1997, and September 7, 1998 and the consolidated results of their operations and their cash flows for the years ended December 31, 1996 and 1997, and for the period from January 1, 1998 through September 7, 1998, in conformity with generally accepted accounting principles.

Baltimore, Maryland                                        /s/ Ernst & Young LLP

March 23, 1999

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
U.S. INTERNETWORKING, INC.

    We have audited the accompanying balance sheets of International Information Technology IIT, C.A., at December 31, 1997 and for the period from March 5, 1996 (date of inception) through December 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Information Technology IIT, C.A. at December 31, 1997 and for the period from March 5, 1996 (date of inception) through December 31, 1996, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

    At December 31, 1997 and 1996, the accompanying financial statements have been prepared assuming that the Company will continue its ongoing operations, despite of the negative stockholder's equity, which shows uncertainty about the Company's ability to continue in operation. These financial statements do not include any adjustments that could result as a consequence of this uncertainty.

BASSAN & ASOCIADOS S.C.
Ana Escudero de D'Aguiar
Certified Public Accountant
CPA D.F. Venezuela No. 7558
August 20, 1998

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31
                                                         ---------------------
                                                           1996        1997      SEPTEMBER 7, 1998
                                                         --------   ----------   -----------------
ASSETS
Current assets:
  Cash and cash equivalents............................  $ 69,563   $   14,443       $  331,013
  Accounts receivable --trade, less allowance of
    $50,000 in 1998....................................   225,500      634,215        1,299,469
  Other current assets.................................     2,451       13,902           68,799
                                                         --------   ----------       ----------
Total current assets...................................   297,514      662,560        1,699,281
Equipment and vehicles:
  Computer equipment...................................    30,407      116,850          161,449
  Vehicles.............................................    45,119       45,119               --
                                                         --------   ----------       ----------
                                                           75,526      161,969          161,449
  Less: accumulated depreciation.......................   (25,831)     (56,084)         (55,700)
                                                         --------   ----------       ----------
                                                           49,695      105,885          105,749
Other assets...........................................       654          618               --
                                                         --------   ----------       ----------
Total assets...........................................  $347,863   $  769,063       $1,805,030
                                                         ========   ==========       ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Bank overdraft.......................................  $     --   $  157,056       $       --
  Accounts payable.....................................    13,899        7,162           53,787
  Accrued expenses.....................................    60,000      366,685        1,974,395
  Current portion of note payable......................     4,443       10,036               --
  Current portion of capital lease obligations.........        --       18,230            9,803
  Unsecured demand note payable to stockholder, non-
    interest bearing...................................    99,951       62,160            8,500
  Client advances......................................    55,824           --               --
  Current deferred income taxes........................    49,270           --               --
                                                         --------   ----------       ----------
Total current liabilities..............................   283,387      621,329        2,046,485
Note payable...........................................    10,676           --               --
Capital lease obligations, net of current portion......        --       15,953            8,596
Deferred income taxes..................................     9,103           --               --
Commitments and contingent liabilities.................        --           --               --
Stockholders' equity (deficit):
  Common stock.........................................     2,724        3,197              475
  Additional paid-in capital...........................        --    1,001,843        1,004,565
  Accumulated other comprehensive income (loss)........       835      (20,918)          21,365
  Retained earnings (deficit)..........................    41,138     (852,341)      (1,276,456)
                                                         --------   ----------       ----------
                                                           44,697      131,781         (250,051)
                                                         --------   ----------       ----------
Total liabilities and stockholders' equity.............  $347,863   $  769,063       $1,805,030
                                                         ========   ==========       ==========

                            SEE ACCOMPANYING NOTES.

\

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      FOR THE PERIOD
                                                        YEAR ENDED DECEMBER 31        JANUARY 1, 1998
                                                       ------------------------           THROUGH
                                                         1996           1997         SEPTEMBER 7, 1998
                                                       --------      ----------      -----------------
Consulting revenue...................................  $747,023      $2,812,011          $4,405,560
Cost of revenue......................................   519,261       1,881,031           2,976,499
                                                       --------      ----------          ----------
Gross profit.........................................   227,762         930,980           1,429,061
Operating expenses:
  General and administrative.........................   131,037         778,342           1,803,611
  Sales and marketing................................    73,305          62,943               4,632
  Stock compensation expense.........................        --       1,002,316                  --
  Depreciation.......................................    13,556          30,253              27,580
                                                       --------      ----------          ----------
                                                        217,898       1,873,854           1,835,823
                                                       --------      ----------          ----------
Income (loss) from operations........................     9,864        (942,874)           (406,762)
Interest expense.....................................    (2,917)         (8,977)            (17,353)
                                                       --------      ----------          ----------
Income (loss) before provision for income taxes......     6,947        (951,851)           (424,115)
Provision (benefit) for income taxes.................    14,832         (58,372)                 --
                                                       --------      ----------          ----------
Net income (loss)....................................  $ (7,885)     $ (893,479)         $ (424,115)
                                                       ========      ==========          ==========

                            SEE ACCOMPANYING NOTES.

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                              ACCUMULATED
                                                ADDITIONAL       OTHER        RETAINED
                                      COMMON     PAID-IN     COMPREHENSIVE    EARNINGS
                                      STOCK      CAPITAL        INCOME        (DEFICIT)      TOTAL
                                     --------   ----------   -------------   -----------   ----------
Balances at January 1, 1996........   $1,000    $       --      $     --     $    49,023   $   50,023
  Issuance of common stock.........    1,724            --            --              --        1,724
  Comprehensive income:
    Net loss.......................       --            --            --          (7,885)      (7,885)
    Other comprehensive income--
      translation adjustment.......       --            --           835              --          835
                                                                                           ----------
  Total comprehensive income
    (loss).........................       --            --            --              --       (7,050)
                                      ------    ----------      --------     -----------   ----------
Balances at December 31, 1996......    2,724            --           835          41,138       44,697
  Stock grant to employees for no
    consideration..................      473     1,001,843            --              --    1,002,316
  Comprehensive income:
    Net loss.......................       --            --            --        (893,479)    (893,479)
    Other comprehensive income--
      translation adjustment.......       --            --       (21,753)             --      (21,753)
                                                                                           ----------
  Total comprehensive income
    (loss).........................       --            --            --              --     (915,232)
                                      ------    ----------      --------     -----------   ----------
Balances at December 31, 1997......    3,197     1,001,843       (20,918)       (852,341)     131,781
  Corporate reorganization.........   (2,722)        2,722            --              --           --
  Comprehensive income:
    Net loss.......................       --            --            --        (424,115)    (424,115)
    Other comprehensive income--
      translation adjustment.......       --            --        42,283              --       42,283
  Total comprehensive income
    (loss).........................       --            --            --              --     (381,832)
                                      ------    ----------      --------     -----------   ----------
Balances at September 7, 1998......   $  475    $1,004,565      $ 21,365     $(1,276,456)  $ (250,051)
                                      ======    ==========      ========     ===========   ==========

                            SEE ACCOMPANYING NOTES.

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               FOR THE PERIOD
                                                   YEAR ENDED DECEMBER 31      JANUARY 1, 1998
                                                   -----------------------         THROUGH
                                                     1996         1997        SEPTEMBER 7, 1998
                                                   ---------   -----------   -------------------
OPERATING ACTIVITIES
Net income (loss)................................  $ (7,885)   $ (893,479)       $ (424,115)
Adjustments to reconcile net loss to net cash
  (used in) provided by operating activities:
  Non-cash compensation expense..................        --     1,002,316                --
  Depreciation...................................    13,556        30,253            27,580
  Deferred taxes.................................    14,832       (58,372)               --
  Change in assets and liabilities:
    Accounts receivable..........................   (72,937)     (408,715)         (665,254)
    Other current assets.........................    (1,655)      (11,415)          (54,897)
    Other assets.................................        --            --               618
    Accounts payable.............................    13,899        (6,737)           46,625
    Accrued expenses.............................    59,200       306,685         1,607,710
    Client advances..............................    55,824       (55,824)               --
                                                   --------    ----------        ----------
Net cash provided by (used in) operating
  activities.....................................    74,834       (95,288)          538,267
INVESTING ACTIVITIES
Acquisition of equipment and vehicle.............   (19,989)      (41,779)          (44,948)
Sale of vehicle..................................        --            --            17,504
                                                   --------    ----------        ----------
Net cash used in investing activities............   (19,989)      (41,779)          (27,444)
FINANCING ACTIVITIES
Issuance of common stock.........................     1,724            --                --
Proceeds (repayments) from note payable to
  stockholder....................................    68,890       (37,791)          (53,660)
Bank overdraft...................................   (50,733)      157,056          (157,056)
Repayments of note payable.......................    (5,998)       (5,083)          (10,036)
Repayments of capital leases.....................        --       (10,482)          (15,784)
                                                   --------    ----------        ----------
Net cash provided by (used in) financing
  activities.....................................    13,883       103,700          (236,536)
Effect of exchange rate changes on cash..........       835       (21,753)           42,283
                                                   --------    ----------        ----------
Net increase (decrease) in cash and cash
  equivalents....................................    69,563       (55,120)          316,570
Cash and cash equivalents at beginning of year...        --        69,563            14,443
                                                   --------    ----------        ----------
Cash and cash equivalents at end of year.........  $ 69,563    $   14,443        $  331,013
                                                   ========    ==========        ==========
SUPPLEMENTAL INFORMATION
Interest paid....................................  $  2,917    $    8,977        $   19,735
                                                   ========    ==========        ==========
SCHEDULE OF NONCASH INVESTING ACTIVITIES
Property and equipment acquired under capital
  leases.........................................  $     --    $   44,465        $       --
                                                   ========    ==========        ==========

                            SEE ACCOMPANYING NOTES.

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REORGANIZATION AND BASIS OF PRESENTATION

    I.I.T. Holding, Inc. and subsidiaries ("the Company") provides internet consulting, integration, and support services to commercial companies in the United States and South America. I.I.T. Holding, Inc. was formed in February 1998 when the shareholders of International Information Technology Inc. and International Information Technology IIT, C.A., enterprises under common control, exchanged their stock for 100% of the stock of I.I.T. Holding, Inc. The accompanying consolidated financial statements for all periods presented include the combined financial position and results of operations of the companies previously under common control. All significant intercompany transactions have been eliminated in preparation of the consolidated financial statements.

CONVERSION TO U.S. DOLLARS

    The financial information for a Venezuelan subsidiary includes financial information converted from Venezuelan Bolivares to U.S. Dollars.

    Assets and liabilities were converted at the rate in effect at the balance sheet date and the statement of operations was converted at the average rate during the periods.

USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    For purposes of the statement of cash flows, the Company considers all highly-liquid instruments, including certificates of deposit, purchased with a maturity of three months or less to be cash equivalents.

CONCENTRATION OF CREDIT RISK

    Financial instruments that subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company grants credit in the normal course of business to its clients. As part of this ongoing procedure, the Company monitors the creditworthiness of its clients. The Company does not believe that it is subject to any unusual credit risk beyond the normal credit risk inherent in its business.

    For the period ended September 7, 1998, two customers accounted for 24% ($1,042,674), and 10% ($457,784) of total revenue, and three customers accounted for 38% ($508,212), 13% ($177,874) and 10% ($139,758) of accounts receivable at
September 7, 1998.

    For the year ended December 31, 1997, three clients accounted for 33% ($927,964), 17% ($478,042), and 11% ($309,321) of total revenues, and three clients accounted for 44% ($279,055), 16% ($101,474), and 11% ($69,764) of
accounts receivable at December 31, 1997. For the year ended December 31, 1996, three clients accounted for 57% ($425,803), 29% ($216,637), and 11% ($82,173) of

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

total revenues, and three clients accounted for 42% ($94,710), 24% ($54,120), and 11% ($24,805) of accounts receivable at December 31, 1996.

REVENUE RECOGNITION

    Revenue is recognized in the period the services are performed.

ADVERTISING COSTS

    The Company expenses advertising costs as incurred. Advertising expense was approximately $73,000 and $30,000 in 1997 and 1996, respectively. Advertising expense was approximately $27,000 for the period ended September 7, 1998.

NEW ACCOUNTING PRONOUNCEMENTS

    In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS No.
130). SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components. SFAS No. 130 only impacts display as opposed to actual amounts recorded. Comprehensive income includes net income and all other non-owner changes in equity that are excluded from net income, such as foreign currency translation adjustments. SFAS No. 130 was adopted in 1998.

    In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131). This Statement requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their product and services, the geographic areas in which they operate, and their major customers. The Company adopted the provisions of SFAS No. 131 in 1998 which did not have a significant impact on the Company's definition of operating segments and related disclosures.

2. LEASES

    The Company has entered into various capital leases for computer equipment during 1997. Computer equipment acquired under capital lease obligations was approximately $44,000. Depreciation expense was $11,116 and $6,000 for the period ended September 7, 1998 and for the year ended December 31, 1997, respectively.

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2. LEASES (CONTINUED)

    Future lease payments under capital and operating leases are summarized as follows:

                                                          CAPITAL LEASES   OPERATING LEASES
                                                          --------------   ----------------
Four months ended December 31, 1998.....................     $ 3,703           $ 14,884
  1999..................................................      13,503             54,454
  2000..................................................       5,844             39,165
  2001..................................................          --                517
                                                             -------           --------
    Total minimum lease payments........................      23,050           $109,020
                                                                               ========
Less amounts representing interest......................       4,651
                                                             -------
Present value of minimum lease payments (including
  current portion of $9,803)............................     $18,399
                                                             =======

    Rent expense was $47,476, $32,000 and $17,000 for the period ended September 7, 1998, and for the years ended December 31, 1997 and 1996, respectively.

    Capital leases have effective interest rates which range from 6% to 25%.

3. ACCRUED EXPENSES

    Accrued expenses are comprised of the following:

                                                     DECEMBER 31,
                                                 ---------------------
                                                    1996        1997     SEPTEMBER 7, 1998
                                                 ----------   --------   -----------------
Accrued bonuses, payroll and payroll taxes.....   $60,000     $287,120       $1,763,891
Accrued consulting.............................        --       67,965          124,236
Accrued expenses...............................        --       11,600           86,268
                                                  -------     --------       ----------
    Total accrued expenses.....................   $60,000     $366,685       $1,974,395
                                                  =======     ========       ==========

4. EMPLOYEE BENEFIT PLAN

    The Company has established a defined contribution benefit plan effective January 1, 1998. The plan covers substantially all employees of the Company who are 21 years of age or older. Participants may contribute up to 15% of their annual compensation to the plan, and the Company matches up to 3% of annual compensation. In 1998, the Company recorded contributions to the plan of $37,502.

5. NOTE PAYABLE

    The note payable, which matured in 1997, was due to a financing organization, and required monthly installments of $552, including interest at 9.90%.

6. COMMON STOCK

    Upon reorganization in February 1998, the Company was authorized to issue 100 shares of common stock with a par value of $5.00 per share. At September 7, 1998, 95 shares were issued and outstanding.

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7. STOCK COMPENSATION EXPENSE

    In August 1997, the sole stockholder of the Company transferred 473 shares of the outstanding common stock to management employees for no consideration. An independent appraisal was obtained which estimated the fair value of the shares on the date of transfer at $1,002,316. This transfer was treated as a contribution to additional paid-in capital by the sole stockholder, with an offsetting charge to compensation expense. In 1997, the Company recorded compensation expense of $1,002,316 relating to the transfer of these shares.

8. INCOME TAXES

    Deferred income tax assets and liabilities are determined based upon differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rate and laws that will be in effect when the differences are expected to reverse.

    The components of the income tax provision are as follows:

                                               YEAR ENDED DECEMBER 31,
                                               -----------------------         PERIOD ENDED
                                                 1996           1997         SEPTEMBER 7, 1998
                                               --------       --------       -----------------
Current......................................  $    --        $     --           $      --
Deferred.....................................   14,832         (58,372)                 --
                                               -------        --------           ---------
    Total....................................  $14,832        $(58,372)          $      --
                                               =======        ========           =========

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of net deferred income taxes are as follows:

                                                       DECEMBER 31,             SEPTEMBER 7,
                                                  -----------------------       ------------
                                                    1996           1997             1998
                                                  --------       --------       ------------
Deferred tax assets:
  Payroll accrual...............................  $ 23,964       $ 71,734         $ 53,801
  Bonus accrual.................................        --         30,934          365,395
  Other accruals................................     5,239         40,537           50,849
  Contributions.................................        40             --               --
  Stock compensation............................        --        219,150
  U.S. net operating loss carryforward..........    11,871        163,092          143,267
                                                  --------       --------         --------
  Total deferred tax assets.....................    41,114        525,447          613,312
  Valuation allowance for deferred tax assets...        --       (279,506)        (431,882)
                                                  --------       --------         --------
  Net deferred tax assets.......................    41,114        245,941          181,430
Deferred tax liabilities:
  Accounts receivable...........................   (90,065)      (235,744)        (176,808)
  Depreciation..................................    (9,103)        (9,570)          (3,995)
  Other.........................................      (319)          (627)            (627)
                                                  --------       --------         --------
                                                   (99,487)      (245,941)        (181,430)
                                                  --------       --------         --------
    Total net deferred tax liability............  $(58,373)      $     --         $     --
                                                  ========       ========         ========

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. INCOME TAXES (CONTINUED)

    At September 7, 1998 the Company's U.S. subsidiary has net operating loss carryforwards of approximately $359,000 available to offset future taxable income of the U.S. operations. These carryforwards begin to expire in 2012.

    The Company's Venezuelan subsidiary had cumulative net operating losses in the amount of $110,000 through December 31, 1997. These net operating losses resulted in net deferred tax assets of approximately $23,000 and $5,000 at December 31, 1997 and 1996, respectively. Management has determined that it is more likely than not that these net operating losses will not be utilized; therefore, a full valuation allowance was recorded against these deferred tax assets at December 31, 1997 and 1996. During the period from January 1, 1998 through September 7, 1998, the subsidiary utilized approximately $92,000 of the net operating loss carryforward, and increased the valuation allowance by approximately $2,500 to $25,500, which fully offsets the net deferred tax asset of $25,500 at September 7, 1998. The remaining net operating loss carryforward of approximately $18,000 will expire in 2000.

9. GEOGRAPHIC SEGMENT INFORMATION

    The Company is engaged in one business segment. This segment includes providing internet consulting, integration, and support services principally to commercial companies located throughout the United States and South America. The following table presents information regarding geographic segments for the period from January 1, 1998 through September 7, 1998 and the years ended December 31, 1997 and 1996. There were no service transfers between the United States and South America. Operating profit (loss) is total service revenue less cost of service revenue, general and administrative expenses, sales and marketing and depreciation.

                                                              UNITED STATES   SOUTH AMERICA     TOTAL
                                                              -------------   -------------   ----------
Consulting revenue:..............................    1998      $3,896,502        $509,058     $4,405,560
                                                     1997       2,664,214         147,797      2,812,011
                                                     1996         743,687           3,336        747,023
Depreciation:....................................    1998      $   21,819        $  5,761     $   27,580
                                                     1997          26,919           3,334         30,253
                                                     1996          12,720             836         13,556
Operating profit (loss):.........................    1998      $ (382,361)       $(24,401)    $ (406,762)
                                                     1997        (844,036)        (98,838)      (942,874)
                                                     1996          39,481         (29,617)         9,864
Interest expense:................................    1998      $    5,420        $ 11,933     $   17,353
                                                     1997           4,782           4,195          8,977
                                                     1996           2,345             572          2,917
Identifiable assets:.............................    1998      $1,646,768        $158,262     $1,805,030
                                                     1997         692,702          76,361        769,063
                                                     1996         279,616          68,247        347,863

10. IMPACT OF YEAR 2000 (UNAUDITED)

    Some older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or

                     I.I.T. HOLDING, INC. AND SUBSIDIARIES
           NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. IMPACT OF YEAR 2000 (UNAUDITED) (CONTINUED)

miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

    The Company is assessing the modifications or replacement of its software that may be necessary for its computer systems to function properly with respect to the dates in the year 2000 and thereafter. The Company does not believe that the cost of either modifying existing software or converting to new software will be significant or that the year 2000 issue will pose significant operational problems for its computer systems.

                          INDEPENDENT AUDITOR'S REPORT

The Board of Directors
Advanced Communication Resources, Inc.

    We have audited the accompanying balance sheets of Advanced Communication Resources, Inc. as of September 30, 1998 and December 31, 1997 and 1996, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1997 and 1996 and the nine months ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Communication Resources, Inc. as of September 30, 1998 and December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997 and 1996 and the nine months ended September 30, 1998, in conformity with generally accepted accounting principles.

/s/ Mahoney Cohen & Company, CPA, P.C.

New York, New York
March 3, 1999

                     ADVANCED COMMUNICATION RESOURCES, INC.

                                 BALANCE SHEETS

                                ASSETS (NOTE 5)

                                                          DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                              1996           1997           1998
                                                          ------------   ------------   -------------
Current assets:
  Cash..................................................   $   34,204     $  179,982     $   28,317
  Accounts receivable, net of allowance for
    uncollectible accounts of $81,050 in 1996, $50,000
    in 1997 and 1998 (Note 3)...........................      817,803      1,559,330      1,550,942
  Other current assets..................................       26,584         40,447         25,526
  Due from stockholders (Note 9)........................                          --         43,570
  Due from affiliate (Note 9)...........................      342,994             --             --
                                                           ----------     ----------     ----------
      Total current assets..............................    1,221,585      1,779,759      1,648,355
Property and equipment, net (Note 4)....................      144,190        110,857        180,026
Other assets............................................       20,360          6,788        167,278
                                                           ----------     ----------     ----------
                                                           $1,386,135     $1,897,404     $1,995,659
                                                           ==========     ==========     ==========

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Notes payable (Note 5)................................   $  725,000     $  525,000     $  400,000
  Accounts payable and accrued expenses.................      366,372        435,998        462,914
  Deferred income taxes (Note 7)........................       50,000        117,000        118,000
  Due to stockholders (Note 9)..........................        4,850        120,000             --
                                                           ----------     ----------     ----------
      Total current liabilities.........................    1,146,222      1,197,998        980,914
Commitments and contingencies (Note 10)
Stockholders' equity (Note 6):
Common stock, no par value:
  Authorized--200 shares
  Issued and outstanding--150 shares as of December 31,
    1996 and 1997; 100 shares as of September 30,
    1998................................................        1,500          1,500          1,000
  Retained earnings.....................................      288,413        747,906      1,013,745
                                                           ----------     ----------     ----------
                                                              289,913        749,406      1,014,745
  Less: Treasury stock, at cost.........................       50,000         50,000             --
                                                           ----------     ----------     ----------
      Total stockholders' equity........................      239,913        699,406      1,014,745
                                                           ----------     ----------     ----------
                                                           $1,386,135     $1,897,404     $1,995,659
                                                           ==========     ==========     ==========

                            SEE ACCOMPANYING NOTES.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                            STATEMENTS OF OPERATIONS

                                                              YEAR ENDED
                                                     -----------------------------   NINE MONTHS ENDED
                                                     DECEMBER 31,    DECEMBER 31,      SEPTEMBER 30,
                                                         1996            1997              1998
                                                     -------------   -------------   -----------------
Net revenue (Note 3)...............................   $4,848,112      $6,646,245         $5,416,982
Direct costs (Notes 6 and 9).......................    3,768,134       4,230,576          3,536,404
                                                      ----------      ----------         ----------
Gross margin.......................................    1,079,978       2,415,669          1,880,578
Operating expenses (Note 9):
  Selling..........................................      545,251         377,783            371,511
  General and administrative.......................    1,470,758       1,499,654          1,152,228
                                                      ----------      ----------         ----------
    Total operating expenses.......................    2,016,009       1,877,437          1,523,739
                                                      ----------      ----------         ----------
Income (loss) before provision for (benefit from)
  income taxes.....................................     (936,031)        538,232            356,839
Provision for (benefit from) income taxes..........      (86,947)         78,739             41,500
                                                      ----------      ----------         ----------
Net income (loss)..................................   $ (849,084)     $  459,493         $  315,339
                                                      ==========      ==========         ==========

                            SEE ACCOMPANYING NOTES.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                      COMMON     RETAINED    TREASURY
                                                      STOCK      EARNINGS     STOCK       TOTAL
                                                     --------   ----------   --------   ----------
Balance, January 1, 1996...........................   $1,500    $1,137,497   $     --   $1,138,997
Purchase of treasury stock (Note 6)................       --            --    (50,000)     (50,000)
Net loss...........................................       --      (849,084)        --     (849,084)
                                                      ------    ----------   --------   ----------
Balance, December 31, 1996.........................    1,500       288,413    (50,000)     239,913
Net income.........................................       --       459,493         --      459,493
                                                      ------    ----------   --------   ----------
Balance, December 31, 1997.........................    1,500       747,906    (50,000)     699,406
Retirement of treasury stock (Note 6)..............     (500)      (49,500)    50,000           --
Net income.........................................       --       315,339         --      315,339
                                                      ------    ----------   --------   ----------
Balance, September 30, 1998........................   $1,000    $1,013,745   $     --   $1,014,745
                                                      ======    ==========   ========   ==========

                            SEE ACCOMPANYING NOTES.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                            STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED            NINE MONTHS ENDED
                                                     ---------------------------   -----------------
                                                     DECEMBER 31,   DECEMBER 31,     SEPTEMBER 30,
                                                         1996           1997             1998
                                                     ------------   ------------   -----------------
Cash flows from operating activities:
  Net income (loss)................................    $(849,084)     $ 459,493        $ 315,339
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating
    activities:
    Depreciation and amortization..................      101,480         80,062          100,681
    Deferred income taxes..........................      (90,000)        67,000            1,000
    Change in assets and liabilities:
      Accounts receivable..........................      903,600       (741,527)           8,388
      Other current assets.........................       (9,509)       (13,863)          14,921
      Accounts payable and accrued expenses........      (88,006)        69,626           26,916
                                                       ---------      ---------        ---------
        Net cash provided by (used in) operating
          activities...............................      (31,519)       (79,209)         467,245
                                                       ---------      ---------        ---------
Cash flows from investing activities:
  Purchase of property and equipment...............      (55,995)       (33,157)        (162,882)
  Payments for software development................           --             --         (167,278)
                                                       ---------      ---------        ---------
        Cash used in investing activities..........      (55,995)       (33,157)        (330,160)
                                                       ---------      ---------        ---------
Cash flows from financing activities:
  Proceeds from (repayments of) notes payable......      225,000       (200,000)        (125,000)
  Proceeds from (repayments of) loans from
    stockholders...................................           --        120,000         (120,000)
  Repayments of (advances to) loans to
    stockholders...................................       88,850         70,150          (43,750)
  Repayments from (advances to) affiliates.........     (213,668)       267,994               --
  Purchase of common stock for treasury............      (50,000)            --               --
                                                       ---------      ---------        ---------
        Net cash provided by (used in) financing
          activities...............................       50,182        258,144         (288,750)
                                                       ---------      ---------        ---------
Net increase (decrease) in cash....................      (37,332)       145,778         (151,665)
Cash, beginning of year............................       71,536         34,204          179,982
                                                       ---------      ---------        ---------
Cash, end of year/period...........................    $  34,204      $ 179,982        $  28,317
                                                       =========      =========        =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year/period for:
  Interest.........................................    $  60,421      $   6,132        $  23,047
  Income taxes.....................................    $  10,093      $  14,414        $  10,715

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

    In connection with the retirement of 50 shares of treasury stock, $500 was charged against common stock and $49,500 was offset against retained earnings.

                            SEE ACCOMPANYING NOTES.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--THE COMPANY

    Advanced Communication Resources, Inc. (the "Company") provides computer consulting services, including consultation to Fortune 500, financial services and other companies located in the New York metropolitan area.

    On October 2, 1998, 100% of the Company's stock was acquired by USinternetworking, Inc.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost. Machinery and equipment and furniture and fixtures are depreciated by the straight-line method over estimated useful lives ranging from three to five years. Leasehold improvements are amortized over the shorter of the term of the lease or their estimated useful life. Major additions and betterments are capitalized, and repairs and maintenance are charged to operations in the period incurred.

INCOME TAXES

    The Company, with the consent of its stockholders, elected treatment as a small business corporation under Subchapter S of the Internal Revenue Code and the corresponding provisions of the New York State Franchise Tax law. Under the aforementioned provisions, corporate income or loss and any tax credits earned are included in the stockholders' individual income tax returns. The provision for income taxes represents New York State Subchapter S and New York City corporation taxes.

    The Company reports on a cash basis for income tax purposes. Deferred state and local taxes are provided for the differences between the cash basis of accounting and the accrual basis of accounting utilized in the preparation of these financial statements. Pursuant to the cash method of accounting, revenue is recorded when received, rather than when earned, and expenses are recorded when paid, rather than when incurred.

    In connection with the sale of the Company's stock, the subchapter S status for both federal and state purposes was technically terminated.

REVENUE RECOGNITION

    The Company recognizes revenue as professional services are performed. On fixed fee engagements, which historically have not been material, revenue is recognized as earned in accordance with the contract.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

COMPUTER SOFTWARE COSTS

    Pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," issued by the Financial Accounting Standards Board, the Company is required to capitalize certain software development and production costs once technological feasibility has been achieved. Software development costs incurred prior to achieving technological feasibility as well as certain licensing costs are charged to research and development expense as incurred. Computer software costs of $207,997 at September 30, 1998 and $40,719 at December 31, 1997 and 1996,
included in other assets, are recorded at cost and amortized by the straight-line method over three years. Amortization expense for the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996 amounted to $6,788, $6,786 and $6,877, respectively. Accumulated amortization amounted to $40,719, $33,931, and $26,359 at September 30, 1998, December 31, 1997 and
December 31, 1996, respectively.

    Capitalized software development and purchased software costs are reported at the lower of unamortized cost or net realizable value. Commencing upon initial product release, these costs are amortized based on the straight-line method over the estimated life, generally one year for internal software development costs and twelve to thirty-six months for purchased software. Fully amortized software costs are removed from the financial records.

ADVERTISING EXPENSES

    Advertising expenses amounting to approximately $7,600 and $20,500 for the years ended December 31, 1997 and 1996, respectively, are charged to operations during the period in which they are incurred.

NOTE 3--CONCENTRATION OF CREDIT RISK AND MAJOR CUSTOMERS

    The Company provides consulting services to companies in the financial services industry, primarily located in the New York metropolitan area. In the normal course of business, payment for the Company's services is due generally within thirty days of invoicing. Management's credit evaluation process and the reasonably short collection terms help mitigate any risks. At September 30, 1998, three customers comprised approximately 8% ($124,000), 10% ($155,000) and 13% ($202,000) of the Company's outstanding accounts receivable. These same three customers accounted for approximately 16% ($867,000), 12% ($650,000) and 11% ($596,000) of net revenue for the nine months ended September 30, 1998. At December 31, 1997, two customers comprised approximately 17% ($265,000) and 21% ($327,000) of the Company's outstanding accounts receivable. These same two customers accounted for approximately 23% ($1,529,000) and 19% ($1,263,000) of net revenue for the year ended December 31, 1997. Additionally, three customers accounted for approximately 26% ($1,261,000), 14% ($679,000) and 12% ($582,000)
of net revenue for the year ended December 31, 1996.

    The Company places its cash with financial institutions. Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 4--PROPERTY AND EQUIPMENT

    Property and equipment is comprised of:

                                                                 DECEMBER 31,
                                                              -------------------   SEPTEMBER 30,
                                                                1996       1997         1998
                                                              --------   --------   -------------
Machinery and equipment.....................................  $247,047   $280,204     $313,318
Furniture and fixtures......................................    45,042     45,042       65,528
Leasehold improvements......................................    57,079     57,079       68,742
                                                              --------   --------     --------
                                                               349,168    382,325      447,588
Less: Accumulated depreciation and amortization.............   204,978    271,468      267,562
                                                              --------   --------     --------
                                                              $144,190   $110,857     $180,026
                                                              ========   ========     ========

NOTE 5--NOTES PAYABLE

    Notes payable consists of:

                                                          DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                              1996           1997           1998
                                                          ------------   ------------   -------------
Bank credit facility providing for a $750,000 line of
credit. Borrowings for advances under the line bear
interest at 1% above the prime rate (9.5% at December
31, 1997). The line is collateralized by substantially
all of the Company's assets and is personally guaranteed
by the Company's stockholders...........................    $     --       $400,000       $400,000

Demand note payable to a commercial bank which bore
interest at 1% in excess of the bank's prime lending
rate (9.75% at December 31, 1996); the note was
collateralized by all of the assets of the Company and
was personally guaranteed by the Company's
stockholders............................................     500,000             --             --

Installment note payable to a former stockholder which
bears interest at 75% of the prime lending rate of a
commercial bank (6.37% at December 31, 1997). The note
is collateralized by fifty shares of the Company's
treasury stock held in escrow by the former stockholder
and subordinated to the Company's bank debt. Principal
payments in the amount of $25,000 are to be made
quarterly through March 1, 1999 (A).....................     225,000        125,000             --
                                                            --------       --------       --------

                                                            $725,000       $525,000       $400,000
                                                            ========       ========       ========

    On October 2, 1998 the credit facility was paid in full.

------------------------

(A) The note contains provisions for minimum working capital, current ratio and stockholders' equity. The arrangement also limits compensation to the officers of the Company. At December 31, 1997 and 1996, the Company was in violation of certain financial covenants. Accordingly, the entire balance outstanding as of December 31, 1997 and 1996 has been classified as a current liability.

                     ADVANCED COMMUNICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 6--STOCKHOLDERS' EQUITY

TREASURY STOCK

    On December 13, 1995, the Company entered into a stock purchase agreement to purchase a stockholder's 33.3% common stock interest in the Company. The purchase price for the stock was $50,000, paid upon execution of the purchase agreement. The transaction was consummated during 1996.

    During September 1998, the Company retired 50 shares of treasury stock.

    In connection with the stock purchase agreement, the Company entered into a one year $350,000 consulting agreement with the former stockholder with $50,000 payable upon closing and $25,000 per quarter payable over three years. In addition, the Company entered into a non-compete agreement with the stockholder covering one year for which the former stockholder was paid $100,000. The amounts related to the above agreements were charged to operations in 1996 and are included in the accompanying statement of operations.

NOTE 7--INCOME TAXES

    The provision for (benefit from) state and local income taxes for the periods ended consists of:

                                                          DECEMBER 31,   DECEMBER 31,   SEPTEMBER 30,
                                                              1996           1997           1998
                                                          ------------   ------------   -------------
Current.................................................    $  3,053        $11,739        $40,500
Deferred................................................     (90,000)        67,000          1,000
                                                            --------        -------        -------
                                                            $(86,947)       $78,739        $41,500
                                                            ========        =======        =======

    The Company's provision for local income taxes for the nine months ended September 30, 1998 and for the years ended December 31, 1997 and 1996 was determined under the alternative tax method.

    The Company's effective state and local tax rate for the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996 was 11.6%, 17%, and 13.6%, respectively.

    Deferred state and local income taxes arise from the difference in the amount of revenue and expenses reported on the accrual method of accounting for financial statement reporting and the cash method of accounting for income tax purposes.

NOTE 8--RETIREMENT PLAN

    The Company formed an IRS approved 401(k) plan during 1996, covering all eligible full-time employees. Contributions to the plan are based upon a matching contribution of 50% of employee contributions limited to 3% of salary. For the nine months ended September 30, 1998 and years ended December 31, 1997 and 1996, 401(k) expense amounted to approximately $35,000, $45,000 and $47,000, respectively.

NOTE 9--RELATED PARTY TRANSACTIONS

CONSULTING SERVICES

    The Company subcontracts the consulting services of two companies affiliated through common minority ownership interests. For the year ended December 31, 1997, fees incurred and paid to these

                     ADVANCED COMMUNICATION RESOURCES, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 9--RELATED PARTY TRANSACTIONS (CONTINUED)

companies amounted to $125,000. There were no fees incurred during the year ended December 31, 1996.

RENT EXPENSE

    The Company occupies office space leased by an affiliate. Total rent charged to operations for the years ended December 31, 1997 and 1996 were approximately $90,000 and $75,000, respectively. For the nine months ended September 30, 1998 total rent expense charged to operations was approximately $71,000. These amounts will not be repaid.

DUE FROM AFFILIATE

    During 1996, the Company made non-interest bearing advances to an affiliate. These advances were repaid in full during 1997.

DUE TO/FROM STOCKHOLDERS

    Advances to and from the Company's stockholders are non-interest bearing and are due (payable) on demand.

NOTE 10--COMMITMENTS AND CONTINGENCIES

LETTER OF CREDIT

    At December 31, 1997, the Company is contingently liable pursuant to a letter of credit in the amount of $10,000 in favor of a trade organization's legal defense fund. A certificate of deposit in the amount of $10,000 collateralizes the Company's obligation and is included in other current assets in the accompanying balance sheets.

ASSIGNMENT OF LEASE

    On October 2, 1998, the Company assumed the lease obligation of an affiliate. Future minimum lease payments, excluding escalation charges, are as follows:

YEAR ENDING
DECEMBER 31,
------------
1998-Remainder..............................................  $ 29,000
1999........................................................   120,000
2000........................................................   124,000
2001........................................................   128,000
2002........................................................   131,000
Thereafter..................................................    33,000
                                                              --------
                                                              $565,000..
                                                              ========

EMPLOYEE AND CONTRACTOR AGREEMENTS

    The Company executes agreements with all technical employees and contractors which contain certain provisions designed to protect the Company's intellectual property. The agreements provide for an indefinite term, cancellable by either party upon ten days written notice.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

    The following Unaudited Pro Forma Consolidated Statement of Operations is based on the historical consolidated financial statements of USI and the historical financial statements of ACR and IIT during the periods presented, adjusted to give effect to those acquisitions.

    The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998 gives effect to the acquisitions as if they had occurred as of January 1, 1998. The pro forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that management believes are reasonable.

    The Unaudited Pro Forma Consolidated Statement of Operations does not purport to represent what USI's results of operations would actually have been had the acquisitions in fact occurred on such dates or to project USI's results of operations for any future date or period. The Unaudited Pro Forma Consolidated Statement of Operations should be read in conjunction with the consolidated financial statements of USI, ACR and IIT, and the related notes thereto, included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    IIT was purchased in September 1998 and ACR was purchased in October 1998 and have been accounted for under the purchase method of accounting. The total purchase price for each of the acquisitions has been allocated to the identifiable tangible and intangible assets and liabilities of the applicable acquired business based upon their fair values with the remainder allocated to goodwill.

                            USINTERNETWORKING, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        HISTORICAL     PRO FORMA        PRO FORMA
                                        USI(1)      ACR        IIT        TOTAL      ADJUSTMENTS(2)    CONSOLIDATED
                                       --------   --------   --------   ----------   --------------    ------------
Revenues.............................  $    119    $7,489     $6,900     $ 14,508       $  (570)(a)      $ 13,938
                                       --------    ------     ------     --------       -------          --------
Costs and expenses:
  Cost of sales and services.........     3,111     4,868      3,781       11,760            --            11,760
  Selling, general and administrative
    expenses.........................    27,524     2,172      2,299       31,995         3,738 (b)        35,733
  Non-cash stock compensation
    expense..........................       231        --         --          231            --               231
                                       --------    ------     ------     --------       -------          --------
  Operating income (loss)............   (30,747)      449        820      (29,478)       (4,308)          (33,786)
  Interest income....................      (365)       --         --         (365)           --              (365)
  Interest expense...................     2,675        24          6        2,705            --             2,705
                                       --------    ------     ------     --------       -------          --------
Income (loss) before income taxes....   (33,057)      425        814      (31,818)       (4,308)          (36,126)
Provision for income taxes...........        --        14         --           14            --                14
                                       --------    ------     ------     --------       -------          --------
Net (loss) income....................  $(33,057)   $  411     $  814     $(31,832)      $(4,308)         $(36,140)
                                       ========    ======     ======     ========       =======          ========
Basic and diluted loss per common
  share attributable to common
  stockholders.......................                                                                    $ (38.55)
                                                                                                         --------

------------------------

(1) For the period from inception, January 14, 1998, to December 31, 1998.

(2) Pro forma adjustments to the unaudited consolidated statement of operations for the twelve months ended December 31, 1998 are made to reflect the following:

    (a) To record the elimination of intercompany revenue.

    (b) To record amortization of goodwill related to the acquisitions over the estimated useful life of 5 years. This additional amortization is not deductible for income tax purposes.

                            USINTERNETWORKING, INC.

                                     [LOGO]

                                  $125,000,000

             7% CONVERTIBLE SUBORDINATED NOTES DUE NOVEMBER 1, 2004
                 AND 5,031,181 SHARES OF COMMON STOCK ISSUABLE
                          UPON CONVERSION OF THE NOTES
                         112,701 SHARES OF COMMON STOCK

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses, all of which will be borne by the Company, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC Registration Fee........................................  $ 34,392
Accounting Fees and Expenses................................    40,000
Legal Fees and Expenses.....................................   100,000
Printing and Mailing Expenses...............................    50,000
Miscellaneous...............................................    10,000
                                                              ========
Total.......................................................  $234,392
                                                              --------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware ("Section 145") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145 requires that such person be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

    Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in
Section 145.

    The Company's Certificate provides that an officer or director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as an officer or director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its officers or directors from compliance with federal or state securities laws. The Certificate also generally provides that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such Proceeding. An officer or director shall not be entitled to indemnification by the Company if (i) the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, or (ii) with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

    The Bylaws of the Company provide that it shall indemnify any person who is made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company, and may indemnify any employee or agent of the Company in such circumstances, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding. No indemnification may be provided for any person who shall have been finally adjudicated not to have acted honestly or in the reasonable belief that his or her action was in or not opposed to the best interests of the Company or who had reasonable cause to believe that his or her conduct was unlawful. Indemnification must be provided to any director, officer, employee or agent of the Company to the extent such person has been successful, on the merits or otherwise, in defense of any action or claim described above. Any indemnification under this provision of the Bylaws, unless required under the Bylaws or ordered by a court, can be made only as authorized in each specific case upon a determination by a majority of disinterested directors or by independent legal counsel or by the shareholders that such indemnification is appropriate under the standard set forth in the preceding sentence.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Set forth in chronological order is information regarding all securities sold and employee stock options granted by the Company since January 14, 1998. Further included is the consideration, if any, received by the Company for such securities, and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), and the rules of the Securities and Exchange Commission under which exemption from registration was claimed. All awards of options did not involve any sale under the Securities Act. None of these securities were registered under the Securities Act. Except as described below, no sale of securities involved the use of an underwriter and no commissions were paid in connection with the sales of any securities.

1. At various times during the period from January 1998 through March 22, 1999, the Company granted to employees and directors options to purchase an aggregate of 3,426,869 shares of Common Stock with exercise prices ranging from $2.64 per share to $6.00 per share. The issuance of these securities were not registered under the Securities Act in reliance upon Rule 701 of the rules promulgated under the Securities Act.

2. On January 14, 1998, the Company issued 625,000 shares of Common Stock to Christopher R. McCleary for $5,000 in cash.

3. On April 1, 1998, the Company issued 718,750 shares of Common Stock to Stephen E. McManus and Christopher Poelma for an aggregate purchase price of $57,500. The purchase price for the Common Stock was paid with cash and notes payable to the Company.

4. On May 31, 1998, the Company issued 38,333.33 shares of Series A Preferred Stock for an aggregate purchase price of $23 million to the Initial
    Series A Investors. The purchase price for such shares was paid in cash at the time of the issuance. The Company simultaneously issued 1,666.67 shares of Series A Preferred Stock for an aggregate purchase price of $1 million to Christopher R. McCleary. The purchase price for such shares was paid by the forgiveness by Mr. McCleary of $1 million of debt that the Company owed him.

5. On June 18, 1998, the Company issued 5,000 shares of Series A Preferred Stock for an aggregate purchase price of $3 million to certain of the Initial Series A Purchasers. The Company simultaneously issued 5,833.33 shares of Series A Preferred Stock for $3.5 million to U S WEST. The purchase price for such shares was paid in cash at the time of issuance.

6. On June 19, 1998, the Company issued 3,000 shares of Series A Preferred Stock for an aggregate purchase price of $1.6 million to HAGC Partners, Chris Horgan (who later transferred his interest to his affiliate, Southeastern Technology Fund, L.P.) and the Account Management Purchasers. The purchase price for such shares was paid in cash at the time of issuance. The Company simultaneously issued 1,166.67 shares of Series A Preferred Stock for a purchase price of $700,002 to USI Partners. The purchase price for such shares was paid in cash at the time of issuance.

7. On July 27, 1998, the Company issued to Andrew A. Stern 625,000 shares of Common Stock with a fair market value of $1,000,000. Mr. Stern paid $5,000 in cash for these shares, and the remainder was recorded as a compensation expense to the Company.

8. On September 8, 1998, the Company issued convertible promissory notes in the aggregate amount of $9,095,000, together with warrants to purchase 974,450 shares of Common Stock for $3.44 per share, to certain of the existing holders of the Series A Preferred Stock. The purchase price for such notes and warrants was paid in cash at the time of issuance. The Company also issued warrants to purchase 50,000 shares of Common Stock for $16.00 per share, to IIT as part of the purchase price paid in the acquisition of IIT.

9. On September 22, 1998, the Company issued warrants to purchase 74,404 shares of Common Stock for $3.36 per share to Trans America Business Credit in connection with loans the Company obtained from it.

10. On September 30, 1998, the Company issued warrants to purchase 971 shares of Series B Preferred Stock for $1,050.00 per share, to Venture Lending and Leasing in connection with loans the Company obtained from it.

11. On October 2, 1998, the Company issued warrants to purchase 50,000 shares of Common Stock for $16.00 per share, to ACR as part of the purchase price paid in the acquisition of ACR.

12. On December 16, 1998, the Company issued convertible promissory notes in the aggregate amount of $8 million to certain of the existing holders of the Series A Preferred Stock. The purchase price for such notes was paid in cash at the time of issuance.

13. On December 18, 1998, the Company issued warrants to purchase 17,857 shares of Common Stock for $3.36 per share, to Leasing Technology, Inc. in connection with loans the Company obtained from it.

14. On December 24, 1998, the Company issued convertible promissory notes in the amount of $5 million to U S WEST. The purchase price for such notes was paid in cash at the time of issuance.

15. On December 31, 1998, the Company issued 59,278.56 shares of Series B Preferred Stock for an aggregate purchase price of $62,242,500 to certain holders of the convertible promissory notes described above, certain holders of Series A Preferred Stock, and a number of new investors. Of the total purchase price for such shares, $40,147,500 was paid in cash and $22,095,000 was paid by conversion of outstanding convertible promissory notes with an equivalent principal amount, all at the time of issuance.

16. On October 8, 1999, the Company entered into an asset purchase agreement with Conklin & Conklin, Inc. A portion of the purchase price is to be paid in shares of the Company's Common Stock in January 2002 in accordance with the formula set forth in the asset purchase agreement.

17. On October 29, 1999 the Company issued $100,000,000 7% Convertible Subordinated Notes Due November 1, 2004. The purchase price of such notes was paid in cash at the time of issuance. The issuance of these notes was not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, and resales of these Notes have been exempt from registration under Rule 144A.

18. On November 5, 1999 the Company issued $25,000,000 7% Convertible Subordinated Notes Due November 1, 2004. The purchase price of such notes was paid in cash at the time of issuance. The issuance of these notes was not registered under the Securities Act in reliance on the exemption from registration provided by Section 4(2) of the Securities Act, and resales of these Notes have been exempt from registration under Rule 144A.

    The issuances and resales of the securities above were made in reliance on one or more exemptions from registration under the Securities Act, including those provided by Section 4(2) and Rules 144A and 701 thereunder. The purchasers of these securities represented that they had adequate access, through their employment with the Company or otherwise, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

       EXHIBIT
         NO.            DESCRIPTION
       -------          -----------
      3.1(a)            Second Amended and Restated Certificate of Incorporation of
                        the Company.

      3.2(a)            Amended and Restated Bylaws of the Company.

      4.1(b) Specimen Certificate for shares of Common Stock, $.001 par value, of the Company.

      4.2(c)            Indenture for the 7% Convertible Subordinated Notes due
                        November 1, 2004 between the Company, as issuer, and the
                        Bank of New York, as Trustee, dated as of October 29, 1999.

      5.1(*)            Opinion of Latham & Watkins with respect to the validity of the Common Stock.

     10.1(b)            Stock Purchase Agreement between the Company and the Initial
                        Series A Purchasers dated June 18, 1998.

     10.2(b)            Stock Purchase Agreement between the Company and certain of the Initial Series A Purchases dated September 18, 1998.

     10.3(b) Stock Purchase Agreement between the Company and US WEST dated June 18, 1998.

     10.4(b)            Stock Purchase Agreement between the Company and the Account
                        Management Purchasers dated June 19, 1998.

     10.5(b)            Stock Purchase Agreement between the Company and HAGC
                        Partners dated June 19, 1998.

     10.6(b)            Stock Purchase Agreement between the Company and Chris
                        Horgen dated June 19, 1998.

       EXHIBIT
         NO.            DESCRIPTION
       -------          -----------
     10.7(b)            Stock Purchase Agreement between the Company and USI
                        Partners, Ltd. dated June 19, 1998.

     10.8(b)            Stock Purchase Agreement among the Company, IIT Holding,
                        Inc., Luis Sebastian Alegrett, Michael Mai, Carlos E. Bravo,
                        and Vicente Perez de Tudela dated August 28, 1998.

     10.9(b)            Amended and Restated Stock Purchase Agreement among the
                        Company, Advanced Communication Resources, Inc., Matthew D.
                        Kanter, The Benjamin Kanter 1997 QSST Trust, the Ronald
                        Kanter 1997 QSST Trust and David S. Walden dated October 2,
                        1998.

     10.10(b) Stock Purchase Agreement between the Company and certain other parties dated December 31, 1998.

     10.11(b)           Amended and Restated Stockholders Agreement between the
                        Company and certain other parties dated December 31, 1998.

     10.12(b)           Employment Agreement between the Company and Christopher R.
                        McCleary dated May 29, 1998.

     10.13(b)           Employment Agreement between the Company and Stephen E.
                        McManus dated June 2, 1998.

     10.14(b)           Employment Agreement between the Company and Andrew A. Stern dated July 27, 1998.

     10.15(b)           Employment Agreement between the Company and Jeffrey L.
                        McKnight dated December 15, 1998.

     10.16(b)(e)        iMAP Agreement between the Company and US WEST, Inc. dated
                        January 15, 1999.

     10.17(b)(e)        Note Purchase Agreement among the Company and the Account
                        Management Purchasers dated September 8, 1998.

     10.18(b)(e)        Note Purchase Agreement between the Company and Southeastern
                        Technology Fund, L.P. dated September 8, 1998.

     10.19(b)(e)        Software License and Services Agreement between the Company and Broadvision, Inc. dated July 22, 1998.

     10.20(d)           Note Purchase Agreement among the Company and the Account
                        Management Purchasers dated September 8, 1998.

     10.21(d)           Note Purchase Agreement between the Company and the
                        Southeastern Technology Fund, L.P. dated September 8, 1998.

     10.22(b) Note Purchase Agreement between the Company and certain other parties dated September 8, 1998.

     10.23(d)           Note Purchase Agreement between the Company and US WEST,
                        Inc. dated September 8, 1998.

     10.24(b) Note Purchase Agreement between the Company and certain other parties dated December 16, 1998.

     10.25(b) Note Purchase Agreement between the Company and US WEST dated December 29, 1998.

     10.26(b)(e)        SiebelNet Agreement between the Company and SiebelNet, Inc.
                        dated January 31, 1999.

       EXHIBIT
         NO.            DESCRIPTION
       -------          -----------
     10.27(b)(e)        Marketing Services Agreement by and between the Company, and
                        US West Communications Services, Inc. and US WEST Interprise
                        America, Inc. dated January 31, 1999.

     10.28(b) Lease Agreement between Consortium One--Annapolis, LLC and the Company dated April 3, 1998.

     10.29(b)           Amended and Restated Stock Option Plan.

     10.30(b)           Nonqualified Stock Option Agreement between USI and
                        Christopher McCleary dated March 19, 1999.

     10.31(a)           Registration Rights Agreement between the Company and Credit
                        Suisse First Boston Corporation, Morgan Stanley & Co.
                        Incorporated, Bear, Stearns & Co. Inc., Legg Mason Wood
                        Walker, Incorporated, Wasserstein Perella Securities, Inc.,
                        C.E. Unterberg, Towbin and The Robinson-Humphrey Company,
                        LLC for the benefit of the holders of the 7% Convertible
                        Subordinated Notes due November 1, 2004.

     21.1(a)            Subsidiaries of the Company.

     23.1(a) Consent of Mahoney Cohen & Company, P.C., independent auditors (regarding ACR financial statements).

     23.2(a)            Consent of Bassan & Associados S.C., independent auditors
                        (regarding IIT financial statements).

     23.3(a)            Consent of Ernst & Young LLP, independent auditors
                        (regarding IIT financial statements).

     23.4(a)            Consent of Ernst & Young LLP, independent auditors
                        (regarding the Company's financial statements).

     23.5(*)            Consent of Latham & Watkins (included in Exhibit 5.1).

     24.1(a)            Power of Attorney (included on signature page).

     25.1(a)            Form T-1 Statement of Eligibility under the Trust Indenture
                        Act of 1939, as amended, of Bank of New York as Trustee
                        under the Indenture for the 7% Convertible Subordinated
                        Notes due November 1, 2004.

     27.1(a)            Financial Data Schedule.

------------------------

*   To be filed by amendment.

(a) Filed herewith.

(b) Incorporated by reference to the Company's Registration Statement on Form S-1, as amended (Reg. No. 333-70717)

(c) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed by the Company on November 15, 1999.

(d) Not filed, in accordance with Instruction No. 2 to Item 601 of Regulation S-K, because the contract is substantially identical to Exhibit 10.22 except as to the parties thereto and the principal amount of the note.

(e) Confidential treatment obtained as to certain portions.

    (b) Schedules

    All schedules have been omitted because they are not required or because the required information is given in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions contained in the Articles of Incorporation, as amended, and By-Laws, as amended, of the Company and the laws of the State of Delaware or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matters have been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Usinternetworking, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Annapolis, Maryland on December 21, 1999.

                                                       USINTERNETWORKING, INC.

                                                       By:         /s/ CHRISTOPHER R. MCCLEARY
                                                            -----------------------------------------
                                                                     Christopher R. McCleary
                                                                    CHAIRMAN OF THE BOARD AND
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Christopher R. McCleary, Harold C. Teubner, Jr. and William T. Price, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments thereto (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                                                       Chairman of the Board and
             /s/ CHRISTOPHER R. MCCLEARY                 Chief Executive Officer
     -------------------------------------------         (Principal Executive       December 21, 1999
               Christopher R. McCleary                   Officer)

               /s/ STEPHEN E. MCMANUS                  President--E-Commerce
     -------------------------------------------         Business Unit and          December 21, 1999
                 Stephen E. McManus                      Director

                                                       Executive Vice President
             /s/ HAROLD C. TEUBNER, JR.                  and Chief Financial
     -------------------------------------------         Officer (Principal         December 21, 1999
               Harold C. Teubner, Jr.                    Financial and Accounting
                                                         Officer)

                        NAME                                      TITLE                    DATE
                        ----                                      -----                    ----
                 /s/ R. DEAN MEISZER
     -------------------------------------------       Director                     December 21, 1999
                   R. Dean Meiszer

                /s/ BENJAMIN DIESBACH
     -------------------------------------------       Director                     December 21, 1999
                  Benjamin Diesbach

                 /s/ RAY A. ROTHROCK
     -------------------------------------------       Director                     December 21, 1999
                   Ray A. Rothrock

                 /s/ FRANK A. ADAMS
     -------------------------------------------       Director                     December 21, 1999
                   Frank A. Adams

               /s/ WILLIAM F. EARTHMAN
     -------------------------------------------       Director                     December 21, 1999
                 William F. Earthman

                  /s/ JOHN H. WYANT
     -------------------------------------------       Director                     December 21, 1999
                    John H. Wyant

                 /s/ JOSEPH R. ZELL
     -------------------------------------------       Director                     December 21, 1999
                   Joseph R. Zell

                /s/ MICHAEL C. BROOKS
     -------------------------------------------       Director                     December 21, 1999
                  Michael C. Brooks

                 /s/ DAVID J. POULIN
     -------------------------------------------       Director                     December 21, 1999
                   David J. Poulin

                /s/ CATHY M. BRIENZA
     -------------------------------------------       Director                     December 21, 1999
                  Cathy M. Brienza

                                 EXHIBIT INDEX

       EXHIBIT
         NO.               DESCRIPTION
       -------             -----------
      3.1(a)               Second Amended and Restated Certificate of Incorporation of
                           the Company.

      3.2(a)               Amended and Restated Bylaws of the Company.

      4.1(b)               Specimen Certificate for shares of Common Stock, $.001 par value, of the Company.

      4.2(c)               Indenture for the 7% Convertible Subordinated Notes due
                           November 1, 2004, between the Company, as issuer, and the
                           Bank of New York, as Trustee, dated as of October 29, 1999.

      5.1(*)               Opinion of Latham & Watkins with respect to the validity of the Common Stock.

     10.1(b)               Stock Purchase Agreement between the Company and the Initial
                           Series A Purchasers dated June 18, 1998.

     10.2(b)               Stock Purchase Agreement between the Company and certain of the Initial Series A Purchases dated September 18, 1998.

     10.3(b)               Stock Purchase Agreement between the Company and US WEST
                           dated June 18, 1998.

     10.4(b)               Stock Purchase Agreement between the Company and the Account
                           Management Purchasers dated June 19, 1998.

     10.5(b)               Stock Purchase Agreement between the Company and HAGC
                           Partners dated June 19, 1998.

     10.6(b)               Stock Purchase Agreement between the Company and Chris
                           Horgen dated June 19, 1998.

     10.7(b)               Stock Purchase Agreement between the Company and USI
                           Partners, Ltd. dated June 19, 1998.

     10.8(b)               Stock Purchase Agreement among the Company, IIT Holding,
                           Inc., Luis Sebastian Alegrett, Michael Mai, Carlos E. Bravo,
                           and Vicente Perez de Tudela dated August 28, 1998.

     10.9(b)               Amended and Restated Stock Purchase Agreement among the
                           Company, Advanced Communication Resources, Inc., Matthew D.
                           Kanter, The Benjamin Kanter 1997 QSST Trust, the Ronald
                           Kanter 1997 QSST Trust and David S. Walden dated October 2,
                           1998.

     10.10(b)              Stock Purchase Agreement between the Company and certain
                           other parties dated December 31, 1998.

     10.11(b)              Amended and Restated Stockholders Agreement between the
                           Company and certain other parties dated December 31, 1998.

     10.12(b)              Employment Agreement between the Company and Christopher R.
                           McCleary dated May 29, 1998.

     10.13(b)              Employment Agreement between the Company and Stephen E.
                           McManus dated June 2, 1998.

     10.14(b)              Employment Agreement between the Company and Andrew A. Stern dated July 27, 1998.

       EXHIBIT
         NO.               DESCRIPTION
       -------             -----------
     10.15(b)              Employment Agreement between the Company and Jeffrey L.
                           McKnight dated December 15, 1998.

     10.16(b)(e)           iMAP Agreement between the Company and US WEST, Inc. dated
                           January 15, 1999.

     10.17(b)(e)           Note Purchase Agreement among the Company and the Account
                           Management Purchasers dated September 8, 1998.

     10.18(b)(e)           Note Purchase Agreement between the Company and Southeastern
                           Technology Fund, L.P. dated September 8, 1998.

     10.19(b)(e)           Software License and Services Agreement between the Company and Broadvision, Inc. dated July 22, 1998.

     10.20(d)              Note Purchase Agreement among the Company and the Account
                           Management Purchasers dated September 8, 1998.

     10.21(d)              Note Purchase Agreement between the Company and the
                           Southeastern Technology Fund, L.P. dated September 8, 1998.

     10.22(b) Note Purchase Agreement between the Company and certain other parties dated September 8, 1998.

     10.23(d)              Note Purchase Agreement between the Company and US WEST,
                           Inc. dated September 8, 1998.

     10.24(b) Note Purchase Agreement between the Company and certain other parties dated December 16, 1998.

     10.25(b) Note Purchase Agreement between the Company and US WEST dated December 29, 1998.

     10.26(b)(e)           SiebelNet Agreement between the Company and SiebelNet, Inc.
                           dated January 31, 1999.

     10.27(b)(e)           Marketing Services Agreement by and between the Company, and
                           US West Communications Services, Inc. and US WEST Interprise
                           America, Inc. dated January 31, 1999.

     10.28(b)              Lease Agreement between Consortium One--Annapolis, LLC and the Company dated April 3, 1998.

     10.29(b)              Amended and Restated Stock Option Plan.

     10.30(b)              Nonqualified Stock Option Agreement between the Company and
                           Christopher McCleary dated March 19, 1999.

     10.31(a)              Registration Rights Agreement between the Company and Credit
                           Suisse First Boston Corporation, Morgan Stanley & Co.
                           Incorporated, Bear, Stearns & Co. Inc., Legg Mason Wood
                           Walker, Incorporated, Wasserstein Perella Securities, Inc.,
                           C.E. Unterberg, Towbin and The Robinson-Humphrey Company,
                           LLC for the benefit of the holders of the 7% Convertible
                           Subordinated Notes due November 1, 2004.

     21.1(a)               Subsidiaries of the Registrant.

     23.1(a) Consent of Mahoney Cohen & Company, P.C., independent auditors (regarding ACR financial statements).

     23.2(a)               Consent of Bassan & Associados S.C., independent auditors
                           (regarding IIT financial statements).

       EXHIBIT
         NO.               DESCRIPTION
       -------             -----------
     23.3(a)               Consent of Ernst & Young LLP, independent auditors
                           (regarding IIT financial statements).

     23.4(a)               Consent of Ernst & Young LLP, independent auditors
                           (regarding the Company's financial statements).

     23.5(*)               Consent of Latham & Watkins (included in Exhibit 5.1).

     24.1(a)               Power of Attorney (included on signature page).

     25.1(a)               Form T-1 Statement of Eligibility under the Trust Indenture
                           Act of 1939, as amended, of Bank of New York, as Trustee,
                           under the Indenture for the 7% Convertible Subordinated
                           Notes due November 1, 2004.

     27.1(a)               Financial Data Schedule.

------------------------

*   To be filed by amendment.

(a) Filed herewith.

(b) Incorporated by reference to the Company's Registration Statement of Form S-1, as amended (Reg. No. 333-70717)

(c) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 filed by the Company on November 15, 1999.

(d) Not filed, in accordance with Instruction No. 2 to Item 601 of Regulation S-K, because the contract is substantially identical to Exhibit 10.22 except as to the parties thereto and the principal amount of the note.

(e) Confidential treatment obtained as to certain portions.